Exhibit 10.1
FIRST AMENDMENT AND CONSENT TO AMENDED AND RESTATED REVOLVING
CREDIT AND TERM LOAN AGREEMENT
     This FIRST AMENDMENT AND CONSENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of March 3, 2009 (this “Amendment”), is by and among (a) EMMIS COMMUNICATIONS CORPORATION (the “Parent”), an Indiana corporation, (b) EMMIS OPERATING COMPANY (the “Borrower”), an Indiana corporation, (c) certain Lenders (as defined below) and (d) BANK OF AMERICA, N. A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Parent, the lending institutions party thereto (the “Lenders”), the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     WHEREAS, the Borrower has requested that the Required Lenders and the Administrative Agent consent to the purchase by the Parent of a portion of the Tranche B Term Loan for an aggregate purchase price not to exceed the Tranche B Adjusted Purchase Price (as hereinafter defined) as specifically set forth in this Amendment;
     WHEREAS, the Borrower, the Parent, the Required Lenders and the Administrative Agent have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Amendment;
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Parent, the Lenders and the Administrative Agent hereby agree as follows:
     §1. Limited Consent. Subject to the terms and conditions set forth herein and notwithstanding the definition of “Eligible Assignee” set forth in the Credit Agreement, the Required Lenders and the Administrative Agent hereby consent to the purchase by the Parent of a portion of the Tranche B Term Loan for an aggregate purchase price not to exceed the Tranche B Adjusted Purchase Price pursuant to one or more Dutch Auctions (as hereinafter defined) at any time or times prior to the first anniversary of this Amendment, provided that with each such purchase of the Tranche B Term Loan by the Parent, each of the Permitted Tranche B Term Loan Purchase Conditions (as hereinafter defined) shall be satisfied prior to or simultaneously with each such purchase. At no time shall the Parent be considered a “Lender” under the Credit Agreement or any other Loan Document for any purpose, which includes, without limitation, for the purpose of voting interests held by the Parent while holding such outstanding Tranche B Term Loans and related Obligations. Any purchase of any portion of the Tranche B Term Loan by the Parent other than a purchase which is in all material respects conducted pursuant to the process and in accordance with the conditions described in the first sentence of this §1 shall constitute an Event of Default under the Credit Agreement.

     As used herein:
     “Dutch Auction” means one or more purchases by the Parent of a portion of the Tranche B Term Loan; provided that each such purchase is made on the following basis:
     (i) the Parent will notify Bank of America, N.A. (“Bank of America”) and the Administrative Agent in writing substantially in the form of Annex III hereto (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to all of the Tranche B Lenders holding the Tranche B Term Loan) that Parent wishes to make an offer to purchase the Tranche B Term Loan in an aggregate purchase amount as is specified by the Parent (the “Purchase Amount”) subject to a range or minimum discount to par expressed as a price or range of prices at which the Parent would consummate the purchase of a portion of the Tranche B Term Loan (the “Offer Price”); provided that (A) the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (B) at the time of delivery of the Purchase Notice to Bank of America and the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall, in the case of a Purchase Notice delivered by the Parent, be certified by the Parent and the Borrower as being satisfied in such Purchase Notice); (C) the Purchase Amount specified in each Purchase Notice delivered by the Parent to Bank of America and the Administrative Agent shall not be less than $5,000,000 in the aggregate; and (D) at no time shall the aggregate purchase price for all such purchases of the Tranche B Term Loan by the Parent in all Dutch Auctions exceed the Tranche B Adjusted Purchase Price;
     (ii) the Parent will allow each Tranche B Lender holding a Tranche B Term Loan to submit a notice of participation substantially in the form of Annex IV hereto (each, a “Return Bid”) which shall specify (A) one or more discounts to par of such Tranche B Lender’s Tranche B Term Loan expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price specified in such Purchase Notice) and (B) the principal amount of such Tranche B Lender’s Tranche B Term Loan at which such Tranche B Lender is willing to sell at each such Acceptable Price (the “Reply Amount”);
     (iii) based on the Acceptable Prices and Reply Amounts of the Tranche B Term Loan as are specified by the Tranche B Lenders, Bank of America in consultation with the Parent will determine the applicable discount (the “Applicable Discount”) which will be the lower of (A) the lowest Acceptable Price at which the Parent can complete the Purchase for the entire Purchase Amount and (B) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow the Parent to complete a purchase of the entire Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;
     (iv) the Parent shall purchase the Tranche B Term Loan (or the respective portions thereof) from each Tranche B Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (the “Qualifying Bids”) at the Applicable Discount plus accrued and unpaid interest thereon through the date of such purchase (such Tranche B Term Loans being referred to as “Qualifying Loans” and such Tranche B Lenders being referred to as “Qualifying Lenders”), subject to clauses (v), (vi) and (vii) below;
     (v) the Parent shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount plus accrued and unpaid interest thereon through the date of such purchase; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Purchase Amount, the Parent shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;
     (vi) the purchase by the Parent of a portion of the Tranche B Term Loan shall be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Parent) mutually acceptable to the Administrative Agent and the Parent (provided that such purchase of the Tranche B Term Loan by the Parent shall be required to be consummated no later than three (3) Business Days after the time that Return Bids are required to be submitted by the Tranche B Lenders pursuant to the applicable Purchase Notice); and
     (vii) upon submission by a Tranche B Lender of a Return Bid, such Tranche B Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (v) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest thereon through the date of purchase to the Parent as provided herein.
     “Permitted Tranche B Term Loan Purchase Conditions” means the satisfaction by the Parent and the Borrower of the following conditions, each to the reasonable satisfaction of the Administrative Agent:
     (i) the funds used to purchase the Tranche B Term Loan shall be: (A) the TV Asset Sale Proceeds (as defined in Credit Agreement as amended hereby), (B) proceeds from intercompany loans constituting Permitted Parent Indebtedness made by one or more Excluded Subsidiaries to the Parent or (C) the Net Cash Proceeds received from the sale of the Gulfstream Aerospace G-IV aircraft bearing U.S. registration number N971EC and manufacturer’s serial number 1000 owned by Emmis Ventures, Inc., an Excluded Subsidiary;
     (ii) simultaneously with any purchase of the Tranche B Term Loan by the Parent as permitted hereby, the Parent shall immediately cancel and forgive the Tranche B Term Loan so purchased and related Obligations acquired by the Parent in a manner reasonably satisfactory to the Administrative Agent and shall promptly (but in any event within two Business Days after any such purchase) deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of the cancellation of such Tranche B Term Loan and related Obligations;
     (iii) any purchase of the Tranche B Term Loan by the Parent as permitted hereby shall be consummated, and the cancellation or forgiveness of the Tranche B Term Loan so purchased and related Obligations acquired by the Parent as provided in clause (ii) above shall be completed, prior to the first anniversary of this Amendment; and
     (iv) no Default or Event of Default shall then be continuing or would arise as a result of such purchase.
     “Tranche B Adjusted Purchase Price” means $50,000,000, less the aggregate amount of bonuses paid on and after February 1, 2009 by the Parent to officers and other employees of the Parent, the Borrower or any of their Subsidiaries.
     §2. Amendment to Credit Agreement. The Credit Agreement is hereby amended in its entirety and replaced with the document attached hereto as Annex I.

     §3. Amendment to Exhibit B to Credit Agreement. Exhibit B to the Credit Agreement is hereby amended in its entirety and replaced with the document attached hereto as Annex II.
     §4. Reduction of the Revolving Credit Commitment. Notwithstanding the time period identified in §2.3 of the Credit Agreement which is hereby waived, the Borrower hereby gives notice to the Administrative Agent and the Revolving Credit Lenders, and the Administrative Agent and the Revolving Credit Lenders hereby acknowledge that, immediately following the effectiveness of this Amendment, the Total Revolving Credit Commitment shall be reduced by an amount equal to $70,000,000 from $145,000,000 to $75,000,000, and the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages thereof.
     §5. Conditions to Effectiveness. This Amendment shall become effective as of the date set forth above upon the receipt by the Administrative Agent of the following items:
     (a) the Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed and delivered by the Borrower, the Parent, each Guarantor and the Required Lenders; and
     (b) the Administrative Agent and the Lenders shall have received a legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Borrower, the Parent and their respective Subsidiaries, which shall be in form, scope and substance satisfactory to the Administrative Agent and include, without limitation, an unqualified no conflicts opinion with respect to the Credit Agreement and Loan Documents; and
     (c) the Administrative Agent shall have received a Compliance Certificate in the form of Exhibit E to the Credit Agreement, which attaches a schedule in form and detail reasonably satisfactory to the Administrative Agent of (x) Consolidated Net Income (or Deficit) and (y) Consolidated Operating Cash Flow and other financial covenant-related calculations, each calculated pursuant to the applicable definitions set forth in the Credit Agreement attached as Annex I hereto and as of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered, prepared by the principal financial or accounting officer of the Borrower; and
     (d) the representations and warranties set forth in §7 of this Amendment shall be true and correct as of the date of this Amendment set forth in the first paragraph hereof; and
     (e) the Administrative Agent shall have received, for the pro rata account of the Lenders executing and delivering a signature page to this Amendment, an amendment fee equal to five basis points (0.05%) of the Revolving Credit Commitment (as in effect immediately prior to the effectiveness of this Amendment) of, and outstanding principal amount of the Tranche B Term Loan held by, each such Lender; and
     (f) the Administrative Agent shall have received, for the pro rata account of the Revolving Credit Lenders, any Commitment Fees then accrued on the amount of the Total Revolving Credit Commitment to be reduced immediately following the effectiveness of this Amendment as provided in §4 hereof in accordance with §2.3 of the Credit Agreement; and

     (g) the Borrower shall have paid all reasonable unpaid fees and expenses of the Administrative Agent’s counsel, Bingham McCutchen LLP, to the extent that copies of invoices for such fees and expenses have been delivered to the Borrower.
     §6. Affirmation of Borrower and Parent. The Borrower and the Parent each hereby affirms its Obligations under the Credit Agreement and under each of the other Loan Documents to which each is a party and each hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans and all other amounts due under the Credit Agreement (as amended hereby) and the other Loan Documents.
     §7. Representations and Warranties. The Parent and the Borrower each hereby represents and warrants to the Administrative Agent and the Lenders as follows:
     (a) Representations and Warranties. Each of the representations and warranties contained in §8 of the Credit Agreement were true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case, such representations and warranties were true and correct) when made, and, after giving effect to this Amendment, are true and correct in all material respects on and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents, changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse and to the extent that such representations and warranties relate specifically to a prior date.
     (b) Enforceability. The execution and delivery by the Borrower and the Parent of this Amendment, and the performance by the Borrower and the Parent of this Amendment and the Credit Agreement, as amended hereby, are within the corporate authority of each of the Borrower and the Parent and have been duly authorized by all necessary corporate proceedings. This Amendment and the Credit Agreement, as amended hereby, constitute valid and legally binding obligations of each of the Borrower and the Parent, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general.
     (c) No Default or Event of Default. No Default or Event of Default has occurred and is continuing, and after giving effect to this Amendment, no Default or Event of Default will result from the execution, delivery and performance by the Parent and the Borrower of this Amendment or from the consummation of the transactions contemplated herein.
     (d) Disclosure. None of the information provided to the Administrative Agent and the Lenders on or prior to the date of the First Amendment relating to this Amendment and the purchase by the Parent of a portion of the Tranche B Term Loans contained any untrue statement of material fact or omitted to state any material fact (known to the Parent, the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. On the date hereof, neither the Borrower nor the Parent possess any material information with respect to the Tranche B Term Loans or the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent, the Borrower and their respective Subsidiaries taken as a whole as to which the Lenders do not have access.
     §8. No Other Amendments, etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, and of the other Loan Documents are hereby ratified and confirmed and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of the Parent, the Borrower or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein. Nothing in this Amendment shall be construed to imply any willingness on the part of the Administrative Agent or any Lender to grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.
     §9. Release. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower and the Parent each acknowledges and agrees that: (i) the Borrower and the Parent do not have any claim or cause of action against the Administrative Agent or any Lender (or any of their respective directors, officers, employees or agents); (ii) the Borrower and the Parent do not have any offset right, counterclaim, right of recoupment or any defense of any kind against the Borrower’s or the Parent’s obligations, indebtedness or liabilities to the Administrative Agent or any Lender; and (iii) each of the Administrative Agent and the Lenders has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and the Parent. The Borrower and the Parent each wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Administrative Agent’s and the Lenders’ rights, interests, contracts, collateral security or remedies. Therefore, the Borrower and the Parent each unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Administrative Agent or any Lender to the Borrower, except the obligations to be performed by the Administrative Agent or any Lender on or after the date hereof as expressly stated in this Amendment, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, right of recoupment, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or the Parent might otherwise have against the Administrative Agent, any Lender or any of their respective directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.
     §10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
     §11. Interpretation. This Amendment, the Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Amendment, Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
     §12. Miscellaneous. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law)(other than Section 5-1401 and Section 5-1402 of the

General Obligations Laws of the State of New York). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. The Borrower agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment, including reasonable legal fees in accordance with §18.2 of the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

The Borrower: EMMIS OPERATING COMPANY
By:
	Name:	J. Scott Enright
	Title:	Senior Vice President and Associate General Counsel

The Parent: EMMIS COMMUNICATIONS CORPORATION
By:
	Name:	J. Scott Enright
	Title:	Senior Vice President and Associate General Counsel

The Administrative Agent: BANK OF AMERICA, N.A., as Administrative Agent
By:
	Name:	Jay D. Marquis
	Title:	Vice President

The Lenders: BANK OF AMERICA, N.A., as a Lender
By:
	Name:	Jay D. Marquis
	Title:	Vice President

The Lenders: [Other Lenders], as a Lender
By:
Name:
Title:

RATIFICATION OF GUARANTORS
     Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Amendment and the Borrower’s and the Parent’s execution thereof; (b) joins the foregoing Amendment for the sole purpose of consenting to and being bound by the provisions of Sections 7 and 9 thereof, (c) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations of the Borrower under the Credit Agreement; (d) acknowledges and confirms that the liens and security interests granted by such Guarantor pursuant to the Loan Documents are and continue to be valid and perfected first priority liens and security interests (subject only to Permitted Liens) that secure all of the Obligations on and after the date hereof; (e) acknowledges and agrees that such Guarantor does not have any claim or cause of action against the Administrative Agent or any Lender (or any of its respective directors, officers, employees or agents); and (f) acknowledges, affirms and agrees that such Guarantor does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to the Administrative Agent or any Lender.

The Guarantors:

EMMIS COMMUNICATIONS CORPORATION
EMMIS INDIANA BROADCASTING, L.P., by
Emmis Operating Company, its General Partner
EMMIS INTERNATIONAL BROADCASTING CORPORATION
EMMIS LICENSE CORPORATION OF NEW YORK
EMMIS MEADOWLANDS CORPORATION
EMMIS PUBLISHING CORPORATION
EMMIS PUBLISHING, L.P., by Emmis Operating
Company, its General Partner
EMMIS RADIO, LLC, by Emmis Operating Company,
its Manager

By:
	Name:	J. Scott Enright
	Title:	Senior Vice President and Associate General Counsel

The Guarantors (cont):

EMMIS RADIO LICENSE CORPORATION OF NEW YORK
EMMIS RADIO LICENSE, LLC, by Emmis
Operating Company, its Manager
EMMIS TELEVISION LICENSE, LLC, by Emmis
Operating Company, its Manager
EMMIS TELEVISION BROADCASTING, L.P., by
Emmis Operating Company, its General Partner
LOS ANGELES MAGAZINE HOLDING COMPANY, INC.
MEDIATEX COMMUNICATIONS CORPORATION
ORANGE COAST KOMMUNICATIONS, INC.

By:
	Name:	J. Scott Enright
	Title:	Senior Vice President and Associate General Counsel

By:
	Name:	J. Scott Enright
	Title:	Senior Vice President and Associate General Counsel

Annex I to First Amendment
Published CUSIP Number: 29153EAA1
AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
Dated as of November 2, 2006
among
EMMIS OPERATING COMPANY,
as Borrower
EMMIS COMMUNICATIONS CORPORATION,
as Parent
THE LENDERS LISTED ON SCHEDULE 1 HERETO
BANK OF AMERICA, N.A.,
as Administrative Agent,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent

GENERAL ELECTRIC CAPITAL CORPORATION,
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH and
SUNTRUST BANK,
as Co-Documentation Agents,
and
BANC OF AMERICA SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

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(continued)

Exhibits
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Tranche B Term Note
Exhibit D	Projections
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Officer’s Certificate
Exhibit G	Form of Instrument of Accession
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of U.S. Tax Compliance Certificate

Schedules
Schedule 1	Lenders and Commitments
Schedule 1.1	Operating Cash Flow Adjustments
Schedule 7.1	Non-Material Assets
Schedule 8.3(a)	Title to Properties
Schedule 8.3(b)	Stations
Schedule 8.5	Restricted Payments
Schedule 8.7	Litigation
Schedule 8.10	Tax Status
Schedule 8.18	Environmental Compliance
Schedule 8.19	Subsidiaries Etc.
Schedule 8.21	FCC Licenses
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
     This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Credit Agreement”) is made as of November 2, 2006 by and among (a) EMMIS OPERATING COMPANY (the “Borrower”), an Indiana corporation having its principal place of business at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, (b) EMMIS COMMUNICATIONS CORPORATION (the “Parent”), an Indiana corporation having its principal place of business at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, (c) the lending institutions listed on Schedule 1 (together with any institution that becomes a lender pursuant to §15 or §17, the “Lenders”), (d) BANK OF AMERICA, N.A. as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), (e) DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and (f) GENERAL ELECTRIC CAPITAL CORPORATION, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH and SUNTRUST BANK, as co-documentation agents for the Lenders (in such capacity, each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”).
1. DEFINITIONS AND RULES OF INTERPRETATION.
     1.1. Definitions. The following terms shall have the meanings set forth in this §1.1 or elsewhere in the provisions of this Credit Agreement referred to below:
     2006 Dividend. The special cash dividend payable to the holders of Common Stock authorized by the Parent on or about the Funding Date in an approximate aggregate amount of $150,000,000 and anticipated to be paid by the end of November 2006.
     Additional Subordinated Debt. As defined in the definition of “Subordinated Debt”.
     Adjustment Date. The second Business Day following the Business Day on which a Compliance Certificate is required to be delivered by the Borrower pursuant to §9.4(c).
     Administrative Agent. Bank of America, N.A., acting as administrative agent for the Lenders, or any other Person which has been appointed as the successor Administrative Agent in accordance with §16.8.
     Administrative Agent Fee Letter. That certain amended and restated fee letter dated of even date herewith between the Borrower and the Administrative Agent which supercedes that certain fee letter, dated October 10, 2006, by and among the Borrower, the Administrative Agent and Banc of America Securities LLC.
     Administrative Agent’s Fee. See §6.2.

     Administrative Agent’s Office. The Administrative Agent’s head office located at 901 Main Street, 14th Floor, Dallas, Texas 75202-3714, or at such other location as the Administrative Agent may designate from time to time.
     Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.
     Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person (for purposes of this sentence, the “specified person”) shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of the specified person.
     Agents. Collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.
     Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be as follows, subject to increases in accordance with §15:
     (a) the Applicable Margin for each Type of Revolving Credit Loan shall be the applicable margin set forth below for such Type with respect to the Total Leverage Ratio, as determined for the Reference Period ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period:

Revolving Credit Loans
	Total	Base	Eurodollar
	Leverage	Rate	Rate
Level	Ratio	Loans	Loans
I	Greater than or equal to 7.00:1.00	1.250%	2.250%
II	Less than 7.00:1.00 but greater than or equal to 6.00:1.00	1.00%	2.00%
III	Less than 6.00:1.00 but greater than or equal to 5.50:1.00	0.750%	1.750%

Revolving Credit Loans
	Total	Base	Eurodollar
	Leverage	Rate	Rate
Level	Ratio	Loans	Loans
IV	Less than 5.50:1.00 but greater than or equal to 5.00:1.00	0.500%	1.500%
V	Less than 5.00:1.00 but greater than or equal to 4.50:1.00	0.250%	1.250%
VI	Less than 4.50:1.00	0.000%	1.000%
provided, that if the Borrower fails to deliver any Compliance Certificate pursuant to §9.4(c), then for the period commencing on the second Business Day following the date on which the Compliance Certificate was to be delivered pursuant to §9.4(c) through the earlier to occur of (i) the date immediately following the date on which such Compliance Certificate is delivered or (ii) the 10th Business Day following such Adjustment Date, the Applicable Margin in respect of Revolving Credit Loans shall be the Applicable Margin then in effect, provided that if upon delivery, such Compliance Certificate shows the Applicable Margin should have increased during such period, the Applicable Margin will be increased retroactively to such Adjustment Date. If the Borrower fails to deliver a Compliance Certificate pursuant to §9.4(c) and such Compliance Certificate has not been delivered on or prior to the 10th Business Day following the day on which such Compliance Certificate was required to be delivered, then commencing on the 11th Business Day following the day on which such Compliance Certificate was required to be delivered, and continuing through the date on which such Compliance Certificate is delivered, then the Applicable Margin shall be the highest Applicable Margin set forth above. In the event either the Borrower or the Administrative Agent determines (with notice to the Borrower of such determination by the Administrative Agent), in good faith, that the calculation of the Total Leverage Ratio on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin was lower than it would have been, (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such period (and if such Compliance Certificate is not accurately restated and delivered within 50 days after the first discovery of such inaccuracy by the Borrower or notice by the Administrative Agent to the Borrower of such inaccuracy, then the highest Applicable Margin set forth above shall apply retroactively for such period notwithstanding any subsequent restatement thereof after such 50 day period), (ii) the Administrative Agent shall determine and notify the Borrower of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been calculated based on the corrected Total Leverage Ratio (or the highest Applicable Margin set forth above if such corrected Compliance Certificate was not delivered) and (iii) the Borrower shall promptly pay to the Administrative Agent the difference between that amount and the amount actually paid in respect of such period. The foregoing notwithstanding shall in no way limit the rights of the Administrative Agent or the Lenders to exercise their rights to impose interest at the default rate as provided herein;
     (b) the Applicable Margin for all or any portion of the Tranche B Term Loan that bears interest calculated by reference to the Base Rate shall be 1.00% per annum; and
     (c) the Applicable Margin for all or any portion of the Tranche B Term Loan that bears interest calculated by reference to the Eurodollar Rate shall be 2.00% per annum.
     Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.
     Approved Bridge to Sale Transfer. A Bridge to Sale Transfer approved in writing by the Administrative Agent in its sole discretion and subject to the terms and conditions of this Credit Agreement.
     Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Asset Sale. Any one or a series of related transactions (other than an Asset Swap) pursuant to which the Parent, the Borrower or any Subsidiary conveys, sells, leases, licenses or otherwise transfers or disposes of, directly or indirectly (including by means of a simultaneous exchange of Stations and any Bridge to Sale Transfer), any of its properties, businesses or assets (other than to the Borrower or any wholly-owned Subsidiary of the Borrower) (including the sale of the interest held by the Borrower or any of its Subsidiaries in the Austin Partnership or in RAM and the sale or issuance of Capital Stock of any Subsidiary other than to the Borrower or any wholly-owned Subsidiary of the Borrower) whether owned on the date hereof or thereafter acquired.
     Asset Swap. Any transfer of assets of the Borrower or any of its Subsidiaries to any Person other than the Parent, the Borrower or a wholly-owned Subsidiary of the Parent or the Borrower in exchange for assets of such Person if such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to §1031 of the Code. Nothing in this definition shall require the Parent, the Borrower or any of its Subsidiaries to elect that §1031 of the Code be applicable to any Asset Swap.
     Assignee Group. Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     Assignment and Acceptance. See §17.1(b).

     Austin Investment. The acquisition by the Borrower pursuant to the terms of the Sinclair Definitive Agreement of a 50.1% combined economic and controlling interest in the Austin Partnership and RAM, the sole general partner of the Austin Partnership.
     Austin Partnership. That certain Emmis Austin Radio Broadcasting Company, L.P. (formerly known as LBJS Broadcasting Company, L.P.), a Texas limited partnership, and of which RAM is the sole general partner, referred to in the Sinclair Definitive Agreement.
     Balance Sheet Date. February 28, 2006.
     Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.
     Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by the Administrative Agent in the United States as its “prime rate” for Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.50%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any changes in the Administrative Agent’s “prime rate” shall take place immediately without notice or demand of any kind.
     Base Rate Loans. All or any portion of the Revolving Credit Loans and Tranche B Term Loan bearing interest calculated by reference to the Base Rate.
     Borrower. Emmis Operating Company, an Indiana corporation.
     Borrower Materials. See §9.5.6.
     Bridge to Sale Excluded Subsidiary. A wholly-owned Excluded Subsidiary of the Borrower or any wholly-owned Subsidiary of the Borrower organized under the laws of any state of the United States or the District of Columbia and with respect to which the Borrower or such Subsidiary has granted to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in the Capital Stock of such Excluded Subsidiary and has taken all other actions relating thereto to the reasonable satisfaction of the Administrative Agent.
     Bridge to Sale License Subsidiary. A wholly-owned subsidiary of a Bridge to Sale Excluded Subsidiary organized under the laws of any state of the United States or the District of Columbia and the sole asset of which subsidiary is the FCC License associated with the Station owned by such Bridge to Sale Excluded Subsidiary.
     Bridge to Sale Transfer. The transfer by the Borrower or any of its Subsidiaries of a Station and the FCC License associated with such Station to one or more Excluded Subsidiaries, whether or not such transfer occurs prior to the effective date of the First Amendment.
     Bridge to Sale Third Party Transaction. The sale of a Station (and the FCC License associated with such Station) by a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary, on the one hand, to a non-Affiliate third party, on the other hand.
     Bridge to Sale Transaction Conditions. The satisfaction of the following conditions:
     (i) the sale of the applicable Station (and the FCC License associated with such Station) is consummated on an arm’s length basis to a non-Affiliate third party for fair and reasonable consideration; and
     (ii) none of the Parent, the Borrower, any of their Subsidiaries, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate of any of the foregoing has made at any time during the twelve consecutive month period ending immediately prior to, or in connection with, the relevant Bridge to Sale Third Party Transaction, or, after giving effect to the relevant Bridge to Sale Third Party Transaction, will make, an Investment in such non-Affiliate third party purchaser or an Affiliate of such third party which in the aggregate with all such Investments is in excess of 25% of the total consideration received by the Borrower, any Subsidiary of the Borrower, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or Affiliate of any of the foregoing in connection with such sale of the Station (and the FCC License associated with such Station), and any such Investment otherwise permitted hereunder shall be in the form of one or more promissory notes or any Capital Stock of such non-Affiliate third party purchaser or Affiliate of such third party received by the applicable Bridge to Sale Excluded Subsidiary and/or Bridge to Sale License Subsidiary as part of the consideration for the relevant Bridge to Sale Third Party Transaction and subject to the first priority security interest granted to the Administrative Agent pursuant to §9.17(b)(i); and
     (iii) at least seventy-five percent (75%) of the consideration received by such Bridge to Sale Excluded Subsidiary, Bridge to Sale License Subsidiary or any other Affiliate of the Borrower (as applicable) is in the form of cash and is received upon the consummation of the sale of such Station (and the FCC License associated with such Station); and
     (iv) the Administrative Agent shall have received or will receive subject to the applicable grace periods permitted hereunder the collateral documents identified in §9.17(b)(i), together with all necessary consents relating thereto, all in form, scope and substance satisfactory to the Administrative Agent; and
     (v) such sale is consummated in accordance with the Bridge to Sale Transaction Documents.
     Bridge to Sale Transaction Documents. Collectively, (i) an asset sale agreement, put-call agreement or such other agreement (whether written or otherwise) pursuant to which, among other things, a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary agrees to sell, transfer or otherwise dispose of the Station (and the FCC License associated with such Station) owned by such Person to a non-Affiliate third party and/or (ii) any LMA Agreement relating to such Station (including the FCC License associated with such Station), all in form, scope and substance satisfactory to the Administrative Agent.
     Business Day. Any day on which banking institutions in Dallas, Texas and New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.
     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) to the extent such intangible assets have not been acquired in connection with a Permitted Acquisition; provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
     Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (i) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.
     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     CERCLA. See §8.18(a).

     Change of Control. An event or series of events as a consequence of which (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding any Permitted Holder, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Capital Stock of the Parent unless the Permitted Holders own Capital Stock having a greater percentage of the general voting power of the outstanding voting Capital Stock than that held by such person or group, (b) the board of directors of the Parent or the Borrower shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall at any time (i) cease to own Capital Stock of any Subsidiary representing the same percentage of outstanding Capital Stock of such Subsidiary as held by the Borrower on the date hereof or as of any later date on which any new Subsidiary is created or acquired, unless the diminution of such percentage is attributable to a disposition of Capital Stock which was permitted hereunder or (ii) cease to own Capital Stock of any Subsidiary which enables it at all times to elect a majority of the board of directors of such Subsidiary unless the disposition of such Capital Stock was permitted hereunder; or (d) the Parent shall cease to directly own one hundred percent (100%) of the issued and outstanding Capital Stock of the Borrower.
     Code. The Internal Revenue Code of 1986.
     Co-Documentation Agents. As defined in the preamble hereto.
     Collateral. All of the property, rights and interests (other than Excluded Assets) of the Parent, the Borrower and its Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.
     Collateral Assignments of Contracts. Collectively, each collateral assignment of contracts entered into by the Borrower and/or certain of its Subsidiaries pursuant to §10.5.1.
     Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Loans in respect of a particular Tranche to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced or increased from time to time in accordance with the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.
     Commitment Fee. See §2.2.
     Commitment Percentage. With respect to each Lender and each Tranche, the respective percentages set forth on Schedule 1 hereto as such Lender’s percentage of such Loans in respect of such Tranche made or to be made by such Lender as such percentage may be adjusted pursuant to §15 or §17.
     Common Stock. The common stock of the Parent, par value $.01 per share.

     Communications Act. The Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder as now or hereafter in effect.
     Compliance Certificate. See §9.4(c).
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
     Consolidated Current Assets. As of any date, all assets of the Borrower and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as current assets as of such date, but excluding cash or cash equivalents.
     Consolidated Current Liabilities. As of any date, all liabilities and other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as may be properly classified as current liabilities in accordance with GAAP.
     Consolidated Excess Cash Flow. With respect to the Borrower and its Subsidiaries and any particular fiscal period, an amount equal to (a) the sum of (i) Consolidated Operating Cash Flow for such fiscal period plus (ii) the change in Consolidated Working Capital between the first day of such fiscal period and the last day of such fiscal period, if negative, minus (b) the sum of (i) Consolidated Total Interest Expense for such fiscal period, (ii) any voluntary and scheduled repayments of principal on any Indebtedness of the Borrower or any of its Subsidiaries (other than Revolving Credit Loans which shall be subject to clause (iii) below) paid or due and payable during such fiscal period, (iii) any voluntary repayments of principal of the Revolving Credit Loans to the extent that such repayments were accompanied by permanent reductions in the Total Revolving Credit Commitment in like amount, (iv) cash payments paid or payable during such fiscal period on account of Capital Expenditures (other than Capital Expenditures financed by the issuance of equity or the incurrence of Indebtedness other than Revolving Credit Loans), (v) cash taxes paid or payable during such fiscal period, (vi) the change in Consolidated Working Capital between the first day of such fiscal period and the last day of such fiscal period, if positive, (vii) cash amounts paid in connection with Permitted Acquisitions and Investments permitted pursuant to §10.3 during such period (in each case to the extent not financed by the issuance of equity or the incurrence of Indebtedness), (viii) cash amounts paid in respect of dividends permitted pursuant to §10.4 during such period (to the extent not financed by the issuance of equity or the incurrence of Indebtedness), (ix) non-cash income during such period attributable to cash distributions received from a Bridge to Sale Excluded Subsidiary in a prior period and (x) $10,000,000.
     Consolidated Fixed Charges. With respect to any date of determination, the sum of (a) Consolidated Total Interest Expense required to be paid or accrued by the Borrower or any of its Subsidiaries during the Reference Period most recently ended, plus (b) the sum of all principal scheduled to be paid by the Borrower or any of its Subsidiaries with respect to Consolidated Total Funded Debt during the Reference Period most recently ended, plus (c) all Capital Expenditures made by the Borrower or any of its Subsidiaries during the Reference Period most recently ended (other than Capital Expenditures financed by the issuance of equity or the incurrence of Indebtedness other than Revolving Credit Loans, except for Capital Expenditures made by the Borrower or any of its Subsidiaries in respect of WVUE-TV in connection with casualty events of WVUE-TV having occurred on or about August 2005 and incurred through February 29, 2008), plus (d) the aggregate amount of cash taxes (other than cash taxes payable in respect of the cancellation of indebtedness income arising as a result of the purchase by the Parent of a portion of the Tranche B Term Loan pursuant to a Dutch Auction as defined under and permitted by the First Amendment) paid by the Borrower or any of its Subsidiaries in respect of the Reference Period most recently ended, other than cash taxes paid by the Borrower or any of its Subsidiaries in connection with any Asset Sale and paid from the gross proceeds of such Asset Sale, plus (e) the aggregate amount of all Distributions that the Borrower paid with respect to its Capital Stock, and which the Borrower paid to the Parent to enable the Parent to make Distributions in respect of the Parent’s preferred stock, during the Reference Period most recently ended.
     Consolidated Net Income (or Deficit). For any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries (and of subsidiaries of the Borrower attributable to any Stations located in a jurisdiction other than the United States and which are not Development Properties solely to the extent of the Borrower’s or its Subsidiary’s ownership interest in such subsidiary or after giving effect to any necessary reductions to evidence the Borrower’s or its Subsidiaries’ minority interest in such subsidiaries) for such period, after deduction of all expenses, taxes, and other proper charges for such period, determined in accordance with GAAP, after eliminating therefrom (a) all extraordinary and/or nonrecurring gains or losses, including, without limitation, any gains (or losses) from any Asset Sale, (b) non-cash dividends or non-cash distributions received from Investments and (c) income and expenses arising from or in connection with Trades and other non-cash credits to Consolidated Net Income (or Deficit) other than income attributable to cash payments received in a prior period to the extent that such cash payments were not previously included in the calculation of Consolidated Net Income (or Deficit) in a prior period, provided that if the Borrower or any Subsidiary of the Borrower receives income in the form of a cash distribution from a Bridge to Sale Excluded Subsidiary which is required to be made pursuant to §9.17(c) in connection with any payment such Bridge to Sale Excluded Subsidiary receives under an LMA Agreement and such payment under the LMA Agreement constitutes a prepayment of fees due thereunder for future calendar periods, then for purposes of calculating Consolidated Net Income (or Deficit) for any period, such distributions received by the Borrower or its Subsidiaries from a Bridge to Sale Excluded Subsidiary shall not be taken into net income when received but shall be recognized as net income only in the amounts and in the fiscal quarters corresponding to the amounts and fiscal quarters in which the Bridge to Sale Excluded Subsidiary would recognize the prepayment under the LMA Agreement as earned income in accordance with GAAP; provided, that interest income included in the calculation of Consolidated Net Income (or Deficit) shall not exceed $2,000,000 in the aggregate during any Reference Period.

     Consolidated Operating Cash Flow. For any period, an amount equal to:
     (a) the sum of: (i) Consolidated Net Income (or Deficit) for such period, plus (in respect of items (ii) through (vii) below, to the extent deducted in the calculation of Consolidated Net Income (or Deficit) and without duplication), (ii) depreciation, amortization (including Programming Amortization Expense) and all other non-cash charges for such period deducted from Consolidated Net Income (or Deficit), plus (iii) Consolidated Total Interest Expense and cash taxes paid or payable for such period by the Borrower and its Subsidiaries on a consolidated basis (including amounts paid or payable by the Borrower to the Parent in respect of cash taxes paid or payable for such period by the Parent that are attributable to the taxable income of the Borrower and its Subsidiaries), plus (iv) losses actually incurred during such period by the Borrower and its Subsidiaries in connection with Development Properties (subsequent to the date such Station or Magazine was designated a Development Property) in an aggregate amount not to exceed $5,000,000 in any Reference Period, provided that with respect to WRXP-FM and WFNI-AM, for losses actually incurred following the initial twelve (12) consecutive months after the date of designation thereof as a Development Property, any addback of such losses incurred shall not be used for purposes of the calculation of the Total Leverage Ratio when determining the Applicable Margin or the Commitment Fee, plus (v) transaction costs and expenses in connection with (x) TV Asset Sales, (y) other pre-Funding Date transactions and (z) transaction costs and expenses in connection with the 2006 Dividend, in each case, as set forth on Schedule 1.1 and in the corresponding amounts set forth therein, plus (vi) losses actually incurred by the Borrower and its Subsidiaries in connection with (x) Ciudad LLC, prior to its designation as an Excluded Subsidiary, (y) the operation of WVUE commencing with the fiscal quarter ended August 31, 2005 and through the fiscal quarter ending February 28, 2007, and (z) the operation of Emmis Books, plus (vii) cash severance expenses and personnel and service contract (including, without limitation, leases) termination expenses incurred by the Borrower and its Subsidiaries for the period commencing March 1, 2008 through the fiscal quarter ending February 28, 2010, provided that the amount of such cash severance expenses and personnel and service contract (including, without limitation, leases) termination expenses incurred and permitted to be added back to Consolidated Net Income (or Deficit) pursuant to this clause (vii) shall not exceed $10,000,000 in the aggregate during the term of this Credit Agreement, provided, further, that any addback of such cash severance expenses and personnel and service contract (including, without limitation, leases) termination expenses incurred during any period ending after March 1, 2008 shall not be used for purposes of the calculation of the Total Leverage Ratio when determining the Applicable Margin or the Commitment Fee; less (b) the sum of each of the following to the extent not deducted in the calculation of Consolidated Net Income (or Deficit) and without duplication: (i)(x) Corporate Overhead and, (y) to the extent paid or funded by the Borrower either directly or through Distributions or Investments, HoldCo Corporate Overhead Expenses, and (z) expenses for officers’ and other employees’ or consultants’ fees, salaries and bonuses (other than (i) bonuses paid by the Parent prior to the date of the First Amendment and (ii) bonuses paid by the Parent from the TV Asset Sale Proceeds on or after the date of the First Amendment but prior to the occurrence of the Initial Parent Tranche B Purchase) paid by Parent for or in connection with services rendered in connection with the operations of the Borrower and its Subsidiaries, which for clarity shall not include officers’ and other employees’ fees, salaries and bonuses incurred by Parent which are attributable directly to an Excluded Subsidiary, (ii) all Programming Cash Payments, (iii) cash payments made with respect to non-cash charges added back in prior periods and otherwise excluded, (iv) solely to the extent income of the Borrower and its Subsidiaries with respect to KKFR is included in the calculation of Consolidated Net Income (or Deficit), income of the Borrower and its Subsidiaries as set forth on Schedule 1.1 with respect to KKFR, and (v) non-cash income of the Borrower and its Subsidiaries attributable to the cancellation or forgiveness of the principal amount of the Tranche B Term Loans purchased by the Parent.
     For purposes of calculating Consolidated Operating Cash Flow for any period, any Permitted Acquisition, Asset Sale or Asset Swap of the Borrower or any of its Subsidiaries which occurred during such period shall be deemed to have occurred immediately prior to the beginning of such period and the calculation of Consolidated Operating Cash Flow shall be adjusted on a Pro Forma Basis in connection therewith.
     Consolidated Total Funded Debt. At any time of determination, the sum, without duplication, of (a) the outstanding principal amount of (i) the Loans and (ii) other Obligations to the extent such other Obligations are due and payable, plus (b) the outstanding principal amount of any other Indebtedness for borrowed money owed by the Borrower or any of its Subsidiaries on a consolidated basis (including, without limitation, Subordinated Debt), plus (c) to the extent not otherwise included, all obligations (contingent or otherwise) relating to letters of credit issued for the account of the Borrower and/or its Subsidiaries, plus (d) to the extent not otherwise included, all liabilities in respect of Capitalized Leases of the Borrower and/or its Subsidiaries, on a consolidated basis, plus (e) to the extent not otherwise included, all purchase money Indebtedness.
     Consolidated Total Interest Expense. For any period, the sum, without duplication, of (a) the aggregate amount of interest required to be paid or accrued by the Borrower or any of its Subsidiaries during such period on all Indebtedness of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized (provided that, if such interest is capitalized, only the portion amortized for such period shall be included as interest for such period), including, without limitation, payments consisting of interest in respect of Capitalized Leases, Letter of Credit Fees, commitment fees payable pursuant to this Credit Agreement and similar fees payable in connection with other Indebtedness, plus (b) all scheduled monthly fees payable in connection with LMA Agreements, plus (c) the aggregate amount of any cash distributions paid or to be paid by the Borrower to the Parent during such period to enable the Parent to pay interest with respect to its Indebtedness including, without limitation, payments of commitment fees or similar fees payable in connection with the Parent’s Indebtedness. For purposes of determining the Consolidated Total Interest Expense for any period, any Permitted Acquisition or Asset Sale of the Borrower or its Subsidiaries which occurred during such period as permitted pursuant to §10.5 shall be deemed to have occurred immediately prior to such period, and Consolidated Total Interest Expense shall be determined as if (i) any Indebtedness incurred by the Borrower or its Subsidiaries in connection with such Permitted Acquisition or repaid in connection with such Asset Sale was incurred or repaid, as the case may be, immediately prior to such period and (ii) the interest rate payable by the Borrower or its Subsidiaries with respect to any increase in Indebtedness in connection with such Permitted Acquisition which was outstanding during all or any part of such period was at all times equal to the rate of interest payable with respect to such Indebtedness on the last day of the period for which Consolidated Total Interest Expense is to be determined or if earlier, the last day on which such Indebtedness was outstanding.
     Consolidated Working Capital. The excess of Consolidated Current Assets over Consolidated Current Liabilities.
     Continuing Directors. The directors of the Parent and the Borrower on the Funding Date, and each other director of the Parent or the Borrower, if (a) in case of the Parent, such other director’s nomination for election to the board of directors of the Parent is recommended by at least 66 2/3% of the then Continuing Directors of the Parent in his or her election by the shareholders of the Parent, and (b) in the case of the Borrower, such other director’s nomination for election to the board of directors of the Borrower is recommended by either 66 2/3% of the then Continuing Directors of the Borrower or by the majority of the shareholders in his or her election by the shareholders of the Borrower.
     Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7 or §3.5.2.
     Copyright Mortgage. The Memorandum of Grant of Security Interest in Copyrights, dated as of May 10, 2004, made by the Borrower and each of the Subsidiaries in favor of the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.
     Corporate Overhead. For any period, that portion of the cash overhead expenses of the Borrower and its Subsidiaries on a consolidated basis, for such period which are not directly allocable to the operations of any of the Stations and other operating assets of the Borrower and its Subsidiaries, calculated on a basis consistent with past financial statements of the Borrower, including, without duplication, the amount of salaries and bonuses paid to the officers and employees of the Borrower and its Subsidiaries and fees paid to directors and consultants of the Borrower and its Subsidiaries.
     Credit Agreement. This Amended and Restated Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto.
     Current Note. See §15.2.
     Default. See §14.1.

     Delinquent Lender. See §16.5.3.
     Development Property. Any Station or Magazine (other than a Station or Magazine located in the United States and owned by an Excluded Subsidiary) which the Borrower designates as a Development Property in a written notice delivered to the Administrative Agent and which either (a) is making or has made within the six (6) months preceding such designation substantial changes in its format or (b) has been acquired within the twelve (12) months preceding such designation; provided, that a Station or Magazine which has been designated a Development Property shall remain a Development Property until the earlier to occur of (i) the date the Borrower notifies the Administrative Agent in writing that such Station or Magazine is no longer a Development Property, (ii) other than in respect of WRXP-FM and WFNI- AM, the date which is twelve (12) consecutive months following the date of designation, and (iii) solely with respect to WRXP-FM and WFNI-AM, February 28, 2010; and provided further that no Station or Magazine may be re-designated as a Development Property unless twelve (12) consecutive months have passed since such Station or Magazine ceased to be a Development Property
     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, directly or indirectly through a Subsidiary or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrower or its Subsidiaries to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower or its Subsidiaries.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
     Drawdown Date. The date on which any Revolving Credit Loan or any Term Loan is made or is to be made.
     Eligible Assignee. Means (a) any Lender; provided that, assignments involving all or any portion of a Revolving Credit Commitment and/or Revolving Credit Loans to a Tranche B Lender that is not also a Revolving Credit Lender shall be subject to the approvals specified in clause (d) below; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person, the Borrower, any Affiliate of the Borrower or any Subsidiaries of the Borrower) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

     Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
     Environmental Laws. See §8.18(a).
     EPA. See §8.18(b).
     Equity Issuance. The sale or issuance (whether by public or private offering) by the Parent, the Borrower or any Subsidiary of any of its Capital Stock or any Equity-Like Instrument, other than sales or issuances to the Parent, the Borrower or any Subsidiary.
     Equity-Like Instrument. Any instrument that is equity-like in nature (including without limitation, preferred stock and any instrument issued pursuant to the conversion of convertible Indebtedness into Capital Stock), whether or not such instrument is considered Capital Stock, which evidences a residual interest in the issuer or its assets after the payment of all indebtedness and other liabilities paid prior to equity in accordance with GAAP, and has no put or similar provisions (except for put or similar provisions applicable in the event of an asset sale or change of control), no fixed maturity date and no mandatory redemption date, unless such maturity date or such mandatory redemption date is more than six (6) months after the Final Maturity Date. For the avoidance of doubt, nothing contained herein permitting the existence in any Equity-Like Instrument of put or similar provisions applicable in the event of an asset sale or change of control shall be deemed a consent to the making of any payment resulting from the exercise of such provisions.
     ERISA. The Employee Retirement Income Security Act of 1974.
     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.
     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.
     Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.
     Eurodollar Business Day. Any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.
     Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     Eurodollar Rate Loans. Revolving Credit Loans and all or any portion of the Tranche B Term Loan bearing interest calculated by reference to the Eurodollar Rate.
     Event of Default. See §14.1.
     Excluded Assets. (a) Real Estate other than (i) Real Estate located at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204, (ii) Real Estate of KGMB-TV located at 1534 Kapiolani Boulevard in Honolulu, Hawaii and (iii) owned Real Estate acquired after the date hereof having a value in excess of $5,000,000 over which the Administrative Agent requests a Lien, (b) LMA Agreements not required to be assigned pursuant to §10.5.1(d)(ii)(B) hereof, (c) property subject to Capitalized Leases and purchase money liens permitted hereunder if such Capitalized Lease or purchase money agreement prohibits assignment or liens in favor of the Administrative Agent and the Lenders to secure the Obligations on the assets subject thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the lessor thereof or other applicable party thereto, and (d) the non-material assets described on Schedule 7.1 hereto or such other non-material assets as may be approved in writing by the Administrative Agent.
     Excluded Subsidiaries. Collectively, (a) Emmis Ventures, Inc., an Indiana corporation, (b) each subsidiary of Emmis International Broadcasting Corporation which is not organized under the laws of the United States or any state or political subdivision of the United States unless included at the election of the Borrower upon prior written notice to the Administrative Agent, (c) Ciudad, LLC, an Indiana limited liability company, (d) the Austin Partnership and RAM, in each case, until such subsidiary becomes wholly-owned by the Borrower and upon prior written notice to the

Administrative Agent, and (e) any other subsidiary formed or acquired by the Borrower or any of its subsidiaries following the date hereof and designated as an Excluded Subsidiary by the Borrower upon prior written notice to the Administrative Agent, provided that after giving effect to such designation no Default or Event of Default is then continuing or is projected to occur under §11. Notwithstanding the foregoing, no Person may be an Excluded Subsidiary hereunder if (i) it is a “Guarantor” under and as defined in the Refinancing Note Indenture or the equivalent under any indenture governing Subordinated Debt or has otherwise guaranteed or given assurances of payment or performance under or in respect of any Indebtedness (including Subordinated Debt) of the Parent, the Borrower or any of the Subsidiaries or (ii) it is a License Subsidiary formed or organized, as applicable, under the laws of the United States.
     Excluded Taxes. See §6.3.2.
     Existing Credit Agreement. That certain Revolving Credit and Term Loan Agreement, dated as of May 10, 2004, as amended and in effect on the Funding Date, by and among the Borrower, the lending institutions party thereto, Bank of America, N.A., as administrative agent, Wachovia Bank, N.A., Deutsche Bank Securities Inc. and Credit Suisse First Boston, acting through its Cayman Island Branch, as co-documentation agents, and Goldman Sachs Credit Partners, L.P. as syndication agent.
     Existing Lenders. Those financial institutions party to the Existing Credit Agreement.
     Existing Letters of Credit. Those Letters of Credit issued under the Existing Credit Agreement and outstanding as of the Funding Date.
     FCC. The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).
     FCC License. Any license, permit, certificate of compliance, antenna structure registration, franchise, approval or authorization granted or issued by the FCC.
     Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Administrative Agent’s Fee and any other fees that the Borrower may, after the date hereof, agree in writing to pay to the Lenders or the Agents in connection with this Credit Agreement.
     Final Maturity Date. The date which is the latest of (a) the Revolving Credit Maturity Date, (b) the Tranche B Maturity Date and (c) the maturity date of any new Tranches established pursuant to §15.1
     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender that is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

     First Amendment. First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 3, 2009, among the Borrower, the Parent, the Lenders and the Administrative Agent.
     Fixed Charge Coverage Ratio. At any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the Reference Period most recently ended to (b) Consolidated Fixed Charges for the Reference Period most recently ended.
     Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     Funding Date. The first date on which the conditions set forth in §12 have been satisfied and any Revolving Credit Loans and the Term Loans are to be made or any Letter of Credit is to be issued hereunder.
     GAAP. (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Governing Documents. With respect to any Person, its certificate or articles of incorporation, membership agreement, partnership agreement or similar charter document, any by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
     Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator, including, without limitation, the FCC.
     Guarantor. Solely for purposes of this Credit Agreement, any Subsidiary of the Borrower in its capacity as a “Guarantor” under the Guaranty.
     Granting Lender. See §17.1.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guaranty. The Guaranty, dated May 10, 2004, made by the Parent and each of the Subsidiaries in favor of the Lenders and the Administrative Agent pursuant to which the Parent and each such Subsidiary guaranties to the Lenders and the Administrative Agent the payment and performance of the Obligations in form and substance satisfactory to the Administrative Agent.
     Hazardous Substances. See §8.18(b).
     HoldCo Corporate Overhead Expenses. Means (i) accounting and audit costs and expenses incurred by the Parent in the ordinary course of its business in connection with preparing consolidated and consolidating financial reports and tax filings, (ii) SEC filing fees and expenses incurred by the Parent, (iii) legal fees relating to the corporate maintenance of the Parent, (iv) outside director fees incurred by the Parent, (v) costs and expenses payable by the Parent for director and officer insurance, (vi) transfer agent fees payable in connection with Capital Stock of the Parent, (vii) proxy solicitation costs incurred by the Parent, (viii) franchise taxes and other fees payable to the jurisdictions of incorporation or qualification of the Parent and (ix) other similar costs and expenses of the Parent incurred in the ordinary course of conducting its business; provided, that in no event shall HoldCo Corporate Overhead Expenses include (A) officers’ and other employees’ fees, salaries, bonuses, debt service and dividends and other distributions in respect of the Capital Stock of the Parent or (B) costs and expenses incurred by the Parent in connection with any actual or proposed issuance of indebtedness or equity by the Parent which is permitted hereunder.
     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
     (a) every obligation of such Person for money borrowed,

     (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
     (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
     (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
     (e) every obligation of such Person under any Capitalized Lease,
     (f) every obligation of such Person under any Synthetic Lease,
     (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
     (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,
     (i) every net obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
     (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

     (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
     The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.
     Indemnified Liabilities. See §18.3.
     Indemnified Person. See §18.3.
     Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.
     Initial Parent Tranche B Purchase. The point in time at which the aggregate purchase price of all Parent Tranche B Purchases reaches an amount equal to the difference between $20,000,000 and the aggregate amount of bonuses paid on or after February 1, 2009 by the Parent to officers and other employees of the Parent, the Borrower or any of their Subsidiaries.
     Instrument of Accession. See §15.1.

     Interest Coverage Ratio. At any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the Reference Period most recently ended to (b) Consolidated Total Interest Expense for such Reference Period.
     Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three months or less, the last day of such Interest Period and (ii) more than three (3) months, the respective dates that fall every three months after the beginning of such Interest Period.
     Interest Period. With respect to each Revolving Credit Loan or all or any relevant portion of the Tranche B Term Loan that is a Eurodollar Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of a period consisting of one (1), two (2), three (3) or six (6) months, and if acceptable to all Lenders within the relevant Tranche, nine (9) or twelve (12) months, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan or all or such portion of the Tranche B Term Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;
     (B) if the Borrower shall fail to give notice as provided in §2.7 or §3.5.2, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
     (C) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and
     (D) any Interest Period that would otherwise extend beyond the Revolving Credit Maturity Date (if comprising a Revolving Credit Loan) or the Tranche B Maturity Date (if comprising the Tranche B Term Loan or a portion thereof) shall end on the Revolving Credit Loan Maturity Date or the Tranche B Maturity Date, as the case may be.
     Interest Rate Agreement. Any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which the Borrower and any Lender or Affiliate of any Lender is a party, designed to manage interest rates or interest rate risk in connection with this Credit Agreement, the Refinancing Notes or any other Indebtedness for borrowed money evidenced by bonds, debentures or other similar instruments owed by the Borrower or any of its Subsidiaries.
     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock or Indebtedness of, or in respect of any guaranties (or other commitments as described under the definition of Indebtedness) of the obligations or Indebtedness of, or obligations of, or loans, advances, capital contributions or transfers of property to, any Person, but excluding accrued interest or earnings thereon. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
     Lead Arrangers. Collectively, Banc of America Securities LLC and Deutsche Bank Securities Inc. acting as joint lead arrangers and joint book managers.
     Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) an Approved Fund and (b) with respect to an Approved Fund, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Approved Fund or by an Affiliate of such investment advisor.
     Lenders. Collectively, the Revolving Credit Lenders and the Tranche B Lenders and any institution that becomes a Lender pursuant to §15 or §17.
     Letter of Credit. See §5.1.1.
     Letter of Credit Application. See §5.1.1.
     Letter of Credit Fee. See §5.6.
     Letter of Credit Participation. See §5.1.4.

     License Subsidiaries. Collectively, (a) Emmis License Corporation of New York, Emmis Radio License Corporation, Emmis Radio License Corporation of New York, Emmis Radio License, LLC, Emmis Television License, LLC and (b) any new Subsidiaries that hold licenses to broadcast or transmit radio or television signals formed or acquired in connection with any Permitted Acquisition, or any internal reorganization permitted pursuant to §10.5.1(a).
     Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction and with respect to stock, a Person’s right to acquire such stock).
     LMA Agreement. Any time brokerage agreement, local marketing agreement or related or similar agreements pursuant to which a Person acquires the right to program substantially all of the time and to sell all of the advertising spots of a Station owned by another non-affiliated person or to otherwise operate a Station in exchange for cash payment, entered into, directly or indirectly, either between (i) the Borrower or any of its Subsidiaries, on the one hand, and any Person other than the Parent, the Borrower or any of its Subsidiaries or their respective Affiliates, on the other hand or (ii) a Bridge to Sale Excluded Subsidiary, on the one hand, and any Person other than the Parent, the Borrower or any of its Subsidiaries or their respective Affiliates, on the other hand.
     Loan Documents. Collectively, this Credit Agreement, the Notes (if any), the Letter of Credit Applications, the Security Documents and any other documents, agreements or instruments contemplated hereby or thereby or executed by the Parent, the Borrower or a Subsidiary in connection herewith or therewith.
     Loan Request. See §2.6.
     Loans. Collectively, the Revolving Credit Loans and the Tranche B Term Loan and for purposes of §15 only, any new loan provided to the Borrower in accordance with the terms and conditions set forth in such §15.
     Magazine. All of the properties, assets and operating rights (including but not limited to any ancillary publications) constituting a system for publishing a magazine, including, without limitation, on-line publications of such magazine.
     Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

     (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Parent and its Subsidiaries, taken as a whole;
     (b) a material adverse effect on the ability of the Parent or the Borrower individually or the Parent and its Subsidiaries, taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or
     (c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents.
     Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.
     Moody’s. Moody’s Investors Services, Inc.
     Mortgaged Property. Any Real Estate which is subject to any Mortgage.
     Mortgages. The mortgages and deeds of trust from the Borrower and/or its Subsidiaries to the Administrative Agent with respect to the fee and leasehold interests of the Borrower and its Subsidiaries in certain Real Estate and in form and substance satisfactory to the Administrative Agent.
     Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
     Necessary Authorization. Any license, permit, consent, franchise, order, approval or authorization from, or any filing, recording or registration with, any Governmental Authority (including without limitation the FCC) necessary to the conduct of any business of the Borrower or any of its Subsidiaries or for the ownership, maintenance and operation by such Person of its Stations and other properties or to the performance by such Person of its obligations under any LMA Agreement.
     Net Cash Equity Issuance Proceeds. With respect to any Equity Issuance, the excess of the gross cash proceeds received by the issuer for such Equity Issuance after deduction of all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such issuance.
     Net Cash Sale Proceeds. In respect of any Asset Sale or Asset Swap, the gross cash proceeds received by the Parent or any of its Subsidiaries, minus, the sum of (a) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such Asset Sale or Asset Swap, including any income taxes payable as a result of such Asset Sale and the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale or Asset Swap, plus (b) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a lien or security interest permitted by this Credit Agreement having priority over the liens and security interests (if any) of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces any commitment thereunder) in connection with such Asset Sale or Asset Swap, plus (c) any cash reserve in an amount reasonably determined by the Borrower to be necessary in connection with indemnification obligations or potential post-closing purchase price adjustments relating to such Asset Sale or Asset Swap so long as the Administrative Agent holds such cash reserve amount as cash collateral pursuant to §4.6 hereof and the Borrower provides to the Administrative Agent an accounting of such proceeds reasonably satisfactory to the Administrative Agent. If the Parent or any of its Subsidiaries receives any promissory notes or other instruments as part of the consideration for such Asset Sale or Asset Swap or if payment in cash of any portion of the consideration for such Asset Sale or Asset Swap is otherwise deferred or if the amount previously held as a cash reserve for indemnification obligations or purchase price adjustments is reduced, Net Cash Sale Proceeds shall be deemed to include any cash payments in respect of such notes or instruments or otherwise deferred portion of such consideration when and to the extent received by such Person.
     Non-Excluded Taxes. See §6.3.2.
     Notes. Collectively, the Revolving Credit Notes, the Tranche B Term Notes and any promissory notes of the Borrower evidencing a new Loan to the Borrower advanced in accordance with the terms and conditions set forth in §15.
     Obligations. All indebtedness, obligations and liabilities of any of the Parent, the Borrower and its Subsidiaries to any of the Lenders or any of the Agents, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under or in connection with this Credit Agreement or any of the other Loan Documents or any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof or any Interest Rate Agreement (a) required to be maintained pursuant to the terms of this Credit Agreement (or otherwise maintained in respect of Loans made hereunder) or (b) in respect of the Refinancing Notes or any other Indebtedness for borrowed money evidenced by bonds, debentures or other similar instruments owed by the Borrower or any of its Subsidiaries. This term includes, without limitation, all interest that accrues after the commencement of any case or proceeding by or against any credit party in bankruptcy whether or not allowed in such case or proceeding.
     Omnibus Amendment and Reaffirmation Agreement. The Omnibus Amendment and Reaffirmation Agreement, dated on or about the date hereof, among the Borrower, Parent and each Subsidiary.
     Operating Subsidiaries. Collectively, (a) Emmis Radio Corporation, Emmis Meadowlands Corporation, Emmis Publishing Corporation, Mediatex Communications Corporation, Los Angeles Magazine Holding Company, Inc., and Emmis Enterprises, Inc., each an Indiana corporation; (b) Emmis Radio, LLC, an Indiana limited liability company; (c) Emmis International Broadcasting Corporation, a California corporation; (d) the Partnership Subsidiaries and their successors; and (e) any new Subsidiaries acquired in connection with any Permitted Acquisition or any internal reorganization permitted pursuant to §10.5.1(a) used to hold assets (other than broadcast licenses) used in connection with, and to conduct operations of, any Station.
     outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
     Parent. Emmis Communications Corporation, an Indiana corporation.
     Parent Tranche B Purchase. Any purchase by the Parent of a portion of the Tranche B Term Loan for an aggregate purchase price for all such purchases not to exceed the Tranche B Adjusted Purchase Price (as defined in the First Amendment), subject to the terms and conditions set forth in the First Amendment.
     Partnership Subsidiaries. Collectively, Emmis Indiana Broadcasting, L.P., Emmis Publishing, L.P. and Emmis Television Broadcasting, L.P., each an Indiana limited partnership.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Perfection Certificates. The Perfection Certificates as defined in the Security Agreements.
     Permitted Acquisition. Any acquisition permitted under §10.5.1.
     Permitted Holders. Jeffrey Smulyan, his spouse, his children, his grandchildren, his estate and trusts created for the benefit of any of the foregoing.
     Permitted Liens. Liens permitted by §10.2.

     Permitted Parent Indebtedness. Indebtedness incurred by the Parent to the extent that the following conditions have been satisfied prior to the incurrence thereof by the Parent:
     (a) the lender of such Permitted Parent Indebtedness shall not be the Borrower or any Subsidiary of the Borrower;
     (b) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness;
     (c) such Indebtedness is unsecured;
     (d) the definitive loan documentation for such Indebtedness (i) shall not require any scheduled amortization payments and any mandatory prepayments prior to the final payment and performance in full in cash of all Obligations hereunder, including the cancellation or cash collateralization of any Letters of Credit, and the termination of the Commitments hereunder; (ii) shall not require or contemplate any cash interest payments being made to any Excluded Subsidiary or any other Person, unless in the case of such other Person, such payment is permitted by §10.13.2; and (iii) shall permit interest to capitalize without giving rise to a default or event of default (howsoever defined) thereunder in the event that the Parent shall not be permitted to make any cash interest payment under §10.13.2;
     (e) the final maturity date of such Indebtedness shall occur after the Final Maturity Date; and
     (f) prior to the incurrence of such Indebtedness by the Parent, the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such Indebtedness and any previously capitalized interest thereon, and as though such Indebtedness were incurred directly by the Borrower) shall be less than 8.50:1.00.
     Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.
     Platform. See §9.5.6.
     Pledge Agreement. Collectively, the Pledge Agreement, dated as of May 10, 2004, by and among the Parent, the Borrower and each of the Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent and any other pledge agreement entered into by the Parent or any of its Subsidiaries and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
     Pro Forma Basis. In connection with any proposed Permitted Acquisition, (including acquisitions contemplated in connection with an LMA Agreement), Asset Sale or Asset Swap, the calculation of compliance with the financial covenants set forth in §11 by the Borrower and its Subsidiaries after including the business, business division or Person to be acquired in connection with any Permitted Acquisition or Asset Swap as if such business, business division or Person were a Subsidiary and after excluding any business, business division or Person to be sold or otherwise disposed of in connection with any Asset Sale or Asset Swap. The calculation of such compliance shall be determined as of the most recently ended Reference Period by reference to the financial results of the Borrower and its Subsidiaries for such Reference Period after adjusting the same to (i) exclude the financial results attributable to any business, business division or Person to be sold or otherwise disposed of as if such transaction occurred on the first day of such Reference Period and (ii) include the audited financial results of any business, business division or Person to be acquired, if available for such Reference Period, or if such audited financial results are not available for such Reference Period, any unaudited financial results or any management reports as are approved by the Administrative Agent in respect of such business, business division or Person, as if such Permitted Acquisition or Asset Swap had occurred on the first day of such Reference Period and including the adjustments described in clauses (a), (b), (c), (d), (e) and (f) below. Following a Permitted Acquisition, Asset Sale or Asset Swap, the calculation of compliance with the covenants set forth in §11 for any Reference Period which contains the fiscal quarter in which such Permitted Acquisition, Asset Sale or Asset Swap occurred shall be calculated in the manner set forth above for any portion of the then applicable Reference Period which occurred prior to the date of such transaction including the adjustments described in clauses (a), (b), (c), (d), (e) and (f) below:
     (a) all Indebtedness (whether under this Credit Agreement or otherwise) and any other balance sheet adjustments incurred, made or assumed in connection with a Permitted Acquisition or Asset Swap shall be deemed to have been incurred, made or assumed on the first day of the Reference Period, and all Indebtedness of the Person acquired or to be acquired in such Permitted Acquisition or Asset Swap or which is attributable to the business or business division acquired or to be acquired which was or will have been repaid in connection with the consummation of the Permitted Acquisition or Asset Swap shall be deemed to have been repaid on the first day of the Reference Period;
     (b) all Indebtedness assumed to have been incurred pursuant to the preceding clause (a) in connection with a Permitted Acquisition or Asset Swap shall be deemed to have borne interest at (i) the arithmetic mean of (A) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one (1) month in effect on the first day of the Reference Period and (B) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one (1) month in effect on the last day of the Reference Period plus (ii) the Applicable Margin with respect to Revolving Credit Loans which are Eurodollar Rate Loans then in effect (after giving effect to the Permitted Acquisition or Asset Swap on a pro forma basis);

     (c) any interest paid in connection with Indebtedness which was or will have been repaid or prepaid in connection with a Permitted Acquisition, Asset Sale or Asset Swap shall be excluded in the pro forma calculation of the financial covenants set forth in §11 (i.e., treated as though such interest expense had not been incurred);
     (d) all Indebtedness which is to be or has been repaid or prepaid in connection with an Asset Sale (and as to any prior Asset Sales which occurred during such Reference Period) shall be deemed to have been repaid on the first day of the Reference Period;
     (e) for purposes of calculating Consolidated Operating Cash Flow for the Reference Period, other reasonable cost savings, expenses and other income statement, or operating statement adjustments as may be approved by the Administrative Agent in writing which are attributable to the change in ownership and/or management resulting from such Permitted Acquisition or Asset Swap (including the amount of any pre-acquisition management fees paid during such period in connection with the operation of any Station subject to such Permitted Acquisition or Asset Swap to the extent such fees are not payable after such transaction) shall be deemed to have been realized on the first day of the Reference Period, provided that the Administrative Agent shall be under no obligation to approve such cost savings, expenses or other adjustments; and
     (f) for purposes of calculating Consolidated Operating Cash Flow for the Reference Period, with respect to any Permitted Acquisition or Asset Swap, Consolidated Net Income (or Deficit) shall be increased by (i) the amount of any bad debt reserve adjustment associated with any accounts receivable on the books of such acquired Station on the date of acquisition thereof to the extent that such accounts receivable are not acquired by the Borrower or any of such Subsidiaries, and (ii) the amount of any bad debt reserve adjustment associated with any accounts receivable on the books of such acquired Station on the date of acquisition thereof and which are acquired by the Borrower or any of such Subsidiaries to the extent such bad debt reserve adjustment exceeds the amount the Borrower would have reserved with respect to such accounts receivable in accordance with its customary reserve practices.
     Program. Any television series or other program produced or distributed for television, or film or video release (including any syndicated series or other program regardless of its medium of initial exploitation), in each case whether recorded on film, videotape, audio tape, cassette, cartridge, disc or by any other means, method, process or device, whether now known or hereafter developed.
     Program Contracts. All contracts for television and film, Programs, music and related audio rights and syndicated series exhibition rights acquired under license agreements.

     Program Rights. Any right whether arising under Program Contracts or otherwise, to sell, distribute, subdistribute, exhibit, lease, sublease, license, sublicense or otherwise exploit Programs.
     Program Rights Costs. The maximum amount which the Borrower and/or any of its Subsidiaries or its or their co-venturers have furnished or have contractually committed to furnish (whether or not such commitments shall be reflected as an asset or liability on the consolidated balance sheet of the Borrower) toward the production or acquisition by the Borrower and/or any of its Subsidiaries or its or their co-venturers in connection with any Program Rights with respect to any Program.
     Programming Amortization Expense. For any period, total amortization expense of the Borrower and its Subsidiaries for such period which is directly attributable to Programs, Program Rights or Program Contracts, determined on a consolidated basis in accordance with GAAP.
     Programming Cash Payments. For any period, the aggregate cash payments actually made by Borrower and its Subsidiaries during such period in respect of Programming Obligations, determined on a consolidated basis in conformity with GAAP.
     Programming Obligations. For any period, all direct or indirect liabilities (including, but without duplication, any guaranties and other contingent obligations relating to or arising in connection with a Programming Obligation), contingent or otherwise, with respect to Program Contracts, Programs or Program Rights, (including, without limitation, all Program Rights Costs) of the Borrower and/or its Subsidiaries whether or not reflected on the consolidated balance sheet of the Borrower and its subsidiaries prepared in conformity with GAAP.
     Projections. See §8.4.3.
     Public Lender. See §9.5.6.
     RAM. Radio Austin Management, L.L.C., the sole general partner of the Austin Partnership, which is and shall remain a single purpose entity whose sole material asset is the general partnership interest in the Austin Partnership.
     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
     Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).
     Refinancing Note Documents. Each of the documents, instruments and other agreements entered into or delivered by the Borrower (including, without limitation, the Refinancing Notes and the Refinancing Note Indenture) and/or any Subsidiary of the

Borrower relating to the issuance by the Borrower of the Refinancing Notes and any guaranties or other documents related thereto, each in form and substance reasonably satisfactory to the Administrative Agent, as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof (including, without limitation, §10.8) and thereof.
     Refinancing Note Indenture. The indenture between the Borrower and The Bank of Nova Scotia Trust Company of New York which governs the Refinancing Notes and contains materials, terms and conditions which are less restrictive than the terms and conditions of this Credit Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent, as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof (including §10.8) and thereof.
     Refinancing Notes. The Borrower’s unsecured 6-7/8% subordinated notes due 2012 issued by the Borrower under the Refinancing Note Indenture.
     Register. See §17.2.
     Reimbursement Obligation. The Borrower’s obligation to reimburse the Administrative Agent and the Revolving Credit Lenders on account of any drawing under any Letter of Credit as provided in §5.2.
     Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     Required Lenders. As of any date, the Lenders (other than Delinquent Lenders) holding greater than fifty percent (50%) of the sum of (i) the aggregate outstanding principal amount of the Tranche B Term Loans on such date, and (ii) the Total Revolving Credit Commitment on such date, or, in the event that the Total Revolving Credit Commitment has been terminated or otherwise reduced to zero, the outstanding principal amount of Revolving Credit Loans on such date, and (iii) the aggregate outstanding principal amount on such date of any new Tranche structured as a term tranche pursuant to §15.1.
     Required Revolver Lenders. As of any date, the Revolving Credit Lenders (other than Delinquent Lenders) holding greater than fifty percent (50%) of the Total Revolving Credit Commitment on such date, or, in the event that the Total Revolving Credit Commitment has been terminated or otherwise reduced to zero, the outstanding principal amount of Revolving Credit Loans on such date.
     Required Term Lenders. As of any date, the Tranche B Lenders and (as applicable) the Lenders of any new Tranche structured as a term tranche pursuant to §15.1 (other than, in each case Delinquent Lenders) holding greater than fifty percent (50%) of the sum of (i) the aggregate outstanding principal amount of the Tranche B

Term Loans on such date, and (ii) the aggregate outstanding principal amount on such date of any new Tranche structured as a term tranche pursuant to §15.1.
     Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment in respect of Subordinated Debt (including Additional Subordinated Debt), (c) payment of management, consulting or similar fees to Affiliates of the Borrower or such Subsidiary, or (d) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or such Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary.
     Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1 hereto (as adjusted from time to time pursuant to §§15 and/or 17) as the amount of such Revolving Credit Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced or increased from time to time pursuant to §15 or §17 hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.
     Revolving Credit Lenders. Each Lender which has a Revolving Credit Commitment set forth opposite its name on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Revolving Credit Lender pursuant to §17 or who agrees to advance additional Revolving Credit Loans pursuant to §15.
     Revolving Credit Loans. Revolving credit loans made or to be made by the Revolving Credit Lenders to the Borrower pursuant to §2.
     Revolving Credit Maturity Date. November 2, 2012.
     Revolving Credit Notes. See §2.4.
     Security Agreement. Collectively, (i) the Security Agreement, dated as of May 10, 2004, between the Borrower and each of the Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent; and (ii) any other security agreement entered into thereafter by any Bridge to Sale Excluded Subsidiary and/or Bridge to Sale License Subsidiary and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.
     Security Documents. The Omnibus Amendment and Reaffirmation Agreement, the Guaranty, the Security Agreement, the Mortgages, the Trademark Agreement, the Copyright Mortgage, the Pledge Agreement, the Collateral Assignments of Contracts, any security agreement or other collateral assignment agreement entered into pursuant to §9.17 and all other instruments and documents, including without limitation UCC financing statements, required to be executed or delivered pursuant to any Security Document.

     Settlement. The making or receiving of payments, in immediately available funds, by the Revolving Credit Lenders, to the extent necessary to cause each Revolving Credit Lender’s actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Loan Request) to be equal to such Revolving Credit Lender’s Commitment Percentage of the outstanding amount of such Revolving Credit Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.
     Settlement Amount. See §2.9.1.
     Settlement Date. (a) The Drawdown Date relating to any Loan Request, (b) Friday of each week, or if a Friday is not a Business Day, the Business Day immediately following such Friday, (c) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrower’s account become aware of the existence of an Event of Default, (d) any Business Day on which the amount of Revolving Credit Loans outstanding from Bank of America plus Bank of America’s Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than Bank of America’s Commitment Percentage of the Total Revolving Credit Commitment, (e) the Business Day immediately following any Business Day on which the amount of Revolving Credit Loans outstanding increases or decreases by more than $2,000,000 as compared to the previous Settlement Date, (f) any day on which any conversion of a Base Rate Loan to a Eurodollar Rate Loan occurs, or (g) any Business Day on which the amount of outstanding Revolving Credit Loans decreases.
     Settling Lender. See §2.9.1.
     Sinclair Definitive Agreement. That certain Agreement for Purchase of Limited Partner and Member Interests, dated as of March 3, 2003, between Sinclair Telecable, Inc. and the Borrower, together with all other agreements and documents entered into or delivered pursuant to or in connection therewith, relating to the Austin Investment and the governance of, or operation of the business of, the Austin Partnership thereafter.
     Solvent. With respect to any Person as of any date of determination, (a) the fair value of the property of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed in an amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     S&P. Standard & Poor’s Ratings Group.
     SPC. See §17.1.
     Station. The properties, assets and operating rights constituting a system for transmitting radio or television signals from a transmitter licensed by the FCC or, solely for purposes of the definition of “Consolidated Net Income”, any Foreign Governmental Authority with licensing authority over such Station, together with any subsystem which is ancillary to such system and including all the Stations set forth on Schedule 8.3(b) hereto.
     Subordinated Debt. Collectively, (a) the Refinancing Notes and the Subordinated Guaranties and (b) any other unsecured Indebtedness (including guaranties by Subsidiaries of such unsecured Indebtedness) issued by the Borrower or any Subsidiary after the Funding Date that is expressly subordinated and made junior to the payment and performance in full in cash of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance reasonably satisfactory to the Administrative Agent and approved by the Administrative Agent in writing (“Additional Subordinated Debt”); provided that the material terms and conditions of such Additional Subordinated Debt are less restrictive than the terms and conditions set forth in this Credit Agreement with respect to the Obligations and no more restrictive than the terms and conditions of the Refinancing Notes as reasonably determined by the Administrative Agent and provided, further that the Administrative Agent shall have received from the Borrower a certificate from the principal financial or accounting office of the Borrower or the Parent, as applicable, certifying that the Obligations of the Borrower and its Subsidiaries arising under this Credit Agreement and the other Loan Documents constitute “Senior Debt” under and as defined in the definitive documentation governing such Indebtedness, and the incurrence of the Obligations is permitted under the definitive documentation governing such Indebtedness and will not cause a “Default” or “Event of Default” under and as defined in such definitive documentation. For the purposes of clarification, if any Additional Subordinated Debt has an interest rate higher than the interest rate applicable to the Refinancing Notes, such Additional Subordinated Debt shall not be deemed more restrictive than the Refinancing Notes solely because of such higher interest rate.
     Subordinated Guaranties. The guaranties of certain subsidiaries of the Borrower of the obligations of the Borrower under the Refinancing Notes pursuant to the Refinancing Note Indenture which are subordinated to the repayment of the Obligations in accordance with the terms of the Refinancing Note Indenture.

     Subsidiary. Any corporation, association, trust, partnership, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the shares of Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency). For purposes of this Credit Agreement, with respect to the Parent, the Borrower or any of their respective Subsidiaries, “Subsidiary” shall include all Subsidiaries of the Parent and the Borrower other than Excluded Subsidiaries, except as otherwise expressly provided.
     Syndication Agent. As defined in the preamble hereto.
     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
     Title Insurance Company. With respect to each Mortgaged Property, as applicable, Chicago Title Insurance Company and/or any other title insurance company reasonably acceptable to the Administrative Agent, and collectively if the context requires, all such companies.
     Title Policy. In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Administrative Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be reasonably determined by the Administrative Agent insuring the priority of the Mortgage of such Mortgaged Property and that the Borrower or one of its Subsidiaries holds marketable fee simple or leasehold title (as applicable) to such Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Administrative Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) tie-in endorsement, (f) doing business endorsement and (g) ALTA form 3.1 zoning endorsement.
     Total Commitment. The sum of (a) the Total Revolving Credit Commitment, plus (b) the sum of the Tranche B Commitments of the Tranche B Lenders plus (c) to the extent not otherwise included in the preceding clauses, the sum of the commitments in respect of any new Tranche structured as a term tranche pursuant to §15.1.
     Total Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Funded Debt outstanding on such date to (b) Consolidated Operating Cash Flow for the Reference Period ending on such date.

     Total Percentage. With respect to each Lender without duplication, the sum of (a) the Tranche B Term Loan held by such Lender plus (b) the Revolving Credit Commitment of such Lender (or, if such Revolving Credit Commitment has been terminated, the Revolving Credit Loans, Letter of Credit Participations in Unpaid Reimbursement Obligations, and participating interests in the risk relating to outstanding Letters of Credit held by such Lender) plus (c) to the extent not otherwise included in the foregoing, such Lender’s interest in any new Tranche structured as a term tranche pursuant to §15.1 as a percentage of the sum of (x) the outstanding principal amount of the Tranche B Term Loan plus (y) the greater of (i) the Total Revolving Credit Commitment and (ii) the outstanding principal amount of the Revolving Credit Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount of Letters of Credit plus (z) the outstanding principal amount of any new Tranche structured as a term tranche pursuant to §15.1.
     Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time, which as of the Funding Date shall be equal to the aggregate principal amount of $145,000,000, as such amount may be decreased from time to time pursuant to the terms hereof or increased thereafter pursuant to the terms and conditions set forth in §15.
     Trademark Agreement. The Trademark Collateral Security and Pledge Agreement, dated as of May 10, 2004, by and among the Borrower and each of the Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.
     Trades. Those assets and liabilities of the Borrower and any of its Subsidiaries which do not represent the right to receive payment in cash or the obligation to make payment in cash and which arise pursuant to so-called trade or barter transactions.
     Tranche. Collectively, or individually as the context indicates, the Revolving Credit Loans if any are outstanding and/or the Tranche B Term Loan, and for purposes of §15 only, any new Loan provided to the Borrower in accordance with the terms and conditions set forth in such §15.
     Tranche B Commitment. With respect to each Tranche B Lender, the agreement of such Person to make a Tranche B Term Loan on the Funding Date in the amount set forth on Schedule 1 or any additional commitment to make a Tranche B Term Loan as provided in §15 or as such amount may be adjusted pursuant to §17 hereof.
     Tranche B Lenders. Each Lender which has a Tranche B Commitment set forth opposite its name on Schedule 1 and any other Person who becomes an assignee of any rights and obligations of a Tranche B Lender pursuant to §17 or who agrees to advance additional Tranche B Term Loans pursuant to §15.
     Tranche B Maturity Date. November 1, 2013.

     Tranche B Term Loan. The term loan made or to be made by the Tranche B Lenders to the Borrower on the Funding Date in the aggregate principal amount of $455,000,000 pursuant to §3.1, as such amount may be increased thereafter pursuant to the terms and conditions set forth in §15.
     Tranche B Term Notes. See §3.2.
     TV Assets. Television assets or businesses including, without limitation, the television Stations and assets associated therewith listed on Schedule 8.3(b) of the Credit Agreement and the television licenses listed on Schedule 8.21 of the Credit Agreement.
     TV Asset Sale. Any one or series of transactions pursuant to which the Borrower or any Subsidiary conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, TV Assets.
     TV Asset Sale Proceeds. $19,400,000, which constitutes certain proceeds received in connection with any TV Asset Sale as of the date of the First Amendment.
     Type. As to any Revolving Credit Loan or all or any portion of the Tranche B Term Loan or all or any portion of any additional term loan structured as a term tranche pursuant to §15.1, its nature as a Base Rate Loan or a Eurodollar Rate Loan.
     UCC. The Uniform Commercial Code as in effect in the State of New York.
     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Revolving Credit Lenders on the date specified in, and in accordance with, §5.2.
     1.2. Rules of Interpretation.
     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
     (b) The singular includes the plural and the plural includes the singular.
     (c) A reference to any law includes any amendment or modification to such law.
     (d) A reference to any Person includes its permitted successors and permitted assigns.
     (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
     (f) The words “include”, “includes” and “including” are not limiting.

     (g) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the UCC.
     (h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.
     (i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
     (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
     (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
     (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
2. THE REVOLVING CREDIT FACILITY.
     2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Funding Date up to but not including the Revolving Credit Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Lender’s Revolving Credit Commitment minus such Revolving Credit Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding aggregate amount of all Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Revolving Credit Commitment at such time. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Commitment Percentage of the Total Revolving Credit Commitment. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the

Borrower that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made on the Funding Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.
     2.2. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages of the Total Revolving Credit Commitment (which shall be calculated without giving effect to any temporary reductions of the Total Revolving Credit Commitment by virtue of the operation of §4.6) a commitment fee (the “Commitment Fee”) calculated at the rate of (a) at any time when the Total Leverage Ratio, determined as at the last day of the Reference Period most recently ended, equals or exceeds 6.00:1.00, 0.500% per annum, (b) at any time when the Total Leverage Ratio, determined as at the last day of the Reference Period most recently ended, equals or exceeds 5.00:1.00, but is less than 6.00:1.00, 0.375% per annum, and (c) at any time when the Total Leverage Ratio, determined as at the last day of the Reference Period most recently ended, is less than 5.00:1.00, 0.250% per annum, in each case, on the actual daily amount during each calendar quarter or portion thereof from the Funding Date to the Revolving Credit Maturity Date by which the Total Revolving Credit Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter; provided, however, for the period commencing on the Funding Date through but not including a date which is three months following the Funding Date, the Commitment Fee shall be 0.500% per annum. The Commitment Fee shall be calculated by the Administrative Agent by reference to the Compliance Certificate most recently delivered pursuant to §9.4(c) and adjusted as necessary on each Adjustment Date (and in the event the Borrower fails to deliver a Compliance Certificate when so required, the Commitment Fee shall be calculated adopting the Total Leverage Ratio assumed for purposes of the calculation of the Applicable Margin pursuant to the provisos of clause (a) of the definition of Applicable Margin). The Commitment Fee shall be payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Loans, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments shall terminate.
     2.3. Reduction of Revolving Credit Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by $2,000,000 or an integral multiple thereof or to terminate entirely the Total Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the Total Revolving Credit Commitment of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Revolving Credit Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Revolving Credit Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit

Commitments may be reinstated. In addition, the Total Revolving Credit Commitment shall be reduced in accordance with §4.
     2.4. Evidence of Revolving Credit Loans; Revolving Credit Notes. The Revolving Credit Loans made by each Revolving Credit Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Revolving Credit Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by the Revolving Credit Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Revolving Credit Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In addition to such accounts or records, upon request of any Revolving Credit Lender, its Revolving Credit Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit A hereto or such other substantially similar form with appropriate adjustments deemed necessary by the Administrative Agent from time to time (each a “Revolving Credit Note”), and completed with appropriate insertions. Any such Revolving Credit Note shall be payable to the order of such Revolving Credit Lender in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. Each Revolving Credit Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Credit Loans and payments with respect thereto.
     2.5. Interest on Revolving Credit Loans. Except as otherwise provided in §6.11,
     (a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for each day on which such Base Rate Loan is outstanding at the rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time with respect to Revolving Credit Loans which are Base Rate Loans.
     (b) Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for each Interest Period applicable thereto at the rate per annum equal to the Eurodollar Rate determined for each Interest Period plus the Applicable Margin in effect from time to time with respect to Revolving Credit Loans which are Eurodollar Rate Loans.
The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

     2.6. Requests for Revolving Credit Loans. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no later than (a) 11:00 a.m. (Dallas, Texas time) on the day that is one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) 11:00 a.m. (Dallas, Texas time) on the day that is three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Type of such Revolving Credit Loan and (iv) in the case of a Eurodollar Rate Loan, the Interest Period for such Revolving Credit Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Revolving Credit Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of (a) in the case of Base Rate Loans, $500,000 or in integral multiples of $100,000 in excess thereof and (b) in the case of Eurodollar Rate Loans, $1,000,000 or in integral multiples of $100,000 in excess thereof; provided, that no more than twelve (12) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.
     2.7. Conversion Options.
     2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Administrative Agent prior written notice of such election no later than 11:00 a.m. (Dallas, Texas time) on the third (3rd) Eurodollar Business Day prior to the date of such conversion; and no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Event of Default has occurred and is continuing. On the date on which such conversion is being made, each Revolving Credit Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein; provided that if a Eurodollar Rate Loan is converted to a Base Rate Loan on a day which is not the last day of the Interest Period relating thereto, the Borrower shall indemnify the Lenders for any additional costs relating thereto pursuant to §6.10. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.
     2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. The Administrative Agent shall notify the Revolving Credit Lenders promptly when any such automatic conversion contemplated by this §2.7.2 is scheduled to occur.
     2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $100,000 in excess thereof. No more than twelve (12) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.
     2.8. Funds for Revolving Credit Loans.
     2.8.1. Funding Procedures. Not later than 12:00 noon (Dallas, Texas time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Revolving Credit Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Revolving Credit Lender of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Revolving Credit Lenders. The failure or refusal of any Revolving Credit Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Revolving Credit Lender’s Commitment Percentage of any requested Revolving Credit Loans.
     2.8.2. Advances by Administrative Agent.
     (a) The Administrative Agent may, unless notified to the contrary by any Revolving Credit Lender prior to a Drawdown Date, assume that such Revolving Credit Lender has made available to the Administrative Agent on such

Drawdown Date the amount of such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Revolving Credit Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Revolving Credit Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Revolving Credit Lender’s Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Revolving Credit Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Revolving Credit Lender. If the amount of such Revolving Credit Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Revolving Credit Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.
     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     2.9. Settlements.
     2.9.1. General. On each Settlement Date, the Administrative Agent shall promptly give notice (a) to the Revolving Credit Lenders and the Borrower of the respective outstanding amount of Revolving Credit Loans made by the

Administrative Agent on behalf of the Revolving Credit Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurodollar Rate Loans to be made (following the giving of notice pursuant to §2.6) on such date pursuant to a Loan Request and (b) to the Revolving Credit Lenders of the amount (a “Settlement Amount”) that each Revolving Credit Lender (a “Settling Lender”) shall pay to effect a Settlement of any Revolving Credit Loan. A statement of the Administrative Agent submitted to the Revolving Credit Lenders and the Borrower or to the Revolving Credit Lenders with respect to any amounts owing under this §2.9 shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 1:00 p.m. (Dallas, Texas time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Revolving Credit Lender as a Settling Lender pursuant to this §2.9 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Lender to the Borrower and all funds received by any Revolving Credit Lender pursuant to this §2.9 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Revolving Credit Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Lender from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Revolving Credit Lenders with respect to such Revolving Credit Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Revolving Credit Lender’s share of the outstanding Revolving Credit Loans being equal, as nearly as may be, to such Revolving Credit Lender’s Commitment Percentage of the outstanding amount of the Revolving Credit Loans.
     2.9.2. Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such

Settling Lender with respect to any amounts owing under this §2.9.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender’s Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans as of such Settlement Date.
     2.9.3. No Effect on Other Revolving Credit Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Revolving Credit Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment of such other Revolving Credit Lender.
     2.10. Repayment Of The Revolving Credit Loans.
     2.10.1. Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
     2.10.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Revolving Credit Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Revolving Credit Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §5.2(b) and §5.2(c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Revolving Credit Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Revolving Credit Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. In addition, the Borrower shall repay the Revolving Credit Loans in accordance with §4.
     2.10.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, in whole or in part, at any time without penalty or premium, provided that no Eurodollar Rate Loans may be prepaid pursuant to this §2.10.3 except on the last day of the Interest Period relating thereto unless breakage costs incurred by the Revolving Credit Lenders in connection therewith are paid by the Borrower in accordance with §6.10. The Borrower shall give the Administrative Agent written notice by no later than 11:00 a.m. (Dallas, Texas time) at least one (1) Business Day prior to the proposed date of any prepayment pursuant to this §2.10.3 of Base Rate Loans, and at least three (3) Eurodollar Business Days’ prior to the proposed date of any prepayment pursuant to this §2.10.3 of Eurodollar Rate Loans, in each case, specifying the proposed date of prepayment of Revolving Credit Loans, the principal amount to be prepaid and, in the case of any prepayment Eurodollar Rate Loans, the Interest Period of such Eurodollar Rate Loans. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $2,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and, as applicable, any breakage costs incurred by the Revolving Credit Lenders in connection therewith in accordance with §6.10 and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Revolving Credit Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Revolving Credit Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
3. THE TRANCHE B TERM LOAN.
     3.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, (i) the “Tranche B Term Loan” outstanding immediately prior to the effectiveness of this Credit Agreement under the Existing Credit Agreement that has been advanced by the Tranche B Lenders shall be continued as and converted into the Tranche B Term Loan under this Credit Agreement, and (ii) each Tranche B Lender severally agrees to lend to the Borrower on the Funding Date the amount of its Commitment Percentage of the Tranche B Term Loan (less the amount of Tranche B Term Loan continued and converted by such Tranche B Lender pursuant to clause (i) above).
     3.2. Evidence of Tranche B Term Loan; Tranche B Term Notes. The Tranche B Term Loans made by each Tranche B Lender shall be evidenced by one or more accounts or records maintained by such Tranche B Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Tranche B Lender shall be conclusive absent manifest error of the amount of the Tranche B Term Loan made by the Tranche B Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Tranche B Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In addition to such accounts or records, upon request of any Tranche B Lender, the Tranche B Term Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit C hereto or such other substantially similar form with appropriate adjustments deemed necessary by the Administrative Agent from time to time (each a “Tranche B Term Note”), and completed with appropriate insertions. Any such Tranche B Term Note shall be payable to the order of such Tranche B Lender in a principal amount equal to such Tranche B Lender’s Commitment Percentage of the Tranche B Term Loan and representing the obligation of the Borrower to pay to such Tranche B Lender such principal amount or, if less, the outstanding amount of such Tranche B Lender’s Commitment Percentage of the Tranche B Term Loan, plus interest accrued thereon, as set forth below. Each Tranche B Lender may attach schedules to its Tranche B Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Tranche B Term Loans and payments with respect thereto.
     3.3. Mandatory Prepayment of Tranche B Term Loan; Scheduled Amortization. On the last day of each fiscal quarter of the Borrower commencing with the fiscal quarter ending August 31, 2007, and ending on the fiscal quarter ending August 31, 2013, the Borrower promises to pay to the Administrative Agent for the pro rata account of the Tranche B Lenders an amount equal to 0.25% of the aggregate principal amount of the Tranche B Term Loan outstanding on such date, with the entire remaining unpaid principal balance (plus interest and other amounts payable in respect thereof) of the Tranche B Term Loan due and payable on the Tranche B Maturity Date. In addition, the Borrower shall repay the Tranche B Loan in accordance with §4. No amount repaid with respect to the Tranche B Term Loan may be reborrowed.
     3.4. Optional Prepayment of Tranche B Term Loan. The Borrower shall have the right at any time to prepay the Tranche B Term Notes on or before the Tranche B Maturity Date, in whole, or in part, upon three (3) business days’ prior written notice to the Administrative Agent given on or before 11:00 a.m. (Dallas, Texas time) prior to the date of such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $2,000,000 or an integral multiple thereof, (b) no portion of the Tranche B Term Loan bearing interest at the Eurodollar Rate may be prepaid pursuant to this §3.4 except on the last day of the Interest Period relating thereto unless breakage costs incurred by the Tranche B Lenders in connection therewith are paid by the Borrower in accordance with §6.10, and (c) each partial prepayment shall be allocated among the Tranche B Lenders, in proportion, as nearly as practicable, to the respective outstanding amount of each Tranche B Lender’s Tranche B Term Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Tranche B Term Loan shall include all interest accrued to the date of prepayment and, as applicable, any breakage costs incurred by the Tranche B Lenders in connection therewith in accordance with §6.10 and shall be applied to reduce remaining scheduled installments of principal due on the Tranche B Term Loan ratably. No amount prepaid with respect to the Tranche B Term Loan may be reborrowed.

     3.5. Interest on Tranche B Term Loan.
     3.5.1. Interest Rates. Except as otherwise provided in §6.11, the Tranche B Term Loan shall bear interest at the following rates:
     (a) To the extent that all or any portion of the Tranche B Term Loan bears interest at the Base Rate, the Tranche B Term Loan or such portion shall bear interest at the rate per annum equal to the Base Rate plus the Applicable Margin in effect with respect to that portion of the Tranche B Term Loan comprised of Base Rate Loans.
     (b) To the extent that all or any portion of the Tranche B Term Loan bears interest during any Interest Period at the Eurodollar Rate, the Tranche B Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect with respect to that portion of the Tranche B Term Loans comprised of Eurodollar Rate Loans.
The Borrower promises to pay interest on the Tranche B Term Loan or any portion thereof outstanding in arrears on each Interest Payment Date.
     3.5.2. Notification by Borrower. The Borrower shall notify the Administrative Agent, such notice to be irrevocable, by 11:00 a.m. on the date that is three (3) Eurodollar Business Days prior to the Drawdown Date of the Tranche B Term Loan if all or any portion of the Tranche B Term Loan is to bear interest at the Eurodollar Rate. After the Tranche B Term Loan has been made, the provisions of §2.7 shall apply mutatis mutandis with respect to all or any portion of the Tranche B Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Tranche B Term Loan as it would be entitled to with respect to the Revolving Credit Loans.
     3.5.3. Amounts, etc. Any portion of the Tranche B Term Loan bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $1,000,000 or in integral multiples of $100,000 in excess thereof. The number of Eurodollar Rate Loans having different Interest Periods outstanding at any time shall not exceed ten (10). No Interest Period relating to the Tranche B Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Tranche B Term Loan is to be made unless a portion of the Tranche B Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.
4. MANDATORY REPAYMENT OF THE LOANS.
     In addition to payments in respect of Revolving Credit Loans pursuant to §2.10 and scheduled amortization payments in respect of the Tranche B Term Loan pursuant to §3.3, the Loans shall be repaid as follows:

     4.1. Excess Cash Flow Recapture. Commencing with the fiscal year ending on or after February 28, 2008, the Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders as provided in §4.5, an amount equal to fifty percent (50%) of the Consolidated Excess Cash Flow if the Total Leverage Ratio as at the last day of such fiscal year is equal to or greater than 6.00:1.00, such prepayment to be due five (5) days after receipt of the audited financial statements delivered pursuant to §9.4(a) but in any event no later than one hundred (100) days after the end of each applicable fiscal year and to be applied to prepay the Loans in the manner set forth in §4.5.
     4.2. Proceeds of Asset Sales and Asset Swaps; Etc.
     (a) The Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders as provided in §4.5, an amount equal to one hundred percent (100%) of the Net Cash Sale Proceeds from all Asset Sales (other than any TV Asset Sales and other than transactions permitted pursuant to §10.6 which are addressed in clause (b) of this §4.2) or Asset Swaps involving a Station or any publishing asset (whether through a single transaction or a series of related transactions) in excess of $15,000,000 in the aggregate for all Asset Sales and Asset Swaps (other than TV Asset Sales); provided, however, that if (x) within three hundred sixty-five (365) days of receipt of such Net Cash Sale Proceeds, the Borrower identifies to the Administrative Agent in writing an investment or acquisition otherwise permitted under §10.3(j) or §10.5.1, respectively, and (y) within five hundred forty-five (545) days of receipt of such Net Cash Sale Proceeds (or seven hundred thirty (730) days, in the case of an Asset Swap), the Borrower consummates such Permitted Acquisition or investments permitted under §10.3 with all or a portion of such Net Cash Sale Proceeds, the Borrower shall not be required to prepay the Loans under this §4.2 with that portion of the Net Cash Sale Proceeds applied to finance such Permitted Acquisition or permitted investments but shall in any event comply with the terms of §4.6.
     (b) The Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders as provided in §4.5, an amount equal to one hundred percent (100%) of the Net Cash Sale Proceeds from Asset Sales described under §10.6 (whether through a single transaction or a series of related transactions). Such payment shall be made promptly but in no event more than two (2) Business Days following receipt of such Net Cash Sale Proceeds by the Borrower or any Affiliate of the Borrower.
     (c) The Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders as provided in §4.5, an amount equal to one hundred percent (100%) of the gross cash proceeds received by any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate of the Borrower from the sale by such Person of the Station subject to a Bridge to Sale Third Party Transaction (including the FCC License associated with the Station subject of such Bridge to Sale Third Party Transaction), minus all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such sale, including any income taxes payable as a result of such sale and the amount of any transfer or documentary taxes required to be paid by such Person in connection with such sale. Such payment shall be made promptly but in no event more than two (2) Business Days following receipt of such cash proceeds by a Bridge to Sale Excluded Subsidiary, a Bridge to Sale License Subsidiary or other Affiliate of the Borrower.
     4.3. Proceeds of Equity Issuances. If the Parent, the Borrower or any Subsidiary receives Net Cash Equity Issuance Proceeds from any Equity Issuance and as of the last day of the fiscal quarter ended immediately prior to the date of such Equity Issuance, the Total Leverage Ratio is equal to or greater than 6:00:1:00, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders as provided in §4.5 an amount equal to the lesser of (a) fifty percent (50%) of such Net Cash Equity Issuance Proceeds or (b) that amount necessary to reduce the Total Leverage Ratio to 6.00:1.00 after giving effect to such prepayment, such amount to be applied to prepay the Loans in the manner set forth in §4.5; provided, however, that the Borrower shall not be required to prepay the Loans under this §4.3 with Net Cash Equity Issuance Proceeds from an Equity Issuance permitted by §10.14(a) or §10.14(b)(i) or §10.14(b)(ii); and provided, further, that the Borrower may apply all or any portion of Net Cash Equity Issuance Proceeds which the Parent, the Borrower or any Subsidiary may receive from Equity Issuances to finance Permitted Acquisitions, so long as (i) within ninety (90) days of receipt by such Person of such Net Cash Equity Issuance Proceeds, the Borrower identifies to the Administrative Agent in writing an acquisition permitted under §10.5.1 which will be financed with such proceeds, and (ii) within three hundred sixty-five (365) days of receipt of such Net Cash Equity Issuance Proceeds, the Borrower consummates such Permitted Acquisition with all or a portion of such Net Cash Equity Issuance Proceeds. The Borrower shall in any event comply with the terms of §4.6.
     4.4. Proceeds of Subordinated Debt Issuances. If the Borrower or any Subsidiary receives net cash proceeds from any issuance of Subordinated Debt (other than Subordinated Debt issued to refinance all or any portion of the Refinancing Notes outstanding on or after the date hereof), the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders in the manner set forth in §4.5 an amount equal to one hundred percent (100%) of such net cash proceeds; provided, that the Borrower shall not be obligated to make any mandatory prepayment under this §4.4 to the extent that such net cash proceeds from any issuance of Subordinated Debt is incurred in connection with any Permitted Acquisition and so long as the Total Leverage Ratio as of the end of the fiscal quarter ended immediately prior to the date of the issuance of such Subordinated Debt in connection with a Permitted Acquisition (calculated on a pro forma basis after giving effect to the incurrence of such Subordinated Debt) is less than 6.50:100.
     4.5. Application of Payments. All payments made pursuant to §§4.1 through 4.4 shall be accompanied by the payment of accrued interest on the principal repaid and, as applicable, any breakage costs incurred by the Lenders in connection therewith in accordance with §6.10 and shall be applied: first, to repay the Tranche B Term Loan with payments applied ratably against the remaining scheduled installments thereon; and second, if there are no outstanding amounts owing in respect of the Tranche B Term Loan, then to reduce the outstanding amount of the Revolving Credit Loans and to permanently reduce the Total Revolving Credit Commitment by a like amount. Such mandatory prepayments shall be allocated among the Lenders in proportion, as nearly as practicable, to the respective outstanding amounts of each Lender’s Tranche B Term Note or Revolving Credit Note, as applicable, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Except as expressly provided in this §4.5, no amounts repaid with respect to the Loans pursuant to this §4.5 may be reborrowed.
     4.6. Delivery of Proceeds. The Borrower shall deliver to the Administrative Agent, promptly upon receipt thereof, all Net Cash Sale Proceeds or Net Cash Equity Issuance Proceeds that may have to be applied to prepay the Loans if not reinvested as permitted in §§4.2 and 4.3, and any cash reserves in connection with an Asset Swap or Asset Sale that were deducted from Net Cash Sale Proceeds, to be held as Collateral (in an interest bearing account) pending reinvestment in accordance with such §§4.2 and 4.3, or, in the case of such reserves, pending an application or conversion into Net Cash Sale Proceeds. Upon the Borrower’s request, any cash amounts delivered to the Administrative Agent to be held as Collateral under this §4.6 may be applied to repay Revolving Credit Loans, provided that an amount of the Total Revolving Credit Commitment equal to the amount so repaid may not be reborrowed until after or simultaneously with the final application of such amounts so delivered to the Administrative Agent.
5. LETTERS OF CREDIT.
     5.1. Letter of Credit Commitments.
     5.1.1. Commitment to Issue Letters of Credit.
     (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent on behalf of the Revolving Credit Lenders and in reliance upon the agreement of the Revolving Credit Lenders set forth in §5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $50,000,000 at any one time and (ii) the sum of (1) the Maximum Drawing Amount on all Letters of Credit, (2) all Unpaid Reimbursement Obligations, and (3) the amount of all Revolving Credit

Loans outstanding shall not exceed the Total Revolving Credit Commitment at such time.
     (b) Notwithstanding the foregoing, the Administrative Agent shall have no obligation to issue any Letter of Credit:
     (i) to support or secure any Indebtedness of an Excluded Subsidiary;
     (ii) to support or secure any Indebtedness of the Borrower or any Subsidiary of the Borrower to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit;
     (iii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Administrative Agent from issuing such Letter of Credit, or any Law applicable to the Administrative Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Administrative Agent shall prohibit, or request that the Administrative Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Administrative Agent with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Administrative Agent is not otherwise compensated hereunder) not in effect on the Funding Date, or shall impose upon the Administrative Agent any unreimbursed loss, cost or expense which was not applicable on the Funding Date and which the Administrative Agent in good faith deems material to it;
     (iv) if the issuance of such Letter of Credit would violate one or more policies of the Administrative Agent applicable to letters of credit generally;
     (v) except as otherwise agreed by the Administrative Agent, if such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
     (vi) if such Letter of Credit is to be denominated in a currency other than Dollars;
     (vii) if such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or
     (viii) if a default of any Lender’s obligations to fund under §5.1.4 exists or any Lender is at such time a Delinquent Lender hereunder, unless the Administrative Agent has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Administrative Agent’s risk with respect to such Lender.
     5.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.
     5.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) provide for a term of no more than one (1) year subject to automatic renewals, but in no event have an expiry date later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
     5.1.4. Reimbursement Obligations of Revolving Credit Lenders. Each Revolving Credit Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Revolving Credit Lender’s Commitment Percentage of the Total Revolving Credit Commitment, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §5.2 (such agreement for a Revolving Credit Lender being called herein the “Letter of Credit Participation” of such Revolving Credit Lender).
     5.1.5. Participations of Revolving Credit Lenders. Each such payment made by a Revolving Credit Lender shall be treated as the purchase by such Revolving Credit Lender of a participating interest in the Borrower’s Reimbursement Obligation under §5.2 in an amount equal to such payment. Each

Revolving Credit Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.
     5.2. Reimbursement Obligation of the Borrower. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Revolving Credit Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Revolving Credit Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,
     (a) except as otherwise expressly provided in clauses (b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Revolving Credit Lender in connection with any payment made by the Administrative Agent or any Revolving Credit Lender under, or with respect to, such Letter of Credit,
     (b) upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Revolving Credit Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and
     (c) upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Revolving Credit Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.
Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate calculated in accordance with §6.11 for Revolving Credit Loans.
     5.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Administrative Agent as provided in

§5.2 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Revolving Credit Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 1:00 p.m. (Dallas, Texas time) on the Business Day next following the receipt of such notice, each Revolving Credit Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Revolving Credit Lender’s Commitment Percentage (in respect of the Total Revolving Credit Commitment) of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Revolving Credit Lender’s Commitment Percentage (in respect of the Total Revolving Credit Commitment) of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Revolving Credit Lender’s Commitment Percentage (in respect of the Total Revolving Credit Commitment) of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrower and the Revolving Credit Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.
     5.4. Obligations Absolute. The Borrower’s obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Revolving Credit Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Revolving Credit Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Administrative Agent or any Revolving Credit Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Revolving Credit Lender to the Borrower.

     5.5. Reliance by Issuer. To the extent not inconsistent with §5.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as the Administrative Agent reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Credit Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.
     5.6. Letter of Credit Fee. The Borrower shall, on each Interest Payment Date for Base Rate Loans pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent in respect of each Letter of Credit in an amount equal to the sum of (a) the Applicable Margin for Revolving Credit Loans outstanding during the quarter ending on such date which bear interest based on the Eurodollar Rate of the Maximum Drawing Amount of such standby Letter of Credit plus (b) one-eighth of one percent (0.125%) per annum of the face amount of such standby Letter of Credit. The portion of the Letter of Credit Fee referred to in clause (b) above shall be for the account of the Administrative Agent, as a fronting fee, and the balance of such Letter of Credit Fee shall be for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages in respect of the Total Revolving Credit Commitment. In respect of each Letter of Credit, the Borrower shall also pay to the Administrative Agent for the Administrative Agent’s own account, at such other time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.
     5.7. Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Funding Date shall be subject to and governed by the terms and conditions hereof.
6. CERTAIN GENERAL PROVISIONS.
     6.1. Closing Fees. The Borrower agrees to pay all fees on the Funding Date that have been expressly agreed to in writing between the Borrower and certain of the Lenders to be paid on the Funding Date.

     6.2. Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent annually in advance, for the Administrative Agent’s own account, on the Funding Date and on each anniversary of the Funding Date, an Administrative Agent’s fee (the “Administrative Agent’s Fee”) as set forth in the Administrative Agent Fee Letter.
     6.3. Funds for Payments.
     6.3.1. Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the applicable Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case no later than 2:00 p.m. (Dallas, Texas time) and in immediately available funds.
     6.3.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein excluding (A) income and franchise taxes imposed on (or measured by) the net income or profits of any Lender or the Administrative Agent by the jurisdictions under the laws of which the Administrative Agent or any Lender is organized or any political subdivision thereof, or by the jurisdictions in which the Administrative Agent or such Lender is located or any political subdivision thereof, or by the jurisdictions in which the Administrative Agent or such Lender is doing business or any political subdivision thereof and (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above unless, in each case, the Borrower is compelled by law to make such deduction or withholding (such non-excluded items referred to as “Non-Excluded Taxes”). If any such Non-Excluded Taxes are imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower; provided however that the Borrower shall not be required to increase any such amounts payable to any Lender or the Administrative Agent with respect to any such Non-Excluded Taxes that are attributable to (i) such Administrative Agent’s or Lender’s failure to comply with the provisions of §6.3.3 or (ii) that are withholding taxes imposed on the amounts payable to such Administrative Agent or such Lender at the time such Administrative Agent or Lender becomes a party to this Credit Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such obligation pursuant to this §6.3.2; provided, further, that the foregoing shall not relieve the Borrower of its obligation to pay Non-Excluded Taxes in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-U.S. Lender that was previously entitled to receive all payments under this Credit Agreement and any Note without deduction or withholding of any United States federal income taxes is no longer properly entitled by law to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
     6.3.3. Non-U.S. Lenders. Each Lender and the Administrative Agent (including any assignee) that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate substantially in the form of Exhibit I hereto, together with a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN,

Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, two (2) properly completed and executed copies of Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).
     6.4. Computations. All computations of interest on the Eurodollar Rate Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans shall be based on a 365-day or 366-day year, as the case may be, for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected from time to time in the accounts or records maintained by the Lenders and by the Administrative Agent in accordance with the provisions of this Credit Agreement shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.
     6.5. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.
     6.6. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §6.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.
     6.7. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
     (a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or
     (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or
     (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
     (d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part;

and the result of any of the foregoing is:
     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Eurodollar Rate Loans or such Lender’s Commitment or any Letter of Credit, or
     (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or
     (iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent and as often as the occasion therefor may arise and upon presentation by such Lender or the Administrative Agent of a certificate pursuant to §6.9, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent on an after-tax basis for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.
     6.8. Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or any corporation controlling such Lender with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s commitment with respect to any Loans to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower and the Administrative Agent of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Lender for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender of a certificate in accordance with §6.9. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

     6.9. Certificate. A certificate setting forth any additional amounts payable pursuant to §6.7 or §6.8 and a brief explanation of such amounts which are due, submitted by any Lender to the Borrower and the Administrative Agent, shall be conclusive, absent manifest error, that such amounts are due and owing, which certificate shall be delivered no later than one hundred and eighty (180) days after the date the Administrative Agent and such Lender shall have determined that any such additional amount is due.
     6.10. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss (excluding any loss of anticipated profits), cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks for funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request notice (in the case of all or any portion of the Tranche B Term Loan pursuant to §3.5.2) or a Conversion Request relating thereto in accordance with §2.6, §2.7 or §3.5.2, as the case may be, (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.
     6.11. Interest After Default. During the continuance of any Event of Default of the type described in clauses (a) or (b) of §14.1, the Loans and all other amounts payable hereunder or under any of the other Loan Documents shall automatically bear interest, after as well as before judgment, compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate).
     6.12. Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under §6.7 or §6.8, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §6.3.2, or any Lender is subject to §6.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §6.7 or §6.8 or §6.3.2 or eliminate the effect of §6.6, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under §6.7 or §6.8, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §6.3.2, or if any Lender is subject to §6.6, or if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders and consented to by the Required Lenders, or if any Lender is a Delinquent Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in §17, including, without limitation, as a condition precedent to such assignment, (i) the Administrative Agent’s consent to the assignee unless not otherwise required by §17 and (ii) payment of the registration fee set forth in §17.1(b)), all its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder from the assignee or the Borrower, (ii) such assignment will result in a reduction in such compensation or payments or removal of such illegality or such amendment being approved and (iii) such assignment does not conflict with applicable laws. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
7. COLLATERAL SECURITY AND GUARANTIES.
     7.1. Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower (other than the Excluded Assets and the Capital Stock of any Excluded Subsidiary and, in respect of any foreign subsidiary directly owned by the Borrower, shall be limited to a pledge of 66 2/3% of the issued and outstanding Capital Stock of such direct foreign subsidiary owned by the Borrower), whether now owned or hereafter acquired, including, without limitation, an assignment of all of the Borrower’s rights and interests in, to and under each contract and agreement entered into by the Borrower in connection with the transactions contemplated by §10.5.1, pursuant to the terms of the Security Documents to which the Borrower is a party.
     7.2. Guaranties and Security of Parent and Subsidiaries. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty. The obligations of the Parent under the Guaranty shall be secured by a perfected first priority security interest in (i) all of the issued and outstanding Capital Stock of (x) the Borrower and (y) each domestic Subsidiary of the Parent now existing, or hereafter created or acquired and (ii) 66 2/3% of the issued and outstanding Capital Stock of each direct foreign subsidiary of the Parent whether now existing or hereafter created or acquired, in each case, pursuant to the terms of the Pledge Agreement. The obligations of the Borrower’s Subsidiaries under the Guaranty shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of each such Person (other than (i) Excluded Assets and (ii) the Capital Stock of any Excluded Subsidiary other than the Austin Partnership and RAM, and, in respect of each direct foreign subsidiary of any of the Borrower’s Subsidiaries (including, for the avoidance of doubt, Emmis International Broadcasting Corporation) a 66 2/3% pledge of the issued and outstanding Capital Stock of such direct foreign subsidiary) whether now owned or hereafter acquired, including without limitation an assignment of each such Person’s rights and interests in, to and under each contract and agreement entered into by each such Person in connection with the transactions contemplated by §10.5.1, pursuant to the terms of the Security Documents to which such Person is a party.
     7.3. Release of Collateral and Guaranties. The parties hereto acknowledge and agree that, in accordance with §18.13 as soon as practicable following a sale or disposition of assets permitted in accordance with the terms of this Credit Agreement, including without limitation, §10.5.2, the Administrative Agent shall release its Liens on the Collateral subject to such sale or disposition and/or any Subsidiary of the Borrower which is the subject of such sale or disposition from its obligations under the Guaranty.
8. REPRESENTATIONS AND WARRANTIES.
     The Parent and the Borrower represent and warrant to the Lenders and the Administrative Agent as follows:
     8.1. Corporate Authority.
     8.1.1. Incorporation; Good Standing. Each of the Parent, the Borrower and the Subsidiaries (a) is a corporation, partnership or limited liability company (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate, partnership or limited liability company (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, partnership or limited liability company (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
     8.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Parent, the Borrower or any Subsidiary is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, partnership or limited liability company (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate, partnership or limited liability company (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, such Person.
     8.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Parent, the Borrower or any Subsidiary is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     8.2. Governmental Approvals. The execution, delivery and performance by the Parent, the Borrower or any Subsidiary of this Credit Agreement and the other Loan Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.
     8.3. Title to Properties.
     (a) Except as indicated on Schedule 8.3(a) hereto, the Parent, the Borrower and the Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Parent and its subsidiaries as at the Balance Sheet Date or acquired since that date (except (i) property and assets which are not integral to the operations of the Stations or publishing operations owned by the Borrower or its Subsidiaries as such Stations or publishing operations are operated immediately prior to the Balance Sheet Date, (ii) property and assets which do not consist of a Station or publishing asset which have been sold or otherwise disposed of in the ordinary course of business since that date, (iii) property and assets which have been replaced since that date or (iv) property and assets which have been sold or otherwise disposed of after the Funding Date as permitted hereunder), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
     (b) Schedule 8.3(b) hereto, as updated from time to time in accordance with §10.5 sets forth all of the Stations of the Borrower and its Subsidiaries at the time of reference thereto.

     8.4. Financial Statements and Projections.
     8.4.1. Fiscal Year. The Parent, the Borrower and each of the Subsidiaries has a fiscal year which is the twelve (12) months ending on February 28, or in the case of a leap year, February 29, of each calendar year.
     8.4.2. Financial Statements. There has been furnished to the Lenders the consolidated balance sheet of the Parent, the Borrower and its subsidiaries, as at the Balance Sheet Date, and the related, similarly adjusted, consolidated statements of income and cash flow for the fiscal year then ended, each certified by an authorized officer of the Borrower. Such balance sheet and statement of income and cash flow have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Parent, the Borrower and its subsidiaries, as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Parent, the Borrower or any of its subsidiaries, as of the Funding Date involving material amounts, known to any officer of the Parent, the Borrower or of any of the Subsidiaries not disclosed in the balance sheet dated the Balance Sheet Date and the related notes thereto other than contingent liabilities disclosed to the Lenders in writing.
     8.4.3. Projections. There has been furnished to the Lenders the projections of the Borrower and its subsidiaries, which include a projection of revenue, earnings before interest, taxes, depreciation and amortization, sources and uses of cash, a funding analysis and capitalization for the fiscal years ended February 28, 2006 through the fiscal year ended February 28, 2014, copies of which are attached hereto as Exhibit D (the “Projections”), which disclose all assumptions made with respect to general economic, financial and market conditions used in formulating the Projections. To the knowledge of the Parent, the Borrower or any of the Subsidiaries as of the Funding Date, no facts exist that (individually or in the aggregate) would result in any material change in any of the Projections. The Projections are based upon reasonable estimates and assumptions at the time made, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Parent, the Borrower and the Subsidiaries, of the results of operations and other information projected therein.
     8.5. No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, neither the Borrower nor any Subsidiary has made any Restricted Payment except as set forth on Schedule 8.5 hereto or after the Funding Date as permitted by §10.4.
     8.6. Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted without known material conflict with any rights of others.
     8.7. Litigation. Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Parent or any of its Subsidiaries before any Governmental Authority, (a) that, could reasonably be expected to, in each case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Parent and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     8.8. No Materially Adverse Contracts, etc. None of the Parent, the Borrower or any of the Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Parent, the Borrower or any of the Subsidiaries is a party to any contract or agreement that has or is expected, in the reasonable judgment of the Borrower’s officers, to have any Material Adverse Effect.
     8.9. Compliance with Other Instruments, Laws, Status as Senior Debt, etc. None of the Parent, the Borrower or any of the Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to have a Material Adverse Effect. The Obligations of the Parent, the Borrower and the Subsidiaries arising under this Credit Agreement and the other Loan Documents constitute “Senior Debt” under and as defined in the Refinancing Note Indenture; and shall be permitted under the Refinancing Note Indenture and will not cause a “Default” or “Event of Default” under and as defined in the Refinancing Note Indenture.
     8.10. Tax Status. The Parent and the Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except where failure to have done so could not reasonably be expected to result in a Material Adverse Effect and (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be, and except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction (except those being contested in good faith by appropriate proceedings subject to the Borrower or the applicable Subsidiary having established adequate reserves in conformity with GAAP for the payment of such disputed taxes and except where the failure to pay such disputed taxes could not reasonably be expected to result in a Material Adverse Effect), and none of the officers of the Borrower know of any reasonable basis for any such claim.
     8.11. No Event of Default. No Default or Event of Default has occurred and is continuing.
     8.12. Investment Company Acts and Communications Act. None of the Parent, the Borrower, any Person Controlling the Parent, or any Subsidiary (i) is a “public-utility company”, “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, and neither Parent or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. The Borrower and each of its Subsidiaries is in compliance with the Communications Act with regard to alien control or ownership.
     8.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Parent, the Borrower or any of the Subsidiaries or any rights relating thereto.
     8.14. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or (as the case may be) a Subsidiary party to the Security Agreement is the owner of the Collateral free from any Lien, except for Permitted Liens.
     8.15. Certain Transactions. Except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors and independent contractors in the ordinary course of business), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
     8.16. Employee Benefit Plans.
     8.16.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.
     8.16.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.
     8.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.
     8.16.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.
     8.17. Use of Proceeds.
     8.17.1. General. The proceeds of the Loans shall be used for the following purposes: (a) to refinance all outstanding loans under the Existing Credit Agreement, (b) to repay any Refinancing Notes outstanding after the Funding Date (subject to the limitations set forth herein), (c) to fund the 2006 Dividend, (d) to fund working capital and general corporate purposes, (e) to fund Permitted Acquisitions, and (f) to fund Capital Expenditures permitted hereunder. The Borrower will obtain Letters of Credit solely for general corporate purposes.
     8.17.2. Regulation U. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221.
     8.17.3. Ineligible Securities. No portion of the proceeds of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.
     8.18. Environmental Compliance. The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:
     (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean

Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could reasonably be expected to have a material adverse effect on the environment or a Material Adverse Effect;
     (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
     (c) except as set forth on Schedule 8.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and
     (d) none of the Borrower and its Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.
     8.19. Subsidiaries, etc. Schedule 8.19 hereto, as updated from time to time in accordance with §9.15, sets forth all of the Subsidiaries of the Parent. Except as set forth on Schedule 8.19, neither the Parent nor any Subsidiary is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary is listed on Schedule 8.19 hereto.
     8.20. Disclosure. Neither this Credit Agreement nor any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Parent or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Parent or any of its Subsidiaries which has had a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions or changes affecting the broadcasting or publishing industries generally resulting from new technologies.
     8.21. Licenses and Approvals.
     (a) Each of the Borrower and its Subsidiaries has all requisite power and authority and Necessary Authorizations to hold the FCC Licenses and to own and operate its Stations and to carry on its businesses as now conducted.
     (b) Set forth in Schedule 8.21 hereto, as updated from time to time in accordance with §10.5, is a complete description of all FCC Licenses of the Borrower and/or its Subsidiaries and the dates on which such FCC Licenses expire. Complete and correct copies of all such FCC licenses have been delivered to the Administrative Agent. Except as set forth on Schedule 8.21, each such FCC License which is necessary to the operation of the business of the Borrower or any of its Subsidiaries is validly issued and in full force and effect and, in respect of each such license that has expired by its terms, a timely renewal application has been filed and the Borrower and/or its Subsidiaries has authority to continue operating the applicable Station pending action on such application and, except as set forth on Schedule 8.7 the Borrower and its Subsidiaries do not know of any matters that could reasonably be expected to result in the non-renewal of any material license; and except as set forth on Schedule 8.7 and Schedule 8.21, the Borrower and each of its Subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to each such FCC License; in each case, provided that such exceptions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and provided further that the Borrower or such Subsidiary is taking all reasonable and appropriate steps to contest or mitigate its potential liabilities in respect of such exceptions and has set aside on its books adequate reserves in conformity with GAAP with respect thereto. Except as set forth on Schedule 8.7 and Schedule 8.21, no event has occurred which: (i) has resulted in, or after notice or lapse of time or both would result in, revocation or termination of any FCC License, or (ii) materially and adversely affects or in the future could reasonably be expected to materially adversely affect any of the rights of the Borrower or any of its Subsidiaries under any FCC License, except for such events (including such events set forth on Schedule 8.7 and Schedule 8.21) which could not reasonably be expected to cause an Event of Default pursuant to §14.1(t) and so long as the Borrower or the applicable Subsidiary shall have complied with §9.10(b)(iv). No material license or franchise, other than the FCC Licenses described in Schedule 8.21 which have been obtained, is necessary for the operation of the business (including the Stations) of the Borrower or any of its Subsidiaries as now conducted.
     (c) Except as set forth on Schedule 8.7 and Schedule 8.21, as such Schedule 8.21 may be updated from time to time pursuant to §10.5, none of the Borrower or any of its Subsidiaries is a party to or has knowledge of any investigation, notice of violation, order or complaint issued by or before any Governmental Authority, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television broadcasting industry generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of the Borrower and its Subsidiaries taken as a whole or the business of the Borrower and its Subsidiaries taken as a whole, provided that any such investigations, violations, orders or complaints issued by or before any Governmental Authority or proceedings could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and provided further that the Borrower or such Subsidiary is taking all reasonable and appropriate steps to contest or mitigate its potential liabilities in respect of such investigations, violations, orders or complaints or proceedings and has set aside on its books adequate reserves in conformity with GAAP with respect thereto. Except as set forth on Schedule 8.7, none of the Borrower or any of its Subsidiaries has reason to believe that any of the FCC Licenses described in Schedule 8.21, as updated from time to time pursuant to §10.5, will not be renewed, except for those the failure to be in full force and effect after the Funding Date could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has filed all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Licenses or the activities or business of such Person with respect thereto and has timely paid all FCC annual regulatory fees assessed with respect to its FCC Licenses.
     (d) All FCC Licenses and other licenses, permits and approvals relating to the Stations are held by a License Subsidiary. No License Subsidiary (A) owns or holds any assets (including the ownership of stock or any other interest in any Person) other than FCC Licenses and other licenses, permits and approvals relating to the Stations, (B) is engaged in any business other than the holding, acquisition and maintenance of FCC Licenses and other licenses, permits and approvals relating to the Stations, (C) has any Investments in any Person other than the Borrower or (D) owes any Indebtedness (other than (x) Indebtedness to the Administrative Agent and the Lenders pursuant to the Guaranty and (y) contingent obligations pursuant to the Subordinated Guaranties o Subordinated Debt consisting of guaranties of Additional Subordinated Debt to any Person other than the Borrower.
     8.22. Material Agreements. All material radio or television network affiliation, programming, engineering, consulting, management, employment and related agreements, if any, of the Borrower and its Subsidiaries which are presently in effect in connection with, and are material and necessary to, the conduct of the business of the Borrower or any of its Subsidiaries, including without limitation the operation of any Station by the Borrower or any of its Subsidiaries, are valid, subsisting and in full force and effect and none of the Borrower, any of its Subsidiaries or, to the Borrower’s best knowledge, any other Person are in material default thereunder.
     8.23. Solvency. As of the date on which this representation and warranty is made or deemed made, each of the Parent, the Borrower and the Subsidiaries is Solvent, both before and after giving effect to the transactions contemplated hereby consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection herewith and therewith.
     8.24. Excluded Subsidiaries. The entities set forth in clause (b) of the definition of “Excluded Subsidiaries” do not own or operate any Station, broadcasting business or publishing business within the United States and either own no assets or own only stock of Persons whose primary businesses are owning or operating broadcasting businesses outside the United States. The primary business of Ciudad, LLC is the magazine publishing business. The Austin Partnership is a Texas limited partnership, 49.69443% of which is owned by the Borrower. RAM is a Texas limited liability company, 50.1% of which is owned by the Borrower.

9. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, Note or other Obligation is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:
     9.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees and all other fees and amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
     9.2. Maintenance of Office. The Borrower will, and will cause Parent to, maintain its chief executive office in the location set forth in the Perfection Certificates or, in each case, at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.
     9.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, (c) maintain adequate accounts and reserves for all required redemptions and cancellation of any Refinancing Notes as set forth in the Refinancing Note Indenture and (d) at all times engage Ernst & Young LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.
     9.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Lenders:
     (a) as soon as practicable, but in any event not later than eighty (80) days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its subsidiaries, as at the end of such year, and the related audited consolidated statements of income and audited consolidated statements of cash flow, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements (i) to be in reasonable detail, prepared in accordance with GAAP and the requirements of the Securities and Exchange Commission (the “SEC”) and (ii) to be certified without qualification and without an expression of uncertainty as to the ability of the Parent, the Borrower or any of the Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants reasonably satisfactory to the Administrative Agent, together with a written statement from such accountants to the effect that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default related to or arising from accounting matters, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;
     (b) as soon as practicable, but in any event not later than fifty (50) days after the end of each of the fiscal quarters of the Parent, copies of the unaudited consolidated balance sheets of the Parent and its subsidiaries as at the end of such quarter, and the related consolidated statements of income and cash flows for the fiscal quarter then ended, all in reasonable detail and prepared in accordance with GAAP and SEC requirements, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Parent, the Borrower and their respective subsidiaries on the date thereof (subject to year-end adjustments);
     (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit E hereto (a “Compliance Certificate”) and certifying that no Default or Event of Default is then continuing or describing the nature and duration of any then continuing Default or Event of Default and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) a schedule in form and detail reasonably satisfactory to the Administrative Agent of computations of (x) Consolidated Net Income (or Deficit) detailing the consolidated net income (or deficit) of the Borrower and its subsidiaries attributable to any Stations owned by the Borrower or such subsidiary located in a jurisdiction other than the United States and which are not Development Properties and (y) Consolidated Operating Cash Flow and other financial covenant-related calculations detailing the adjustments made to exclude Excluded Subsidiaries from such computations, in each case, prepared by the principal financial or accounting officer of the Borrower;
     (d) promptly upon completion thereof and in any event no later than eighty (80) days after the beginning of each fiscal year of the Borrower, the Borrower’s annual operating budget in the form of consolidated financial projections for such fiscal year and prepared on a quarterly basis and setting forth projected operating results for each quarter in such fiscal year and for the fiscal year as a whole, including projections of operating cash flow together with a quarterly itemization of estimated taxes and Capital Expenditures for such fiscal year, which are prepared on the basis of reasonable assumptions; and
     (e) from time to time such other financial data and information (including, without limitation, accountants’ management letters) with respect to the condition or operations, financial or otherwise, of the Parent, the Borrower and the subsidiaries (including Excluded Subsidiaries) as the Administrative Agent or any Lender may reasonably request.
     9.5. Notices and Other Information.
     9.5.1. Defaults. The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation in an amount equal to or greater than $5,000,000 to which or with respect to which the Parent, the Borrower or any of the Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
     9.5.2. Environmental Events. The Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.
     9.5.3. Notification of Claim against Collateral. The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.
     9.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Parent, the Borrower or any of the Subsidiaries or to which any such Person is or becomes a party involving an uninsured claim against any such Person that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Parent, the Borrower or any of the Subsidiaries in an amount in excess of $5,000,000.
     9.5.5. Notice of SEC Filings, etc. The Borrower will, and will cause each of its Subsidiaries to, contemporaneously with the filing or mailing thereof, give notice to the Administrative Agent, of such filing or mailing of (i) all material of a financial nature filed with the SEC (including any registration statements) or sent to the stockholders of the Parent or the Borrower, as applicable, and (ii) any periodic or special reports of a material nature filed with the FCC and relating to any Station owned or operated by the Borrower or any of the Subsidiaries.
     9.5.6. Distribution of Materials. The Parent and the Borrower each hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent, the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     9.5.7. Foreign Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent in writing of the acquisition or creation of any new direct subsidiary that is not organized under the laws of the United States or any state or political subdivision of the United States in accordance with §9.15(b).
     9.6. Legal Existence; Conduct of Business; Maintenance of Properties. Except as otherwise permitted under §10.5.1(a), the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership without providing at least thirty (30) days’ prior written notice to the Administrative Agent. Except as otherwise permitted under §10.5, the Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (iii) will, and will cause each of its Subsidiaries (other than the License Subsidiaries) to, continue to engage primarily in the radio and television broadcasting and/or magazine publishing businesses now conducted by each of them and in related businesses, (iv) will cause each of the License Subsidiaries to engage solely in the business of holding the FCC Licenses necessary for the Operating Subsidiaries to operate the Stations operated by each of them, (v) will, and will cause each of its Subsidiaries to, obtain, maintain, preserve, renew, extend and keep in full force and effect all permits, rights, licenses, franchises, authorizations, patents, trademarks, copyrights and privileges to the extent necessary for the proper conduct of its business, including FCC Licenses and (vi) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.
     9.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreement. In the event of any failure by the Borrower or any of its Subsidiaries to provide and maintain insurance as required herein or in the Security Agreement, the Administrative Agent may after notice to the Borrower to such effect, provide such insurance and charge the amount thereof to the Borrower and the Borrower hereby promises to pay to the Administrative Agent on demand the amount of any disbursements made by the Administrative Agent for such purpose. Within ninety (90) days of the end of each fiscal year of the Borrower, the Borrower shall furnish to the

Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing provisions.
     9.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Borrower on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property unless failure to pay could not reasonably be expected to cause a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof is then being contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves in conformity with GAAP with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
     9.9. Inspection of Properties and Books, etc.
     9.9.1. General. The Borrower shall permit the Administrative Agent, the Lenders or any of the Administrative Agent’s or Lenders’ other designated representatives to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all upon reasonable advance notice to the Borrower and at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.
     9.9.2. Appraisals. If an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of one or more of the Stations owned by the Borrower or its Subsidiaries, business units that hold the publishing assets and/or the Mortgaged Properties and (b) the then current business value of each of the Borrower and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Borrower.
     9.9.3. Communications with Accountants. Each of the Parent and the Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with such Person’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Parent, the Borrower or any of the Subsidiaries. At the request of the Administrative Agent, the Parent and the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.
     9.10. Compliance with Laws, Contracts, Licenses, and Permits.
     (a) The Borrower will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws and the Communications Act, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments, unless failure to comply could not reasonably be expected to cause a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
     (b) The Borrower will, and will cause each of its Subsidiaries to, (i) operate its Stations, unless failure to comply could not reasonably be expected to cause a Material Adverse Effect, in accordance with and in compliance with the Communications Act, (ii) file in a timely manner all necessary applications for renewal of all FCC Licenses that are material to the operations of its Stations, (iii) use its reasonable best efforts to defend any proceedings which could result in the termination, forfeiture or non-renewal of any FCC License, and (iv) promptly furnish or cause to be furnished to the Administrative Agent: (A) a copy of any order or notice of the FCC which designates any of the Borrower’s or any of its Subsidiaries’ FCC Licenses for a hearing or which refuses renewal or extension thereof, or reverses or suspends its or any of its Subsidiaries’ authority to operate a Station, (B) a copy of any competing application filed with respect to any of its franchises, licenses (including FCC Licenses), rights, permits, consents or other authorizations pursuant to which the Borrower or any of the Borrower’s Subsidiaries operates any Station, (C) a copy of any citation, notice of violation or order to show cause issued by the FCC in relation to any of the Borrower’s or any of its Subsidiaries’ Stations and (D) a copy of any notice or application by the Borrower or any of its Subsidiaries requesting authority to cease broadcasting on any Station or to cease operating any Station for any period in excess of five (5) days.
     9.11. Employee Benefit Plans. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly upon request of the Administrative Agent, furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.
     9.12. Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §8.17.1.
     9.13. Additional Collateral. The Borrower will, and will cause each of its Subsidiaries to, from time to time at its own cost and expense, promptly secure or cause to be secured the Obligations by creating or causing to be created in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent perfected security interests (subject only to Permitted Liens) with respect to all inventory, receivables, equipment, accounts, copyrights, patents, trademarks, licenses, other general intangibles, Real Estate and other assets of the Borrower and such Subsidiaries (other than Excluded Assets), whether now owned or hereafter acquired, to the extent the Administrative Agent shall so request. All such security interests will be created under security agreements, mortgages and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver to the Administrative Agent all such instruments and documents (including, without limitation, legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence the satisfaction of the obligations created by this §9.13. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority of such security interests (subject only to Permitted Liens). The Borrower shall promptly notify the Administrative Agent in the event the Borrower or any Subsidiary acquires any Collateral not otherwise subject to (a) the first priority perfected security interest of the Administrative Agent pursuant to existing Security Documents or (b) an exception or an exclusion expressly permitted hereunder.
     9.14. Interest Rate Protection. No later than one hundred eighty (180) days from the date hereof, the Borrower will purchase or enter into an interest cap or swap or other interest rate protection agreements having a term of not less than three (3) years as shall be necessary to cap or fix the interest cost to the Borrower with respect to not less than thirty percent (30%) of Consolidated Total Funded Debt outstanding at such time at rates and on terms and conditions reasonably satisfactory to the Administrative Agent.
     9.15. Additional Subsidiaries.
     (a) In the event that, after the date hereof, the Parent, the Borrower or any Subsidiary creates any new Subsidiary or acquires a new Subsidiary in accordance with §10.5.1 or otherwise or in the event that the Borrower exercises its option to purchase the remaining Capital Stock of RAM and the Austin Partnership pursuant to the Sinclair Definitive Agreement, (a) such new Subsidiary or (as the case may be) RAM and the Austin Partnership shall, concurrently with such event or as soon as practicable thereafter, execute and deliver to the Administrative Agent an instrument of joinder and accession, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall join the applicable Security Documents as if such Person was an original signatory thereto, and (b) the Parent, the Borrower, the applicable Subsidiary and/or such new Subsidiary or (as the case may be) RAM and the Austin Partnership shall deliver such other instruments and documents, including without limitation Perfection Certificates, UCC financing statements and stock certificates representing all of the issued and outstanding Capital Stock of such new Subsidiary or (as the case may be) RAM and the Austin Partnership with accompanying stock powers duly executed in blank, in each case required to be executed or delivered pursuant to such Security Documents in order to grant to or maintain the Administrative Agent’s first priority perfected security interest in and to the assets of and the Capital Stock issued by such Person. Further, contemporaneously with the formation or acquisition of such new Subsidiary or the exercise of the option to purchase the remaining Capital Stock of RAM and the Austin Partnership, the Parent, the Borrower, the applicable Subsidiary and/or such new Subsidiary or (as the case may be) RAM and the Austin Partnership shall execute and/or deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in furtherance of the intent of this §9.15, including without limitation an updated Schedule 8.19 hereto and documentation of the type required to be supplied by the Parent, the Borrower and the Subsidiaries as a condition precedent to the initial Loans made hereunder pursuant to §12, as applicable to such new Subsidiary or Permitted Acquisition or (as the case may be) RAM and the Austin Partnership.
     (b) In the event that, after the date hereof, the Parent, the Borrower or any domestic Subsidiary creates any new direct subsidiary or acquires a new direct subsidiary, in each case, which is not organized under the laws of the United States or any state or political subdivision of the United States, the Parent, the Borrower, the applicable Subsidiary and/or such new subsidiary shall promptly notify the Administrative Agent thereof and, upon the request of the Administrative Agent, deliver a Pledge Agreement and such other instruments, documents and certificates with accompanying transfer powers duly executed in blank, in each case, as required or necessary to be executed or delivered in order to grant to or maintain the Administrative Agent’s first priority perfected security interest in and to 66 2/3% of the issued and outstanding Capital Stock of such Person.
     9.16. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
     9.17. Bridge to Sale Transactions Generally.
     (a) (i) Bridge to Sale Transfers Generally. The Borrower agrees that the Borrower will not, and will not permit any Subsidiary to, consummate a Bridge to Sale Transfer unless the following conditions have been satisfied to the satisfaction of the Administrative Agent:
     (A) such Bridge to Sale Transfer is to a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary; and
     (B) the Investment constituting the Bridge to Sale Transfer satisfies the conditions set forth in §10.3(j); and
     (C) the Asset Sale constituting the Bridge to Sale Transfer satisfies the conditions set forth in §10.5.2(g)(i), (g)(ii)(y), (g)(vi) and (g)(vii); and
     (D) the terms of paragraph (b) of this §9.17 shall have been satisfied as provided therein or will be satisfied as provided therein subject to the applicable grace periods permitted hereunder; and
     (E) except in respect of any Bridge to Sale Transfer occurring prior to the effective date of the First Amendment, such Bridge to Sale Transfer shall occur contemporaneously with the execution and delivery of a LMA Agreement that is a Bridge to Sale Transaction Document by the applicable Bridge to Sale Excluded Subsidiary and, if applicable, the applicable Bridge to Sale License Subsidiary, on the one hand, and a non-Affiliate third party, on the other hand.
     (ii) Interests of Bridge to Sale Excluded Subsidiary and Bridge to Sale License Subsidiary. The Borrower agrees that, at all times, (i) the Borrower or one of its Subsidiaries shall hold 100% of the issued and outstanding Capital Stock of each Bridge to Sale Excluded Subsidiary and (ii) the applicable Bridge to Sale Excluded Subsidiary shall hold 100% of the issued and outstanding Capital Stock of any Bridge to Sale License

Subsidiary that holds the FCC License associated with any Station held by such Bridge to Sale Excluded Subsidiary.
     (b) Collateral Matters Generally.
     (i) Prior to or contemporaneously with the entry of any Bridge to Sale Transaction Documents relating to the assets subject to a Bridge to Sale Transfer, the Borrower shall, and shall cause the applicable Bridge to Sale Excluded Subsidiary, the applicable Bridge to Sale License Subsidiary or such other Affiliate of the Borrower (as applicable) to, take all actions necessary to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, (A) a collateral assignment of the Bridge to Sale Transaction Documents, together with all consents necessary for the pledge of cash payments and other proceeds received under the Bridge to Sale Transaction Documents and all rights (but not any of the obligations) of the applicable Bridge to Sale Excluded Subsidiary, the applicable Bridge to Sale License Subsidiary or such other Affiliate of the Borrower (as applicable) thereunder, and (B) a first priority perfected security interest in the cash payments and other proceeds payable to the applicable Bridge to Sale Excluded Subsidiary, the applicable Bridge to Sale License Subsidiary or such other Affiliate of the Borrower (as applicable) under the Bridge to Sale Transaction Documents, which includes, for the avoidance of doubt, any promissory notes and/or Capital Stock received as part of the consideration for any Bridge to Sale Third Party Transaction; in each case, pursuant to Security Documents in form and substance satisfactory to the Administrative Agent.
     (ii) Each of the parties hereto hereby acknowledges and agrees, for itself and on behalf of its Affiliates (including any Bridge to Sale Excluded Subsidiary and any Bridge to Sale License Subsidiary) that, notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall have no obligation to release any of its Liens on the assets subject to a Bridge to Sale Transfer, unless (A) the Borrower shall have satisfied the conditions set forth in §9.17(a) and §9.17(b)(i) to the satisfaction of the Administrative Agent and (B) substantially contemporaneously with such release, the applicable Bridge to Sale Excluded Subsidiary, the applicable Bridge to Sale License Subsidiary and the LMA Agreement counterparty shall have entered into a LMA Agreement relating to such Station.
     (iii) In the event that any LMA Agreement relating to the assets subject to a Bridge to Sale Transfer is terminated or otherwise not in effect for any reason whatsoever at any time after March 1, 2010, the applicable Bridge to Sale Excluded Subsidiary and Bridge to Sale License Subsidiary shall become without any need for any further action or acknowledgment by any Person and shall automatically and immediately be deemed a

“Subsidiary” under this Credit Agreement for all purposes, including, without limitation, the calculation of Consolidated Operating Cash Flow, determination of the covenants set forth in §11 and determination of the occurrence of Events of Default under §14.1, and the Borrower shall, and shall cause the applicable Affiliate to, cause such Bridge to Sale Excluded Subsidiary and such Bridge to Sale License Subsidiary to take all actions required under §9.13 and §9.15 as though such Bridge to Sale Excluded Subsidiary and such Bridge to Sale License Subsidiary were new Subsidiaries. For purposes of §10.3(j), the conversion of such Bridge to Sale Excluded Subsidiary and such Bridge to Sale License Subsidiary to a “Subsidiary” and the satisfaction of the requirements under §9.13 and §9.15 as hereinabove provided shall constitute a return of capital received in respect of such Bridge to Sale Transfer Investment in the original amount of such Bridge to Sale Transfer Investment without giving effect to any changes in value thereafter.
     (c) Distributions. Upon receipt by a Bridge to Sale Excluded Subsidiary, a Bridge to Sale License Subsidiary or other Affiliate of the Borrower of any cash payments under a Bridge to Sale Transaction Document, the Borrower shall cause such Person to promptly, but in no event more than (i) two (2) Business Days thereafter for any proceeds of any Bridge to Sale Third Party Transaction and (ii) five (5) Business Days thereafter for any cash payments made under any LMA Agreement, make a cash distribution to the Borrower equal to 100% of such cash payments and other proceeds received by such Person, provided that such Bridge to Sale Excluded Subsidiary, such Bridge to Sale License Subsidiary or other Affiliate of the Borrower may retain and shall not be required to make a cash distribution as otherwise required (x) with respect to that portion of any cash payments received pursuant to any LMA Agreement that are used to pay reasonable out-of-pocket expenses incurred by such Bridge to Sale Excluded Subsidiary in connection with the operation of the relevant Station during the period for which such cash payments relate, (y) with respect to that portion of any cash payments received pursuant to any LMA Agreement approved by the Agent in writing (such approval not to be unreasonably withheld) that are reserved to pay reasonable out-of-pocket expenses anticipated to be incurred by such Bridge to Sale Excluded Subsidiary in connection with the operation of the relevant Station during the relevant period for which such cash payments relate and (z) with respect to that portion of proceeds received from a Bridge to Sale Third Party Transaction that are applied to pay reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such sale, including any income taxes payable as a result of such sale and the amount of any transfer or documentary taxes required to be paid by such Person in connection with such sale. Such cash distributions shall not constitute cash returns of capital for purposes of §10.3(j).
     (d) Bridge to Sale Third Party Transactions Generally.

     (i) Not less than three Business Days prior to the entry by the Borrower, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any other Affiliate thereof into any Bridge to Sale Transaction Documents, the Borrower shall deliver to the Administrative Agent current drafts of all such Bridge to Sale Transaction Documents. Further, concurrently with the execution and delivery of such Bridge to Sale Transaction Documents by the Borrower, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any other Affiliate thereof, the Borrower shall deliver to the Administrative Agent certified true, correct and complete copies of all such Bridge to Sale Transaction Documents.
     (ii) The Borrower shall not permit any Bridge to Sale Excluded Subsidiary or any Bridge to Sale Licensed Subsidiary to consummate a Bridge to Sale Third Party Transaction unless the Bridge to Sale Transaction Conditions have been satisfied or, solely in respect of §9.17(b)(i) will have been satisfied within the applicable grace periods permitted hereunder.
10. CERTAIN NEGATIVE COVENANTS.
     The Parent and the Borrower covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, Note or other Obligation is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:
     10.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
     (a) Indebtedness owing to the Lenders and the Agents arising under any of the Loan Documents;
     (b) current liabilities of the Borrower or such Subsidiary (including under any operating leases and studio and tower leases) incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
     (c) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (d) Indebtedness in respect of (i) judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary (as the case may be) shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, (ii) final judgments against the Borrower or any of its Subsidiaries that in the aggregate at any time do not exceed $5,000,000 and (iii) claims which are currently being contested in good faith by appropriate proceedings if adequate reserves shall have been set aside with respect thereto;
     (e) Subordinated Debt, provided that, in the case of the incurrence of Additional Subordinated Debt by the Borrower or any Subsidiary, (i) the net cash proceeds of such Additional Subordinated Debt shall be applied in accordance with §4.4 and (ii) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Additional Subordinated Debt or would result after giving effect thereto;
     (f) Indebtedness (i) incurred in connection with, and within 180 days of, the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease or (ii) assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition, provided that (x) the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $35,000,000 at any one time; (y) the amount of such Indebtedness does not exceed the fair market value of the property so acquired; and (z) with respect to clause (ii) above, the assets securing such Indebtedness are limited to the assets so acquired or which secured the Indebtedness at the time it was assumed so long as such liens were not granted or created in anticipation of such assumption;
     (g) Indebtedness in respect of interest rate agreements (whether from fixed to floating or from floating to fixed), swaps or similar arrangements entered into pursuant to §9.14 or designed to manage interest rates or interest rate risk in connection with this Credit Agreement, the Refinancing Notes or any other Indebtedness for borrowed money evidenced by bonds, debentures or other similar instruments owed by the Borrower or any of its Subsidiaries;
     (h) Indebtedness existing on the date hereof and listed and described on Schedule 10.1 hereto;
     (i) Indebtedness of a Subsidiary of the Borrower owing to the Borrower or of the Borrower or any Subsidiary to any wholly-owned Subsidiary of the Borrower;
     (j) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §9.8; and
     (k) other unsecured Indebtedness in an aggregate amount outstanding at any one time not to exceed $100,000,000, provided that (x) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such unsecured Indebtedness or would result after giving effect thereto, (y) the maturity date of such unsecured Indebtedness shall occur after the Final Maturity Date and (z) neither the Borrower nor any Subsidiary of the Borrower shall have the right or any obligation to make any principal payment in respect of such unsecured Indebtedness prior to the final payment and performance in full in cash of the Obligations, the termination or cancellation of any Letters of Credit and the termination of Commitments hereunder.
     10.2. Restrictions on Liens.
     10.2.1. Permitted Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom outside the ordinary course of business for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors (other than in respect of de minimus amounts); or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse (other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement); provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
     (i) Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;
     (ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being diligently contested in good faith and in respect of which appropriate reserves have been set aside or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or that are being diligently contested in good faith and in respect of which appropriate reserves have been set aside;
     (iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations or other obligations incurred in the ordinary course of business or consistent with past practices or security or good faith deposits made in connection with a Permitted Acquisition which are not overdue;
     (iv) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary (as the case may be) shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, the Indebtedness with respect to which is permitted by §10.1(d);
     (v) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue;
     (vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate has a Material Adverse Effect;
     (vii) Liens existing on the date hereof and listed on Schedule 10.2 hereto;
     (viii) purchase money security interests in or purchase money mortgages on real or personal property, other than Mortgaged Properties acquired after the date hereof, to secure Capitalized Leases or purchase money Indebtedness, in each case of the type and amount permitted by §10.1(f), which security interests or mortgages cover only the real or personal property so acquired or leased;
     (ix) Liens on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto; and
     (x) Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents and any Interest Rate Agreements with a Lender;
     (xi) Liens on leasehold interests created by the Borrower or any of its Subsidiaries, as lessee, in favor of any mortgagee of the leased premises to the extent not prohibited by the terms of the lease;

     (xii) Liens securing Indebtedness permitted by §10.1(f)(ii);
     (xiii) Liens constituting leasehold or license interests held by a lessee or licensee in respect of leases or licenses made by the Borrower or any of its Subsidiaries as lessor or licensor with respect to intellectual property, space or broadcast towers or sub-channel or broadcast spectrum or similar leases or licenses in each case entered into by the Borrower or such Subsidiary in the ordinary course of its business consistent with past practices;
     (xiv) Liens constituting leasehold or similar interests of sublessees, time share participants or other similar users in respect of any aircraft owned or leased by the Borrower or any Subsidiary; and
     (xv) Liens constituting options of Persons other than the Borrower or any Subsidiary to purchase Capital Stock of any non-wholly owned Subsidiary.
     10.2.2. Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Subsidiaries to, (a) enter into or permit to exist any arrangement or agreement (other than the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired to secure the Obligations (other than restrictions on specific assets, which assets are the subject of purchase money security interests to the extent permitted under §10.2.1(viii)), or (b) enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of any nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §10.2.1(viii), (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business and (iii) property subject to a pending Asset Sale which would be permitted under §10.5.2 if and from which an executed purchase agreement has been delivered to the Administrative Agent.
     10.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment, except Investments in:

     (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;
     (b) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;
     (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;
     (d) Investments existing on the date hereof and listed on Schedule 10.3 hereto;
     (e) Investments in the Borrower and in Subsidiaries, either in the form of equity Investments or Indebtedness permitted by §10.1(i) so long as such entities remain the Borrower or Subsidiaries of the Borrower;
     (f) Investments consisting of the Guaranty, the Subordinated Guaranties and subordinated guaranties constituting Additional Subordinated Debt made in accordance with the definition of “Subordinated Debt”, provided that such subordinated guarantees otherwise constitute Indebtedness permitted by §10.1(e);
     (g) Investments consisting of promissory notes or other deferred payment arrangements received as proceeds of, or entered into in connection with, asset dispositions permitted by §10.5.2;
     (h) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;
     (i) Investments by the Borrower or a Subsidiary of the Borrower in Subsidiaries formed for the purpose of consummating Permitted Acquisitions or acquired in connection with Permitted Acquisitions; and
     (j) other Investments; provided that (i) at the time such Investment is made, the aggregate amount of all Investments (including, without limitation, any Investments constituting Bridge to Sale Transfers) made by the Borrower or any of its Subsidiaries under this clause (j) after the date hereof and after taking into account any Loans advanced to finance such Investment shall not exceed an amount equal to (x)(1) $150,000,000, if the Total Leverage Ratio (calculated on a Pro Forma Basis after taking into account any Loans advanced to finance such Investment) is less than 6.00:1.00 and (2) $75,000,000, if the Total Leverage Ratio (calculated on a Pro Forma Basis after taking into account any Loans advanced to finance such Investment) is greater than or equal to 6.00:1.00, in each case, net of cash returns of capital received after the date hereof with respect to any Investments made under this clause (j), which includes, for the avoidance of doubt, any returns of capital received pursuant to §9.17(b)(iii), plus (y) an amount equal to the Net Cash Proceeds of TV Asset Sales not distributed to Parent under §10.4; (ii) with respect to Investments constituting Bridge to Sale Transfers, at the time any such Investment is made, the aggregate value of all Investments that constitute Bridge to Sale Transfers (which value for each such Bridge to Sale Transfer shall be calculated based upon an appraisal of the assets subject to such Bridge to Sale Transfer, which appraisal shall be current at the time of the transfer of such assets pursuant to a Bridge to Sale Transfer, shall be conducted by a recognized appraiser of broadcasting assets and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent) shall not exceed $100,000,000 at any time outstanding and shall not include more than one Approved Bridge to Sale Transfer, provided that the aggregate amount of all Bridge to Sale Transfers that are not Approved Bridge to Sale Transfers shall not exceed $25,000,000 (calculated as the aggregate of the values of each such Investment at the time each such Investment was made without giving effect to any changes in value thereafter) after taking into account any returns of capital received pursuant to §9.17(b)(iii); (iii) no Default or Event of Default has occurred and is continuing at the time such Investment is made or would result on a Pro Forma Basis therefrom after taking into account any Loans advanced to finance such Investment; and (iv) the Borrower delivers to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto in connection with such Investment;
provided, however, that, with the exception of (i) Investments referred to in §10.3(a), (b) and (c), (ii) loans and advances referred to in §10.3(h), (iii) Excluded Assets and (iv) Investments in any Bridge to Sale License Subsidiary, such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the reasonable satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens; and
provided, further, that notwithstanding anything to the contrary contained in this Credit Agreement, in no event shall the Borrower or any Subsidiary of the Borrower make any Investment in a non-Affiliate third party or an Affiliate of such Person (which for purposes of this §10.3 shall include fundings pursuant to prior commitments to fund Investments) at any time in connection with, or during the twelve consecutive month period ending immediately prior to or at any time following, (A) the entry into any Bridge to Sale Transaction Document with such non-Affiliate third party or the performance of any obligation thereunder or (B) the consummation of a Bridge to Sale Third Party Transaction with such non-Affiliate third party, provided that the Borrower or any Subsidiary of the Borrower may make an Investment in such a non-Affiliate third party or Affiliate of such third party to the extent permitted under clause (ii) of the definition of “Bridge to Sale Transaction Conditions” in connection with the consummation of a Bridge to Sale Third Party Transaction.
     10.4. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payments; provided, however, that:
     (a) wholly-owned direct or indirect Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any wholly-owned Subsidiary of the Borrower, and Subsidiaries which are not wholly-owned Subsidiaries of the Borrower may make Distributions in respect of their Capital Stock so long as the Borrower and/or any of its Subsidiaries (as applicable) receives at least its or their pro rata share of such Distribution in accordance with its or their proportional interests in such Subsidiaries’ Capital Stock;
     (b) so long as the payment is required by the terms thereof, and no Default or Event of Default shall have occurred and be continuing or would result from such payment, the Borrower may make scheduled payments of interest on Subordinated Debt permitted by §10.1(e) and §10.1(k), and the Borrower delivers to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto;
     (c) the Borrower may make Restricted Payments for the sole purpose of funding the redemption of the balance of the Refinancing Notes outstanding after the Funding Date, provided that (i) no Default or Event of Default has occurred and is continuing or would result from such payments hereunder and under the Refinancing Note Indenture, and (ii) the Borrower delivers to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto;
     (d) the Borrower may (i) make cash payments to its employees pursuant to one or more of its 401(k), profit sharing, equity incentive or other benefit plans (including payments in respect of terminated employees (as a result of death or otherwise) whose economic interest in such plan does not exceed $5,000), (ii) repurchase fractional shares of common stock issued to or for the benefit of the employees of the Borrower or any of its Subsidiaries, and (iii) make cash payments to the applicable taxing authorities for the benefit of its employees to the extent of the Borrower’s withholding tax liability resulting from the issuances of common stock to its employees in connection with any bona fide employee stock option, stock purchase or similar plan of the Borrower;
     (e) the Borrower may make cash Distributions to the Parent to enable Parent to pay taxes attributable to the operations of the Borrower and its Subsidiaries and HoldCo Corporate Overhead Expenses;
     (f) so long as no Default or Event of Default has occurred and is continuing or would result from such payments and the Borrower delivers to the Administrative Agent a duly executed certificate substantially in the form of

Exhibit F hereto, the Borrower may make: (i) cash Distributions to the Parent derived from the Net Cash Proceeds of TV Asset Sales to the extent not otherwise applied as set forth in §10.3(j)(i)(y), (ii) cash Distributions to the Parent to fund the 2006 Dividend, (iii) cash Distributions to the Parent to enable it to pay scheduled dividends on its preferred stock, provided that in the case of preferred stock issued after the date hereof, contemporaneously with the issuance of such preferred stock (other than preferred stock issued to refinance, replace or redeem outstanding preferred stock), the Borrower received the Net Cash Equity Issuance Proceeds from such Equity Issuance, (iv) cash Distributions to the Parent to enable it to pay dividends on Common Stock, (v) cash Distributions to the Parent to enable it to repurchase its Common Stock or preferred stock, and (vi) cash Distributions to the Parent to enable Parent to make cash interest payments and voluntary prepayments on any Permitted Parent Indebtedness (other than on any Permitted Parent Indebtedness incurred by the Parent for the purpose of financing a Parent Tranche B Purchase); provided that, in the case of clauses (iv), (v) and (vi) herein, (A) such cash Distributions shall not be permitted if the Total Leverage Ratio as of the last day of the fiscal quarter most recently ended prior to the proposed date of such payment or repurchase (calculated on a pro forma basis after giving effect to such cash Distribution) is greater than or equal to 7.00:1.00, and (B) such cash Distribution shall not exceed $200,000,000 in the aggregate if the Total Leverage Ratio as of the last day of the fiscal quarter most recently ended prior to the proposed date of such payment or repurchase (calculated on a pro forma basis after giving effect to such cash Distribution) is greater than or equal to 5.00:1.00 but less than 7.00:1.00, provided further that such cash Distributions shall not exceed $100,000,000 if such Total Leverage Ratio is greater than or equal to 6.00:1.00 but less than 7.00:1.00; and
     (g) to the extent not otherwise permitted under clause (e) above, the Borrower may pay, or make cash Distributions to the Parent to enable the Parent to pay, consulting fees payable to the Borrower’s or the Parent’s independent directors; provided that such fees shall be payable in such amounts and on such terms as are no less favorable to the Borrower or the Parent, as applicable, as would have been obtained on an arm’s length basis in the ordinary course of business if such Person were not a director or an Affiliate.
     10.5. Merger, Consolidation, Acquisition and Disposition of Assets.
     10.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition, or enter into any LMA Agreement, except:
     (a) the merger or consolidation of one (1) or more of the Operating Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two (2) or more wholly-owned (A) Operating Subsidiaries or (B) License Subsidiaries of the Borrower;

     (b) the acquisition (whether pursuant to an Asset Swap or otherwise) of stock, or other securities of, or any assets of, any Person, in each case to the extent such acquisition would involve all or substantially all of a radio broadcasting, television broadcasting or publishing business or business unit thereof, provided that:
     (i) no Default or Event of Default has occurred and is continuing or would result from such acquisition;
     (ii) not less than five (5) Business Days prior to the consummation of such proposed acquisition, the Borrower shall have delivered to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto, and upon the Administrative Agent’s request, such financial projections as shall be necessary, in the reasonable judgment of the Administrative Agent, to demonstrate that, after giving effect to such acquisition, all covenants contained herein will be satisfied on a Pro Forma Basis and that the Borrower’s ability to satisfy its payment obligations hereunder and under the other Loan Documents will not be impaired in any way;
     (iii) all actions have been taken to the reasonable satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in all of the assets so acquired (excluding any Excluded Assets) pursuant to the Security Documents, free of all Liens other than Permitted Liens;
     (iv) in the event of a stock acquisition, the acquired Person shall become a wholly-owned Subsidiary of the Borrower and shall comply with the terms and conditions set forth in §9.15;
     (v) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;
     (vi) all of the Borrower’s and/or its Subsidiaries’ (as the case may be) rights and interests in, to and under each contract and agreement entered into by such Person in connection with such acquisition to the extent permitted have been assigned to the Administrative Agent as security for the irrevocable payment and performance in full of the Obligations, pursuant to Collateral Assignments of Contracts in form and substance reasonably satisfactory to Administrative Agent;
     (vii) in the case of any acquisition involving domestic radio or television assets, the FCC shall have issued orders approving or consenting to such acquisition;

     (viii) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all liens and encumbrances with respect to the properties and assets so acquired, other than Permitted liens, have been discharged in full;
     (ix) the Borrower shall have delivered to the Administrative Agent (A) evidence satisfactory to the Administrative Agent that the Borrower or such Subsidiary has completed such acquisition in accordance with the terms of the contracts and agreements entered into by such Person in connection with such acquisition, and (B) certified copies of all such documents shall have been delivered to the Administrative Agent;
     (x) all FCC Licenses acquired in connection with such acquisition shall be transferred immediately upon consummation of such acquisition to a License Subsidiary;
     (xi) substantially contemporaneously with such acquisition, the Borrower shall have delivered to the Administrative Agent an updated Schedule 8.3(b) and an updated Schedule 8.21 to this Credit Agreement, as applicable, after giving effect to such acquisition.
     (c) other media-related acquisitions not included in clause (b) above, provided that (i) so long as the Total Leverage Ratio calculated on a Pro Forma Basis after giving effect to such acquisition is greater than 6.00:1.00, the aggregate purchase price for all such acquisitions, whether payable in cash or otherwise, shall not exceed $100,000,000, and (ii) each of the conditions set forth in clause (b)(i) through (xi) above shall have been satisfied;
     (d) the Borrower or any of its Subsidiaries may enter into LMA Agreements provided that (i) at the time the Borrower or such Subsidiary enters into an LMA Agreement, no Default or Event of Default has occurred and is then continuing or could reasonably be expected to result as a consequence of entering into such LMA Agreement, (ii) if (A) the Borrower or any of its Subsidiaries has acquired an option to acquire a Station or is otherwise obligated to purchase a Station in connection with such LMA Agreement or in a related transaction or (B) such LMA Agreement is material as determined in the reasonable judgment of the Administrative Agent after consultation with the Borrower, then, in each case, all of the Borrower’s and/or its Subsidiaries’ (as the case may be) rights and interests in, to and under each such LMA Agreement shall have been assigned to the Administrative Agent as security for the irrevocable payment and performance in full of the Obligations, pursuant to Collateral Assignments of Contracts in form and substance satisfactory to Administrative Agent, (iii) if such LMA Agreement contemplates a Station acquisition, such Station acquisition must satisfy the provisions of clause (b) above; provided that, if such LMA Agreement grants the Borrower or such Subsidiary an option to purchase a Station, the relevant date for determining whether the provisions of clause (b) above have been satisfied with respect to such acquisition shall be a date not earlier than five (5) Business Days prior to the date on which the Borrower or such Subsidiary proposes to exercise such option, with the intent that this clause (iii) shall not operate to prevent the Borrower or such Subsidiary from entering into such LMA Agreement if all of the other conditions of this clause (d) have been satisfied, save that the provisions of clause (b) cannot be satisfied with respect to such optional acquisition on the date of the Borrower’s or such Subsidiary’s entry into such LMA Agreement, (iv) if such LMA Agreement contemplates an Asset Sale or Asset Swap, such Asset Sale or Asset Swap is otherwise permitted pursuant to §10.5 hereof, (v) such LMA Agreement is with a non-Affiliate third party and on fair and reasonable terms substantially similar to those that would be obtained in comparable arm’s length transactions and (vi) the Borrower shall have delivered to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto; and
     (e) any Investments permitted under §10.3.
     10.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition or swap of assets (which, for the avoidance of doubt, shall include Asset Sales and Asset Swaps), including Capital Stock of any Subsidiary (whether by means of a public or private offering or otherwise), other than:
     (a) the transfers of assets from the Borrower or any Guarantor to the Borrower or another Guarantor;
     (b) the sale of inventory,
     (c) the licensing of intellectual property,
     (d) the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices,
     (e) the sale of receivables in connection with the business operations of such Person relating thereto or disposition of defaulted receivables for collection and not as a financing arrangement, and
     (f) TV Asset Sales, provided that in the case of each such TV Asset Sale, (i) no Default or Event of Default has occurred or is continuing or would result on a Pro Forma Basis from such TV Asset Sale, (ii) contemporaneously with such TV Asset Sale, the Borrower shall have delivered to the Administrative agent an updated Schedule 8.3(b) and/or Schedule 8.21, as applicable, after giving effect to such Asset Sale and (iii) the Borrower shall have delivered to the Administrative Agent a duly executed certificate substantially in the form of Exhibit F hereto;

     (g) Asset Sales or Asset Swaps not described in clauses (a) through (e) above, provided that in the case of each such Asset Sale or Asset Swap, (i) no Default or Event of Default has occurred and is continuing or would result on a Pro Forma Basis from such Asset Sale or Asset Swap, (ii) in the case of an Asset Sale, either (x) at least seventy-five percent (75%) of the consideration received by the Borrower or such Subsidiary in connection with any such Asset Sale is in the form of cash and is received upon consummation of such Asset Sale (provided that (A) Investments permitted hereunder and converted to cash within thirty (30) days and (B) any Indebtedness secured by the assets sold and assumed by the buyer shall be treated as cash proceeds for purposes of calculating compliance with the seventy-five percent (75%) requirement set forth in this clause (ii) but not for purposes of calculating Net Cash Sale Proceeds), or (y) such disposition constitutes a permitted Investment pursuant to §10.3(j), (iii) each such Asset Sale (other than a Bridge to Sale Transfer as provided under §9.17) or Asset Swap is consummated on an arm’s length basis for fair consideration with a non-Affiliate in whom the Parent, the Borrower or any of their Subsidiaries has not and will not after giving effect to the contemplated Asset Sale or Asset Swap have made an Investment in excess of 25% of the total consideration received in connection with such Asset Sale or Asset Swap, (iv) the Borrower applies the Net Cash Sale Proceeds received by the Borrower or any of its Subsidiaries in connection with such Asset Sale or Asset Swap in accordance with §4.2, (v) in the case of an Asset Swap, the Borrower or such Subsidiary has complied with the provisions of §10.5.1(b)(iii) with respect to the assets acquired in such Asset Swap, (vi) in the case of an Asset Sale under this clause (g), the aggregate amount of Consolidated Operating Cash Flow generated by, or attributed to such asset, together with any other assets disposed of pursuant to this clause (g) (calculating such generated or attributed Consolidated Operating Cash Flow as of the most recent Reference Period for which financial statements were delivered prior to the closing of such applicable disposition), shall not exceed (x) in the 365 days immediately preceding such proposed disposition (as reasonably determined by a senior financial officer of the Borrower at the time of the respective Asset Sale), ten percent (10%) of the Consolidated Operating Cash Flow for the Reference Period most recently ended prior to such proposed disposition for which financial statements have been delivered, and (y) during the term of this Credit Agreement (as reasonably determined by a senior financial officer of the Borrower at the time of the respective Asset Sale), the greater of (A) thirty percent (30%) of the Consolidated Operating Cash Flow for the Reference Period most recently ended prior to such proposed disposition for which financial statements have been delivered and (B) $25,000,000 of Consolidated Operating Cash Flow, and (vii) contemporaneously with such Asset Sale or Asset Swap, the Borrower shall have delivered to the Administrative Agent (x) an updated Schedule 8.3(b) and/or Schedule 8.21, as applicable, after giving effect to such Asset Sale or Asset Swap and (y) an officer’s certificate, duly executed by a senior financial officer of the Borrower, setting forth in detail reasonably satisfactory to the Administrative Agent the cumulative calculations of Consolidated Operating Cash Flow as set forth herein. Notwithstanding the foregoing, the Borrower or any Subsidiary shall not be required to comply with any of the conditions described in clauses (ii) and (iii) of this §10.5.2(g) in connection with any transfer of certain assets used in connection with the Borrower’s Hawaiian operations into a trust for FCC regulatory purposes or the subsequent sale or disposal by such trust of such assets, so long as the Borrower applies the Net Cash Sale Proceeds received by the Borrower or any of its Subsidiaries in connection with any such Asset Sale in accordance with §4.2.
     10.6. Sale and Leaseback; LMA Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property or Station or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station owned by it in order then or thereafter to lease such property or Station (or associated rights or assets) or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred or in order to then or thereafter enter into a LMA Agreement (or a similar agreement regardless of whether such agreement is with a non-Affiliate or an Affiliate) directly or indirectly relating to such property or the Station operated in connection with such property unless such LMA Agreement is permitted pursuant to §10.5.1(d) hereof, provided, however, the Borrower or any of its Subsidiaries may (i) sell equipment which constitutes Capital Assets which have been acquired by such Person within 180 days prior to such sale and thereafter lease back such equipment, provided that (A) the net present value of liabilities under such leaseback arrangements in aggregate with Indebtedness incurred under Capitalized Leases and permitted under §10.1(f) shall not exceed an aggregate amount of $35,000,000 at any one time and (B) the proceeds of such sale shall be treated as Net Cash Sale Proceeds and applied to prepay the Obligations in accordance with §4.2; and (ii) sell (A) the Real Estate located at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and (B) the Real Estate located at the tower site at Flint Peak in the County of Los Angeles, California, provided, in each case, that (x) any sale of such Real Estate is to a non-Affiliate, (y) the terms of any such sale and the related lease transaction are at least as favorable to the Borrower and its Subsidiaries as would have been obtainable in a transaction entered into on an arm’s length basis in the ordinary course of business and (z) the proceeds of any such sale are treated as Net Cash Sale Proceeds and 100% of such Net Cash Sale Proceeds are applied to prepay the Obligations in accordance with §4.2(b).
     10.7. Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the

Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that in any of clauses (a) through (e) would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     10.8. Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Refinancing Note Documents or any other agreement relating to Subordinated Debt or (except as otherwise expressly permitted under §10.4) prepay, redeem, repurchase, defease, or issue any notice of redemption or defeasance with respect to, any of the Subordinated Debt, provided, however, this §10.8 shall not restrict the right of the Borrower to amend the Refinancing Notes or any other document evidencing Subordinated Debt to extend the maturity thereof or amend any covenants therein so as to make such covenants less restrictive for the Borrower and its subsidiaries.
     10.9. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:
     (a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or
     (b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or
     (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or
     (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or
     (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or
     (f) permit or take any action which would contravene any Applicable Pension Legislation in any way which could reasonably be expected to have a Material Adverse Effect.
     10.10. Fiscal Year. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in §8.4.1.

     10.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate, whether or not in the ordinary course of business and including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, other than on fair and reasonable terms substantially similar to those that would be obtainable at the time by the Borrower or such Subsidiary, as applicable, and such Affiliate in a comparable arm’s length transaction between or among Persons that are not Affiliates of one another, provided, that the foregoing limitation shall not extend to (i) transactions for services as directors and for services or activities of employees and officers to the extent the expenses incurred in connection with such services or activities would constitute “HoldCo Corporate Overhead Expenses” (as described in clauses (i) through (viii) thereof) or, in respect of any executive officer that is an Affiliate, are more favorable to the Parent, the Borrower and its Subsidiaries as a result of any reduced salary and other employment benefits received by such executive officer that is an Affiliate, (ii) tax sharing arrangements pursuant to tax sharing agreements between the Parent and the Borrower in form and substance reasonably acceptable to the Administrative Agent, (iii) transactions between or among the Borrower or any Subsidiary, on the one hand, and one or more Subsidiaries, on the other hand, and (iv) services being provided to the Borrower or any of its Subsidiaries as at the effective date of the First Amendment by Emmis Interactive, Inc. which are similar to those services provided by Emmis Interactive, Inc. to non-Affiliate third-parties and services related or similar thereto, and services relating to the use of an airplane by Emmis Interactive, Inc. so long as all such services are being provided to the Borrower or any of its Subsidiaries on terms at least as favorable to the Borrower and its Subsidiaries as would have been obtainable in a transaction entered into on an arm’s length basis in the ordinary course of business. In addition to and without limiting the foregoing, except with respect to services permitted in clause (iv) above by Emmis Interactive, Inc., the Borrower will not, and will not permit any of its Subsidiaries to, (x) transfer any portion of the operations of the Borrower or its Subsidiaries (whether related to general overhead functions and expenses or operating activities at, or expenses of, any Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station or Magazine), (y) outsource any services required in connection with the operation of any such Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station or Magazine owned by it, or (z) engage in any other activity or enter into any other arrangement in connection with such Station or Magazine, or any significant portion of the property, assets and ownership rights used in connection with the operation of such Station or Magazine owned by it; in each of clauses (x), (y) and (z), with or to any Excluded Subsidiary, any Affiliate of the Borrower or any of its Subsidiaries or any other Person in whom the Borrower or any of its Subsidiaries has an Investment if in any such case the effect would be to increase the Borrower’s Consolidated Operating Cash Flow for any period to an amount in excess of what the Borrower’s Consolidated Operating Cash Flow would have been in the absence of such activity or arrangement, provided, that the foregoing shall not be deemed to limit any Bridge to Sale Transfer otherwise permitted pursuant to the terms of §9.17 hereof. Notwithstanding the foregoing, prior to the occurrence of the Initial Parent Tranche B Purchase, the Parent may pay bonuses to officers and other employees of the Parent, the Borrower or any of their Subsidiaries.
     10.12. Certain Intercompany Matters. The Borrower will not permit any of its Excluded Subsidiaries to (a) fail to satisfy customary formalities with respect to organization separateness, including (i) the maintenance of separate books and records and (ii) the maintenance of separate bank accounts in its own name, (b) fail to act solely in its own name and through its authorized officers and agents, (c) commingle any money or other assets of any Excluded Subsidiary with any money or other assets of the Borrower or any other Subsidiary of the Borrower, or (d) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of the Excluded Subsidiaries being ignored under any circumstance.
     10.13. Activities and Indebtedness of the Parent.
     10.13.1. Activities of Parent. The Parent shall not (i)(x) perform any services or activities, or make any cash payments for the performance of any services or activities, other than those services and activities described in clauses (i) through (viii) of the definition of “HoldCo Corporate Overhead Expenses” or reasonably related thereto, or (y) perform any services or activities, or make any cash payments for the performance of any services or activities that are ordinarily performed or paid for by an operating company, (ii) engage in any trade or business, (iii) own any assets, (iv) directly or indirectly, beneficially or otherwise, hold or own (whether pursuant to an Asset Swap or otherwise) any Capital Stock or other securities of any Person, (v) issue or incur any Indebtedness or (vi) effect any Equity Issuances, except that the Parent may (a) hold and own the Capital Stock of the Borrower and, indirectly, any other Person that is either a Subsidiary of the Borrower or an Excluded Subsidiary which is a subsidiary of the Borrower, (b)(i) make Investments described under in §10.3(a), (b) and (c) hereof, (ii) make loans to Excluded Subsidiaries (other than to Bridge to Sale Excluded Subsidiaries and Bridge to Sale License Subsidiaries) and (iii) make Investments permitted under §10.3 hereof which are held by the Borrower or any of its Subsidiaries, (c) incur Indebtedness in respect of the Obligations and Permitted Parent Indebtedness, and (d) issue any Capital Stock or other Equity-Like Instrument if issued in accordance with §10.14(ii); provided, however, from and after February 1, 2009, the Parent may pay bonuses to officers and other employees of the Parent, the Borrower or any of their Subsidiaries, provided that at the time of payment of any such bonus the aggregate amount of all such bonuses (including the bonus being paid) shall in no event exceed an amount equal to the difference between $20,000,000 and the aggregate purchase price of all Parent Tranche B Purchases made on or prior to the date of payment of such bonus.

     10.13.2. Permitted Parent Indebtedness, Interest Payments; Etc.
     (a) The Parent shall not make, nor shall permit any Subsidiary of Parent to make, any cash interest payments under any Permitted Parent Indebtedness unless, prior to such cash interest payment, the Borrower delivers to the Administrative Agent a Compliance Certificate demonstrating compliance with the terms of the Credit Agreement (including, the financial covenants set forth in §11) after giving pro forma effect to such cash interest payment and, in respect of the Total Leverage Ratio and the Fixed Charge Coverage Ratio covenant, as though such incurrence of Indebtedness and such cash interest payment were incurred or made directly by the Borrower.
     (b) The Borrower will not, and will not permit any of its Subsidiaries to, guarantee any Permitted Parent Indebtedness.
     10.14. Restrictions on Equity Issuances. None of the Parent, the Borrower or any Subsidiary shall effect any Equity Issuance on or after the Funding Date, except that (a) the Borrower may issue common stock to its employees in connection with any bona fide employee stock option, stock purchase or similar plan of the Borrower, and (b) the Parent may (i) issue Common Stock to employees of the Borrower or any Subsidiary in connection with any bona fide employee stock option, stock purchase or similar plan of the Parent, (ii) issue Capital Stock and/or Equity-Like Instruments solely for the purpose of redeeming all or any portion of its preferred stock outstanding on the Funding Date, provided that the terms of any new Capital Stock or Equity-Like Instrument so issued shall not be materially less favorable or more restrictive than the terms of the preferred stock being redeemed, and (iii) issue additional Capital Stock for any purpose not inconsistent with activities which are normal and customary for a publicly-held holding company, provided that contemporaneously with the receipt by the Parent of Net Cash Equity Issuance Proceeds from the issuance of such additional Capital Stock, the Parent shall make an equity contribution to the Borrower in an amount equal to the Net Cash Equity Issuance Proceeds and the amount of such equity contribution shall be applied by the Borrower in accordance with §4.3.
     10.15. Bridge to Sale Transactions Generally. The Borrower shall not permit or otherwise allow any Bridge to Sale Excluded Subsidiary or Bridge to Sale License Subsidiary to:
     (i) create, incur, assume, guarantee or be or remain liable, contingently or otherwise, for any Indebtedness; or
     (ii) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, other than (A) Liens in favor of the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, under the Loan Documents, (B) Liens in favor of the non-Affiliate third party that is purchasing the assets or properties subject to a permitted Bridge to Sale Transfer pursuant to the Bridge to Sale Transaction Documents and (C) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being diligently contested in good faith and in respect of which appropriate reserves have been set aside or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or that are being diligently contested in good faith and in respect of which appropriate reserves have been set aside; or
     (iii) transfer or otherwise dispose of any its assets or properties (including the Station and the FCC License associated with such Station that was subject to a Bridge to Sale Transfer) other than a Bridge to Sale Third Party Transaction otherwise permitted hereunder; or
     (iv) enter into or permit to exist any arrangement or agreement (other than the Loan Documents and the Bridge to Sale Transaction Documents) which directly or indirectly prohibits such Bridge to Sale Excluded Subsidiary or such Bridge to Sale License Subsidiary from creating, assuming or incurring any Lien upon its properties, revenues or assets; or
     (v) make or permit to exist or remain outstanding any Investment other than (A) an Investment constituting the Bridge to Sale Transfer to such Bridge to Sale Excluded Subsidiary and Bridge to Sale License Subsidiary which does not violate §9.17 or (B) in connection with the consummation of a Bridge to Sale Third Party Transaction, an Investment which does not violate clause (ii) of the definition of “Bridge to Sale Transaction Conditions;” or
     (vi) merge, amalgamate or consolidate (or agree to any merger, amalgamation or consolidation) or agree to or effect any asset acquisition or asset disposition, including the Capital Stock of any subsidiary, other than a Bridge to Sale Third Party Transaction otherwise permitted hereunder; or
     (vii) enter into any Bridge to Sale Transaction Document, perform any obligations thereunder or consummate a Bridge to Sale Third Party Transaction with any Person or an Affiliate of such Person in whom the Parent, the Borrower, any of their Subsidiaries, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate of any of the foregoing has made any Investment (which for purposes of this §10.15 shall include fundings pursuant to prior commitments to fund Investments) at any time in connection with the activities described in this clause (vii), or during the twelve consecutive month period ending immediately prior thereto or at any time following thereafter, other than an Investment made in connection with the consummation of a Bridge to Sale Third Party Transaction which does not violate clause (ii) of the definition of “Bridge to Sale Transaction Conditions;” or
     (viii) perform any services or activities other than those services and activities identified in the LMA Agreement entered into by such Bridge to Sale

Excluded Subsidiary or such Bridge to Sale License Subsidiary or reasonably related to the operation of a Station in the event no such LMA Agreement is in effect.
11. FINANCIAL COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit, the Borrower will comply with the following financial covenants as set forth below and which shall be calculated on a Pro Forma Basis with respect to any Permitted Acquisitions which occurred during the relevant Reference Period:
     11.1. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of each fiscal quarter of the Borrower ending during any period described in the table set forth below to exceed the ratio set forth opposite such period in such table:

Period (inclusive of dates)	Ratio
Funding Date — 11/29/07	7.50:1.00
11/30/07 – 5/30/08	7.00:1.00
5/31/08 – 5/30/09	6.50:1.00
5/31/09 – 5/30/10	6.00:1.00
5/31/10 – 2/27/11	5.50:1.00
2/28/11 – 11/29/11	5.00:1.00
11/30/11 – 5/30/12	4.50:1.00
5/31/12 and at all times thereafter	4.00:1.00
     11.2. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of the Borrower ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

Period (inclusive of dates)	Ratio
Funding Date — 5/30/08	1.15:1.00
5/31/08 and at all times thereafter	1.25:1.00
12. CLOSING CONDITIONS.
     Unless otherwise agreed to by the Administrative Agent in writing, the obligations of the Lenders to make the initial Revolving Credit Loans and the Tranche B Term Loan and of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction as of the date on which such initial Loans and any such initial Letters of Credit are to be advanced of the following conditions precedent:
     12.1. Loan Documents. Each of this Credit Agreement, the Omnibus Amendment and Reaffirmation Agreement and the Notes shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.
     12.2. Certified Copies of Governing Documents. The Administrative Agent shall have received from the Parent, the Borrower and each of the Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Funding Date, of each of its Governing Documents as in effect on such date of certification.
     12.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Parent, the Borrower and each of the Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.
     12.4. Officer’s Certificates.
     (a) The Administrative Agent shall have received from the Parent, the Borrower and each of the Subsidiaries an incumbency certificate, dated as of the Funding Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each of such Person, each of the Loan Documents to which such Person is or is to become a party; (ii) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.
     (b) The Administrative Agent shall have received from each of the Parent and the Borrower a certificate, dated as of the Funding Date, certifying that (i) each of the representations and warranties made by such Person under this Credit Agreement and the other Loan Documents are true and correct on the Funding Date as though made on such date, and (ii) each of the conditions set forth in this §12 have been satisfied.
     12.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a legal, valid and enforceable first priority (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected or provided for. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

     12.6. Perfection Certificates and UCC Search Results. The Administrative Agent shall have received from each of the Parent, the Borrower and the Subsidiaries a completed and fully executed Perfection Certificate and shall have received the results of UCC searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.
     12.7. Date Down Endorsements to Title Insurance. The Administrative Agent shall have received a date down endorsements to each Title Policy covering each Mortgaged Property, together with proof of payment of all fees and premiums for such endorsements and policies, from the Title Insurance Company and in amounts reasonably satisfactory to the Administrative Agent, insuring the interest of the Administrative Agent and each of the Lenders as mortgagee under the Mortgages.
     12.8. Financial Statements. The Administrative Agent shall have received copies of the consolidated financial statements of the Parent and its subsidiaries as at February 28, 2006, prepared in accordance with GAAP and SEC requirements, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly represents the financial position of the Parent and its subsidiaries on the date thereof and that there are no contingent liabilities of the Parent, the Borrower or any of its subsidiaries, as of the Funding Date involving material amounts, known to any officer of the Parent, the Borrower or of any of the Subsidiaries not disclosed such consolidated financial statements and the related notes thereto other than contingent liabilities disclosed to the Lenders in writing prior to the Funding Date.
     12.9. FCC Licenses; Third Party Consents.
     (a) The Borrower shall have furnished to the Administrative Agent certified copies of all FCC Licenses necessary for the operation of the business of each of the Borrower and its Subsidiaries, or necessary for the operation of any Station owned by the Borrower or any of the Subsidiaries, in each case, to the extent not previously delivered pursuant to the Existing Credit Agreement.
     (b) The Borrower shall have furnished to the Administrative Agent certified copies of all agreements pursuant to which the Operating Subsidiaries shall have acquired the rights to use the FCC Licenses held by the License Subsidiaries, in each case, to the extent not previously delivered pursuant to the Existing Credit Agreement.
     (c) All other necessary governmental and third party consents to and notices of the transactions contemplated by the Loan Documents shall have been obtained and given, and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.
     12.10. Certificates of Insurance. The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Funding Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and naming the Administrative Agent as additional insured and, on all casualty insurance, loss payee.
     12.11. Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Funding Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from:
     (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Parent and its Subsidiaries;
     (b) counsel to the Parent and its Subsidiaries in Indiana and California as applicable; and
     (c) FCC counsel to the Parent and its Subsidiaries.
     12.12. Compliance Certificate. The Administrative Agent shall have received from the Borrower a Compliance Certificate demonstrating compliance with the covenants set forth in §11 as of the Funding Date (provided that, for purposes of this §12.12, the Borrower shall use Consolidated Operating Cash Flow for the Reference Period ended May 31, 2006), together with a certificate from the principal financial or accounting officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing as of the Funding Date.
     12.13. [Intentionally Omitted]
     12.14. Financial Condition. The Administrative Agent shall be reasonably satisfied and shall have received an officer’s certificate certifying that there has been no event or occurrence which has had a Material Adverse Effect since the Balance Sheet Date.
     12.15. Payment of Fees; Administrative Agent Fee Letter. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to §§6.1 and 6.2 and all fees and expenses of the Administrative Agent’s Special Counsel and the expenses of the Administrative Agent; the Administrative Agent Fee Letter shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and the Administrative Agent shall have received a fully executed copy of such document.
     12.16. Disbursement Instructions. The Administrative Agent shall have received Loan Requests and disbursement instructions from the Borrower with respect to the proceeds of the Loans to be made on the Funding Date.

     12.17. Sources and Uses of Cash. The Administrative Agent shall have received a statement of the sources and uses of proceeds of the Loans advanced hereunder as of the date hereof.
     12.18. Accountant’s Letter. The Administrative Agent shall have received a copy of the letter to the Borrower’s accountants pursuant to §9.9.3.
     12.19. Refinancing Note Offer of Redemption and Cancellation. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrower has made an Asset Sale Offer (as defined in the Refinancing Note Indenture) and/or other tender offer for the redemption and cancellation of at least $339,600,000 of the Refinancing Notes, all in accordance with the Refinancing Note Indenture and no “Default” or “Event of Default” shall have occurred and be then continuing or would result after giving effect to such purchase or redemption under the Refinancing Note Indenture.
13. CONDITIONS TO ALL BORROWINGS.
     The obligations of the Lenders to make any Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Funding Date, shall also be subject to the satisfaction of the following conditions precedent:
     13.1. Representations True; No Event of Default. Each of the representations and warranties of the Parent, the Borrower and the Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default shall have occurred and be continuing or would have occurred as of the last day of the last Reference Period if such Loan and/or Letter of Credit had been included in Consolidated Total Funded Debt on such date. The Administrative Agent shall have received an officer’s certificate duly executed by a senior financial officer of the Borrower certifying that the Borrower would have been in compliance with §11.1 as of the last day of the then most recently ended Reference Period for which financial statements have been delivered on a pro forma basis after giving effect to the making of such Loan or issuance, renewal or extension of such Letter of Credit as if such Loan and/or Letter of Credit had been included in Consolidated Total Funded Debt on such date.

     13.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.
     13.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.
14. EVENTS OF DEFAULT; ACCELERATION; ETC.
     14.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
     (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (c) (i) the Parent or the Borrower, as applicable, shall fail to comply with any of its covenants contained in §9.2, §9.4, §9.5 (other than §9.5.5 and §9.5.6), §9.6(iii) through (vi), §9.9, §9.12, §9.15, §9.17 (other than §9.17(b)(i), §9.17 (b)(ii) and §9.17 (d)(i)), §10 or §11 after the expiration of any applicable period; or (ii) the Parent, the Borrower, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate thereof shall fail to comply with §9.17(b)(i), §9.17 (b)(ii) or §9.17(d)(i) and such failure continues for fifteen (15) days;
     (d) the Borrower or any of its Subsidiaries shall fail (i) to comply with §9.7 for ten (10) Business Days after written notice of such failure has been given to the Borrower by the Administrative Agent; or (ii) to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;
     (e) any representation or warranty of the Parent, the Borrower or any of the Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any Refinancing Note Document or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
     (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in each case in an amount greater than $5,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in each case in an amount greater than $5,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;
     (g) the Parent, the Borrower or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Parent, the Borrower or any of their respective Subsidiaries or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Parent, the Borrower or any of their respective Subsidiaries and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;
     (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent, the Borrower or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

     (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Parent, the Borrower or any of their respective Subsidiaries that, with other outstanding final judgments, undischarged, against the Parent or any of its Subsidiaries exceeds in the aggregate $5,000,000;
     (j) any default shall occur with respect to all or any part of the Subordinated Debt or the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt; the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part (other than pursuant to §10.4(d)) or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall have been made (other than pursuant to §10.4(d)) or the subordination provisions of such Subordinated Debt are found by any court, or asserted by the trustee in respect of, or any holder of, Subordinated Debt in a judicial proceeding to be, invalid or unenforceable;
     (k) any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s security interests, mortgages or liens in a material portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents otherwise than in accordance with the terms thereof with respect to the release of any Collateral or in each case with the express prior written agreement, consent or approval of the Lenders, or any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent, the Borrower or any of the Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
     (l) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $5,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $5,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and (B) is reasonably likely to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such

Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;
     (m) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days, provided that with respect to any such order relating to the renewal or availability of any Necessary Authorization, if the issuance of such order would not otherwise constitute an Event of Default under §14.1(t), it shall not cause an Event of Default solely by virtue of meeting the criteria of this clause (m);
     (n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;
     (o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;
     (p) a Change of Control shall occur;
     (q) any default or event of default shall occur under any documents entered into in connection with any Permitted Acquisition, which such default or event of default could reasonably be expected to have a Material Adverse Effect;
     (r) at any time, any of the Subsidiaries or Excluded Subsidiaries shall provide a guaranty of the Borrower’s obligations under the Refinancing Notes or any other Subordinated Debt if such subsidiary is not at such time guarantying the Obligations pursuant to the Guaranty or if such guaranty of the Borrower’s obligations under the Refinancing Notes or such other Subordinated Debt, as applicable, is not subordinated to such subsidiary’s Obligations under the Guaranty;
     (s) the commencement of proceedings to suspend, revoke, terminate or substantially and adversely modify any material FCC License or other material license of the Borrower, any of its Subsidiaries or of any Stations thereof if such proceeding shall continue uncontested for forty-five (45) days;

     (t) appropriate proceedings for the renewal of any material Necessary Authorization shall not be commenced prior to the expiration thereof or if such Necessary Authorization is not renewed or otherwise made available for the use of the Borrower or any of its Subsidiaries; provided that no Event of Default shall be deemed to occur under this clause (t) if (A) no Material Adverse Effect shall have occurred as a result of such event and (B) the Borrower shall have demonstrated compliance with §11 on a Pro Forma Basis (both before and after giving effect to such event) as though the affected Station had been sold in an Asset Sale as of the first day of the Reference Period most recently ended and the Borrower or the applicable Subsidiary received no consideration for such sale;
     (u) any contractual obligation which is necessary to the broadcasting operations of the Borrower and its Subsidiaries shall be revoked or terminated and not replaced by a substitute, without a Material Adverse Effect, within ninety (90) days after such revocation or termination;
     (v) any order of the FCC relating to any Permitted Acquisition granting or consenting to a transfer of an FCC License in connection with any Permitted Acquisition which has been completed shall not have become final and any Governmental Authority shall have entered an order reversing such order (whether or not such order shall be subject to further appeal);
     (w) any “Default” or “Event of Default” under the Refinancing Note Indenture shall have occurred;
     (x) the Parent shall fail to make any equity contribution to the Borrower in the amount or at the time required pursuant to §10.14;
     (y) (i) the Austin Partnership shall incur any Indebtedness in an aggregate amount at any one time outstanding in excess of $20,000,000 or (ii) the partnership agreement or any other governing documents relating to the Austin Partnership shall permit, after giving effect to any amendment, modification or waiver of the terms thereof, or there shall occur, any cash or other distribution (including any redemption, purchase, retirement or other acquisition of any partnership interests or return of capital attributable to any partnership interests) by the Austin Partnership to all or any of its partners which is not made simultaneously to all of its partners on a pro rata basis, in terms of both value and kind, in accordance with such partners’ proportional equity interests in the Austin Partnership; provided that it shall not be an Event of Default hereunder if the Borrower or any of its Subsidiaries receives any distribution in excess of their pro rata share as so determined or if the Borrower or any of its Subsidiaries receives any repayment of Indebtedness advanced by the Borrower or any of its Subsidiaries to the Austin Partnership;
     (z) any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof; or
     (aa) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §14.1(g) or §14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender. In addition, the Administrative Agent may direct the Borrower by notice in writing to pay (and the Borrower hereby agrees upon notice to pay) to the Administrative Agent such additional amounts of cash, to be held as security for all Reimbursement Obligations, equal to the Maximum Drawing Amount of Letters of Credit then outstanding.
     14.2. Termination of Commitments. If any one or more of the Events of Default specified in §14.1(g) or §14.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.
     14.3. Remedies. Subject to §18.1, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
     14.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:
     (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent, in its capacity as such, for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
     (b) Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s Fee and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata across all Tranches and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;
     (c) Third, upon payment and satisfaction in full in cash or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-615 of the UCC of the State of New York; and
     (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
15. ADDITIONAL FINANCING.
     15.1. Commitment Amount. At any time, and from time to time, the Borrower may solicit the Lenders and any other lending institution to provide the Borrower with additional commitments to make Loans under this Credit Agreement in an aggregate amount not to exceed four hundred fifty million dollars ($450,000,000) subject to the limitations set forth below. Neither the Administrative Agent nor any Lender shall have any obligation to provide the Borrower with all or any part of such additional commitment; provided that by execution of this Credit Agreement, the Administrative Agent and the Lenders shall be deemed to have consented, without the need for further or subsequent consent, (a) to such additional commitments which any other Lender or lending institution may agree to provide for the Loans which may be advanced in respect thereof and any resulting changes in any Commitment Percentage of any Tranche, and (b) any amendments which may be made to the Loan Documents in order to evidence and document such commitments and Loans to the extent that any such amendment (i) does not amend any of the provisions specified in §18.13(a) as requiring the consent of each Lender affected thereby, (ii) does not modify the relative priority of the Loans (including any such new Loans) and commitments (including any such new commitments) with respect to the payment, guarantees, collateral or other collateral support, and (iii) is consistent with all other requirements of this §15. The Borrower may elect to allocate all or any portion of such additional commitment among the existing Tranches or may allocate all or a portion of such additional commitment to one or more new Tranches; provided that (x) any additional Revolving Credit Loans and Revolving Credit Commitments shall mature or terminate, as the case may be, on or after the Revolving Credit Maturity Date and (y) any amounts not allocated to increase the Total Revolving Credit Commitment shall be advanced in the form of term loans under a bank term tranche or fund term tranche and any such additional term loans shall either (A) with respect to any additional term loans structured as a bank term tranche, amortize on the same or slower schedule as the Tranche B Term Loan as in effect at such time until the Tranche B Maturity Date and shall have a final maturity date on or after the Tranche B Maturity Date, and (B) with respect to any additional term loans structured as a fund term tranche, amortize either on the same schedule as the Tranche B Term Loan or have a weighted average term to maturity which is longer than the Tranche B Term Loan. Moreover, if the interest rate in respect of any additional Revolving Credit Loans, or the commitment fees payable in respect of any additional Revolving Credit Commitments, made available pursuant to this §15 exceeds the interest rate or the Commitment Fee payable in respect of the Revolving Credit Loans and the Revolving Credit Commitments as provided in §2.5 and §2.2, respectively, then the interest rate calculated in accordance with §2.5 or such Commitment Fee (as applicable) shall automatically be increased to the interest rate or the commitment fee, as the case may be, payable in respect of the additional Revolving Credit Loans and Revolving Credit Commitments made available pursuant to this §15 without the requirement of any further action or consent on the part of the Administrative Agent, any Lender or the Borrower. In addition, if the interest rate payable in respect of any additional term loans made available pursuant to this §15 at any time exceeds the interest rate payable in respect of the Tranche B Term Loan as provided in §3.5 plus 0.25%, then the interest rate payable in respect of the Tranche B Term Loan shall automatically be increased to a rate that is at all times equal to the rate payable with respect to such additional term loans less 0.25% without the requirement of any further action or consent on the part of the Administrative Agent, any Lender or the Borrower. Notwithstanding anything to the contrary set forth herein, no additional commitments shall be permitted hereunder and no additional loans may be advanced in respect thereof unless (1) no Default or Event of Default shall have occurred and be then continuing or would result after giving effect to such additional commitments and the loans to be advanced in respect thereof, assuming that such loans were fully advanced on the effective date of such additional commitments, (2) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the terms of the Credit Agreement after giving pro forma effect to such loans to be advanced in respect of the additional commitment and the application of the proceeds thereof, such compliance to be calculated based on the Borrower’s Consolidated Operating Cash Flow reported in connection with the preparation of the Borrower’s Compliance Certificate most recently delivered to the Administrative Agent, (3) with respect to each lending institution not yet a party hereto providing additional commitments, such lending institution shall have become a party to this Credit Agreement (and become subject to all the rights and obligations of a Lender hereunder) by executing the delivering to the Administrative Agent an original, executed Instrument of Accession in the form of Exhibit G hereto (an “Instrument of Accession”), (4) the Borrower shall have delivered to the Administrative Agent and the Lenders notice that such solicitation has been made and, prior to the effectiveness of such additional commitment, copies of all documents and instruments related thereto, (5) the Borrower shall have delivered to the Administrative Agent copies of updated financial projections through the final maturity date of any additional commitments provided hereunder and (6) the additional commitments and additional loans pursuant to this §15.1 (A) are permitted indebtedness under the Refinancing Note Documents, (B) constitute for purposes of the Refinancing Note Indenture, “Senior Debt” to the same degree as the Obligations in existence prior to the making of such additional loans or such additional commitments, and (C) any Revolving Credit Loans made hereunder shall constitute permitted indebtedness under the Refinancing Note Indenture without requiring the Borrower to demonstrate compliance with any leverage ratio incurrence covenants contained in the Refinancing Note Indenture. Neither the Administrative Agent nor any Lender shall have any obligation to provide the Borrower with any such additional commitments.

     15.2. Evidence of Debt. The Loans made pursuant to this §15 shall be evidenced by one or more accounts or records maintained by the applicable Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each such Lender shall be conclusive absent manifest error of the amount of the Loans made pursuant to this §15 by the applicable Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any applicable Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In addition to such accounts or records, upon request of any applicable Lender, the Borrower shall execute and deliver to such Lender, in the case of any new Tranche, a new Note for such Tranche and, in the case of an increase to an existing Tranche, an amended Note as applicable for the corresponding Tranche in the form of the appropriate Note then held by such Lender (the “Current Note”), in a principal amount equal to such Lender’s Commitment Percentage of the applicable Tranche as increased pursuant to this §15 or, if less, the outstanding amount of all loans made by such Person in respect of such Tranche, plus interest accrued thereon at the applicable rate. Within five (5) days of the receipt of the amended Note, such Lender shall deliver to the Borrower the Current Note marked “substituted.”
16. THE ADMINISTRATIVE AGENT.
     16.1. Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §16 are solely for the benefit of the Administrative Agent and the Lenders and neither the Parent nor the Borrower shall have rights as a third party beneficiary of any such provisions.
     16.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     16.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or the Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §18.2 and §14.3) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §12 and §13 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     16.4. Reliance by Administrative Agent.
     16.4.1. General. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent, the Borrower or its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     16.4.2. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     16.4.3. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this §16 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     16.5. Payments.
     16.5.1. Payments to Administrative Agent. A payment by the Parent or the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.
     16.5.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     16.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that (a) fails to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation within one Business Day of the date required to be made available to the Administrative Agent by it hereunder unless such failure has been cured or (b) fails to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, in each case as, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. The Administrative Agent may, in its discretion, apply any and all payments otherwise due to a Delinquent Lender from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute and apply such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     16.6. Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under §18.2 or §18.3 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this §16.6 are several and the failure or refusal of any Lender to reimburse the Administrative Agent for its portion of such unpaid amount shall not relieve any other Lender from its several obligation hereunder. The undertaking in this §16.6 shall survive termination of the Total Commitment, the payment of all other Obligations and the resignation of the Administrative Agent.
     16.7. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and that any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Administrative Agent to continue to act as Administrative Agent hereunder, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each

Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The Borrower agrees to pay the fees of the successor Administrative Agent as may be agreed between the Borrower and such successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §16 and §§18.2 and 18.3 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this §16 shall also constitute Bank of America’s resignation as issuer of Letters of Credit. Notwithstanding Bank of America’s resignation as Administrative Agent and issuer of Letters of Credit hereunder, Bank of America shall retain all the rights, powers, privileges and duties of the issuer of Letters of Credit hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as issuer of Letters of Credit and all Unpaid Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unpaid Reimbursement Obligations pursuant to §5.3. Upon the appointment of a successor issuer of Letters of Credit, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring issuer of Letters of Credit, as the case may be, (b) the retiring issuer of Letters of Credit shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents and (c) the successor issuer of Letters of Credit shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     16.8. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent, the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Person primarily or secondarily liable) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under §5.6, §6 and §18.2) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §6 and §18.2.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     16.9. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the book managers, arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
17. ASSIGNMENT AND PARTICIPATION.
     17.1. Successors and Assigns; Conditions to Assignment.
     (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this §17.1, (ii) by way of participation in accordance with the provisions of §17.3, (iii) by way of pledge or assignment of a security interest subject to the restrictions of §17.4, or (iv) to an SPC in accordance with the provisions of §17.1(c) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §17.3 and, to the extent expressly contemplated hereby, an Indemnified Person) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in Reimbursement Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $2,000,000, in respect of assignments of Revolving Credit Commitments and/or Revolving Credit Loans and $1,000,000, in respect of assignments of Tranche B Loans or loans made in connection with any new Tranche structured as a term tranche pursuant to §15.1 unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing and such assignee lender is not an Eligible Assignee, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit H hereto (an “Assignment and Acceptance”), together with a processing and recordation fee of $3,500; provided, however that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in the form supplied by the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to §17.2, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit

Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of §§6.3, 6.7, 6.8, 6.10, 18.2 and 18.3 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause (b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §17.3.
     (c) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under §2.8.2(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under §§6.3, 6.7, 6.8 and 6.10, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative

Agent in its sole discretion) assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     17.2. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior written notice to the Administrative Agent.
     17.3. Participations.
     (a) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s Letter of Credit Participations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) and (b) of §18.13 that directly affects such Participant. Subject to clause (b) of this §17.3, the Borrower agrees that each Participant shall be entitled to the benefits of §§6.3, 6.7, 6.8 and 6.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §17.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of §18.1 as though it were a Lender, provided such Participant agrees to be subject to §18.1 as though it were a Lender.

     (b) A Participant shall not be entitled to receive any greater payment under §6.3 §6.7, or §6.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of §6.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §6.3.3 as though it were a Lender.
     17.4. Miscellaneous Assignment Provisions. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including any portion of its Loans owing to it and its Notes, if any, held by it) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     17.5. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
18. PROVISIONS OF GENERAL APPLICATIONS.
     18.1. Setoff. The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH

DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness owed to such Lender evidenced by this Credit Agreement or any Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by this Credit Agreement and such Notes or such Reimbursement Obligations, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Credit Agreement, the Notes (if any) held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations owed to, the Note or Notes (if any) held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Obligations owed to, the Notes (if any) held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Obligations and Reimbursement Obligations owed to it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
     18.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto), other than Excluded Taxes (as defined in §6.3.2), payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income or profits) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel (and only one such Administrative Agent’s Special Counsel at any one time) and any local or FCC counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, (d) the fees, expenses and disbursements (other than reimbursements of legal fees and expenses) of the Administrative Agent, Syndication Agent or any of their respective affiliates incurred by such Person or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment bankruptcy and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Parent, the Borrower or any of the Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries, and (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §18.2 shall survive payment or satisfaction in full of all other obligations.
     18.3. Indemnification. The Borrower agrees to indemnify and hold harmless each of the Administrative Agent, the Syndication Agent and the Lenders and their respective affiliates, officers, directors, employees, agents, trustees and advisors (each such Person an “Indemnified Person”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Parent, the Borrower or any of the Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), except to the extent any of the foregoing Indemnified Liabilities result solely from the gross negligence or willful misconduct of any such Indemnified Person. In litigation, or the preparation therefor, such Indemnified Person shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §18.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §18.3 shall survive payment or satisfaction in full of all other Obligations.
     18.4. Treatment of Certain Confidential Information.
     18.4.1. Confidentiality. Each of the Lenders and the Agents agrees, on behalf of itself and each of its affiliates, directors, officers, employees and any Person which manages such Lender, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound financial industry practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, or becomes available to any of the Lenders or the Agents on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, law, rule, regulation or judicial process, (c) to such Agent’s and Lender’s Affiliates, directors, officers, employees, trustees, advisors, and agents, including, without limitation, counsel or financial advisers for any of the Lenders or Agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the information and instructed to keep such information confidential), (d) to bank examiners or any other regulatory or self-regulatory authority having or reasonably claiming to have jurisdiction over any Lender or Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agents or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee, pledgee or participant or any actual or prospective direct or indirect counterparty (or its advisors) to any swap, derivative or securitization transactions relating to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or direct or indirect counterparty (or its advisors), as the case may be, agrees to be bound by the provisions of §18.4 or (i) with the consent of the Borrower. Moreover, each of the Agents, the Lenders and any Financial Affiliate is hereby expressly permitted by the Parent and the Borrower to refer to any of the Parent, the Borrower and their respective Subsidiaries in connection with any advertising, promotion or marketing undertaken by any such Agent, such Lender or such Financial Affiliate and, for such purpose, any such Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Parent, the Borrower or any of their respective Subsidiaries or any of their businesses.

     Each of the Administrative Agent and the Lenders acknowledges that (a) any confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     18.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.
     18.4.3. Other. In no event shall any Lender or Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Parent, the Borrower or any of their respective Subsidiaries. The obligations of each Lender under this §18 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.
     18.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein and in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto (i) shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and (ii) shall survive the execution and delivery hereof and thereof and the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and (iii) shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder and have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any borrowing hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     18.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or any Note or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
     (a) if to the Parent, the Borrower or any of the Subsidiaries, at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, Attention: Jeffrey H. Smulyan, Chairman, with a copy to J. Scott Enright, Esq., Emmis Operating Company, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 and Eric Goodison, Esq., Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice; and
     (b) if to any Lender or the Administrative Agent, at such Lender’s or Administrative Agent’s address set forth on Schedule 1 hereto, with a copy to Sula R. Fiszman, Esq., Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, or such other address for notice as such party shall have last furnished in writing to the Person giving the notice.
     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under any Note or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, any Note or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, any Note or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, any Note or any Letter of Credit Applications.

     18.7. Electronic Communications.
     (a) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     (c) Change of Address, Etc. Each of Parent, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     18.8. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE PARENT AND THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN §18.6. EACH OF THE PARENT AND THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     18.9. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     18.10. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
     18.11. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §18.13.
     18.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each of the Parent and the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Parent and the Borrower (a) certifies that no representative, agent or attorney of any Lender or any Agent has represented, expressly or otherwise, that such Lender or such Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agents and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
     18.13. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Parent, the Borrower or any of the Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Parent, the Borrower and the written consent of the Required Lenders and acknowledged by the Administrative Agent; provided, however, that any amendment or waiver of any condition described in §13 shall require the written consent of the Parent, the Borrower, the Required Revolver Lenders and the Required Term Lenders and acknowledged by the Administrative Agent. Notwithstanding the foregoing, no amendment, modification or waiver shall:
     (a) without the written consent of the Parent, the Borrower and each Lender directly affected thereby:
     (i) reduce or forgive the principal amount of any Loans, Reimbursement Obligations or other amounts payable to such Lender, or reduce the rate of interest on the Loans or the amount of the Commitment Fee or Letter of Credit Fees, amend the definition of Total Leverage Ratio or any of the components thereof or the method of calculation thereof solely for purposes of calculating the Applicable Margin;
     (ii) (A) increase the aggregate amount of such Lender’s Revolving Credit Commitment or Tranche B Commitment, as the case may be, subject to increases set forth in §15; (B) extend the expiration date of such Lender’s Revolving Credit Commitment or Tranche B Commitment; or (C) change the requirement that any scheduled payments of principal of the Loans or voluntary or mandatory prepayments of the Loans or reductions in the Revolving Credit Commitments be applied pro rata to all Loans outstanding within the applicable Tranche or outstanding Revolving Credit Commitments, as applicable; and
     (iii) postpone or extend the Revolving Credit Maturity Date or the Tranche B Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) any vote to rescind any acceleration made pursuant to §14.1 of amounts owing with respect to the Loans and other Obligations and (B) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations shall require only the approval of the Required Lenders); and
     (iv) amend the definition of “Interest Period” so as to permit Eurodollar Rate Loan intervals in excess of six months without regard to a Lender’s capacity to lend in any such greater intervals; and
     (b) without the written consent of all of the Lenders, amend or waive (i) this §18.13, (ii) the definition of Required Lenders, (iii) the distribution of collateral proceeds after an Event of Default pursuant to §14.4, (iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release any material portion of the Collateral, release any material guarantor from its guaranty obligations under the Guaranty (excluding, if the Parent, the Borrower or any Subsidiary becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders), or change the seniority of any Loans or the priority of any Loans with respect to any Collateral or guarantor; or
     (c) without the consent of each Granting Lender, amend, waive or otherwise modify all or any part of the Loans that are being funded by an SPC at the time of such amendment, waiver or other modification; or
     (d) without the written consent of the Administrative Agent, (i) amend or waive §16, or amend or waive the amount or time of payment of the Administrative Agent’s Fee or any Letter of Credit Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent or (ii) affect the rights and duties of the Administrative Agent in respect of Letters of Credit issued by the Administrative Agent hereunder or under any Letter of Credit Applications or any Letter of Credit, or (iii) and, without the consent of the Required Revolver Lenders, change the definition of “Required Revolver Lenders” or (iv) and without the consent of the Required Term Lenders, change the definition of “Required Term Lenders”.
     Notwithstanding anything to the contrary contained herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Administrative Agent may, without the consent of any Lender, at its option and in its discretion:
     (i) release liens on Excluded Assets;
     (ii) release its liens on the Collateral and/or any Subsidiary from its obligations under the Guaranty solely to the extent that such Collateral and/or Subsidiary is sold (or to be sold) or otherwise disposed of in accordance with the terms of this Credit Agreement, including without limitation, §10.5.2;
     (iii) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by §10.2.1(viii);
     (iv) take any and all action necessary, including, without limitation, entering into joinder and accession agreements with additional

Subsidiaries (or RAM or the Austin Partnership, as the case may be) and amendments to any of the Security Documents, all in furtherance of the provisions of §9.13 and §9.15. Any termination or other modification of any Interest Rate Agreement with a Lender as a counterparty shall not require the consent of any other Lender hereunder; or
     (v) release its liens on the Collateral upon termination of the Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this §18.13. In each case as specified in this §18.13, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this §18.13.
     No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
     18.14. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
     18.15. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     18.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Parent each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Parent and their respective Affiliates, on the one hand, and the Administrative Agent the Lead Arrangers, on the other hand, and each of the Borrower and Parent is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Parent or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Parent with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lead Arranger has advised or is currently advising the Borrower, Parent or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower, Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Parent and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Parent hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
19. FCC APPROVAL.
     Notwithstanding anything to the contrary contained in this Credit Agreement or in the other Loan Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Credit Agreement or any of the other Loan Documents, which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders by this Credit Agreement or any of the other Loan Documents, including, at the Borrower’s cost and expense, the use of the Borrower’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Credit Agreement or any of the other Loan Documents for which such approval is required by law, including specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor’s or transferor’s portion of any application or applications for the consent to the assignment or transfer of control necessary or appropriate under the FCC’s rules and approval of any of the transactions contemplated by this Credit Agreement or any of the other Loan Documents.
20. TRANSITION ARRANGEMENTS.
     Upon the effectiveness of this Credit Agreement, this Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as otherwise provided in this §20. This Credit Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Funding Date. The execution and delivery of this Credit Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement or evidence repayment of any such indebtedness or other obligations. It is the intent of the parties hereto that this Credit Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder, secured by the Security Documents. As of the Funding Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” (as defined in the Existing Credit Agreement) shall be subsumed within and be governed by this Credit Agreement and the Notes; provided, however, that each of the “Loans” (as defined in the Existing Credit Agreement) advanced by the Existing Lenders and outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Credit Agreement shall be refinanced on the Funding Date, subject to the provisions of §6.10 hereof, with the proceeds of the Loans advanced hereunder. Interest with respect to Loans outstanding under the Existing Credit Agreement on the Funding Date shall be paid on the Funding Date. As of the Funding Date, the Existing Letters of Credit shall be deemed to be a Letter of Credit issued pursuant and subject to the conditions of §5 hereof and the Borrower hereby affirms its obligations thereunder.
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